Exhibit 99.1

Regulation FD Disclosure

On August 29, 2006, First Avenue Networks, Inc. (“First Avenue”) completed its merger (the “Merger”) with FiberTower Network Services Corp. (formerly known as FiberTower Corporation) (“Old FiberTower”) pursuant to that certain Agreement and Plan of Merger, dated May 14, 2006, among First Avenue, Marlin Acquisition Corporation and Old FiberTower. First Avenue, as the successor entity of the Merger, changed its name to FiberTower Corporation.  The Company filed a Current Report on Form 8-K (the “Merger 8-K”) relating to the Merger on August 29, 2006.  Pursuant to Item 9.01(b)(2) of Form 8-K, the Company is required to file, by amendment to the Merger 8-K, certain pro forma financial information by not later than 71 calendar days after the date on which the Merger 8-K was required to be filed.  The information contained in this Exhibit 99.1 is not the final financial information that is required to be filed on an amendment to the Merger 8-K, but is preliminary and subject to material change.  The Company intends to file an amendment to the Merger 8-K containing the required financial information within the time period required by Form 8-K.

The information set forth below has previously been provided under confidentiality agreements to certain persons in connection with a proposed private financing transaction of FiberTower.  Those confidentiality agreements will terminate upon the filing of this Current Report on Form 8-K.

For the purpose of this Exhibit 99.1, unless indicated otherwise, the terms “the company,” “FiberTower,” “we,” “us” and “our” refer to FiberTower Corporation (formerly known as First Avenue Networks, Inc.), and its consolidated subsidiaries, on a pro forma basis after giving effect to the Merger, except where the context indicates that the reference is to FiberTower Corporation itself and not its subsidiaries.  In addition, the term “notes” in this Exhibit 99.1 refers to the notes the Company is proposing to issue in a private financing transaction in reliance on Rule 144A and Regulation S under the Securities Act of 1933, as amended.

RISK FACTORS

We may not realize the anticipated benefits of the Merger due to challenges associated with integrating the companies or other factors.

The success of the Merger will depend in part on the success of our management in integrating the operations, technologies and personnel of First Avenue and Old FiberTower. Our inability to meet the challenges involved in successfully integrating the operations of these companies or otherwise to realize any of the anticipated benefits of the Merger could seriously harm our results of operations. In addition, the overall integration of the two companies may result in unanticipated operations problems, expenses, liabilities and diversion of management’s attention. The challenges involved in integration include:

•                  integrating the two companies’ operations, technologies, products and services;

•                  coordinating and integrating sales and marketing and research and development functions;

•                  demonstrating to our customers that the Merger will not result in adverse changes in business focus;

•                  assimilating the personnel of both companies and integrating the business cultures of both companies;

•                  integrating the two companies’ accounting systems;

•                  consolidating corporate and administrative infrastructures and eliminating duplicative operations; and

•                  maintaining employee morale and motivation.

We may not be able to successfully integrate these operations in a timely manner, or at all, and we may not realize the anticipated benefits of the Merger, including potential synergies or sales or growth opportunities, to the extent or in the time frame anticipated. The anticipated benefits and synergies of the Merger are based on assumptions and current expectations, not actual experience, and assume a successful integration. In addition to the potential integration challenges discussed above, our ability to realize the benefits and synergies of the business combination could be adversely impacted to the extent that our historical relationships with existing or potential customers, suppliers or strategic partners are adversely affected as a consequence of the Merger, or by practical or legal constraints on our ability to combine operations.

The pro forma financial statements presented herein for illustrative purposes may not be indicative of our financial condition or results of operations.

The pro forma financial statements contained in this Exhibit 99.1 are based on a preliminary allocation of the purchase consideration in the Merger and are subject to update and material changes. The pro forma financial statements are presented for illustrative purposes only and may not be indicative of our financial condition or results of operations for several reasons. The pro forma financial statements have been derived from the financial statements of our predecessor companies, and certain adjustments and assumptions have been made regarding FiberTower after giving effect to the Merger. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with complete accuracy. In particular, we have not yet finalized the valuation of the net tangible and intangible assets acquired, including the valuation of First Avenue’s FCC licenses, which have been determined to be indefinite-lived intangible assets, certain liabilities assumed, and residual goodwill and the related purchase accounting adjustments in connection with the Merger. The intangible assets are subject to impairment testing whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Goodwill and indefinite-lived intangible assets are also subject to impairment testing on an annual basis, regardless of whether indicators of impairment are present or changes in circumstances indicate that these assets may not be recoverable. Accordingly, there is potentially greater risk that impairment charges might be required in the future for goodwill and indefinite-lived intangible assets, as compared to finite-lived intangible assets. Moreover, the pro forma financial statements do not reflect all costs that we expect to incur in connection with the Merger. For example, the impact of any incremental costs incurred in integrating First Avenue and Old FiberTower is not reflected in the pro forma financial statements contained herein. As a result, the actual financial condition and results of operations of FiberTower following the Merger may not be consistent with, or evident from, the pro forma financial statements contained herein.

The assumptions used in preparing the pro forma financial information are preliminary and may not prove to be accurate, and other factors may affect our financial condition or results of operations. Any potential decline in our financial condition or results of operations could cause the trading price of the notes or our common stock to decline.

Charges to earnings resulting from the application of the purchase method of accounting may adversely affect the market value of our common stock.

In accordance with United States generally accepted accounting principles, we have accounted for the Merger as a reverse acquisition of First Avenue using the purchase method of accounting, which may result in charges to earnings that could have a material adverse effect on the market value of our common stock. Under the purchase method of accounting, FiberTower will allocate the total estimated purchase price to First Avenue’s net tangible assets and amortizable intangible assets based on their fair values as of the date of completion of the Merger, and will record the excess of the purchase price over those fair values as goodwill. We will incur amortization expense over the useful lives of amortizable intangible assets acquired in connection with the Merger. In addition, to the extent the value of goodwill or other intangible assets becomes impaired, we may be required to incur material charges relating to the impairment of those assets. These amortization and potential impairment charges could have a material impact on our results of operations.

For U.S. federal income tax purposes, there is a significant risk that we will not be able to deduct the interest on the notes. We may be limited in our ability to use some or all of First Avenue’s and Old FiberTower’s net operating losses for U.S. federal income tax purposes, which may increase our tax liability in future years.

There is a significant risk that the interest on the notes will not be deductible for U.S. federal income tax purposes. In addition, changes in the ownership of First Avenue as a result of the Merger may cause there to be an annual limitation on FiberTower’s use of First Avenue’s net operating loss carryforwards that arose prior to the Merger. Such limitation would be imposed in addition to any annual limitations on the use of such net operating losses that resulted from prior ownership changes. Similarly, changes in the ownership of Old FiberTower as a result of the Merger may cause there to be an annual limitation on the use of its net operating loss carryforwards that arose prior to the Merger. Such limitation also would be imposed in addition to any annual limitations that arose from prior ownership changes of Old FiberTower. Since we do not currently generate taxable income and therefore cannot currently make use of any of our net operating losses, we have not yet performed the analysis to determine whether such changes of control have occurred, but we believe it is likely that they have. Furthermore, we may experience future ownership changes that may limit our use of net operating losses. Limitations on the use of First Avenue’s and Old FiberTower’s net operating losses may increase our U.S. federal income tax liability in future years and could cause some of these net operating losses to expire unused. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Income Taxes.”

We expect to incur negative cash flows and operating losses for at least the next few years.

First Avenue generated operating and net losses since its inception, and we expect that we will generate operating and net losses and negative cash flows for at least the next few years. Old FiberTower was an early stage company and had recorded both operating and net losses in each year of its operation. Old FiberTower’s net losses were approximately $5.6 million for the year ended December 31, 2003, $12.1 million for the year ended December 31, 2004, $21.9 million for the year ended December 31, 2005, and $16.5 million for the six months ended June 30, 2006. As of June 30, 2006, Old FiberTower’s accumulated deficit was $61.6 million. On a pro forma basis after giving effect to the Merger, we had net losses of $33.2 million for the year ended December 31, 2005, and $25.7 million for the six months ended June 30, 2006. We may not achieve or sustain profitability in the future. Our ability to achieve profitability will depend, in part, on our ability to:

•                  raise adequate additional capital;

•                  attract and retain an adequate customer base;

•                  react to changes, including technological changes, in the markets we target;

•                  deploy our services in additional markets;

•                  respond to competitive developments;

•                  attract and retain experienced and talented personnel as needed; and

•                  establish strategic and maintain existing business relationships.

Accordingly, our historical revenue may not be indicative of future revenue based on comparable traffic volumes. If the prices for our communications services decrease, and if we are unable to offer additional services from which we can derive additional revenue or otherwise reduce our operating expenses, our operating results will decline and our business and financial results will suffer.

We may be unable to successfully execute any of our identified business opportunities or other business opportunities that we determine to pursue.

We currently have a limited corporate infrastructure. In order to pursue business opportunities, we will need to continue to build our infrastructure and operational capabilities. Our ability to do any of these successfully could be affected by one or more of the following factors:

•                  the ability of our equipment, our equipment suppliers or our service providers to perform as we expect;

•                  the ability of our services to achieve market acceptance;

•                  our ability to execute our business strategy, which could be affected by our limited experience in providing high-speed transmission services;

•                  our ability to effectively manage our third party relationships;

•                  our ability to negotiate acceptable agreements to secure suitable locations for our radios and antennas;

•                  our ability to manage the expansion of our operations, which could result in increased costs, high employee turnover or damage to customer relationships;

•                  our ability to attract and retain qualified personnel, which may be affected by the significant competition in our industry for persons experienced in network operations and engineering;

•                  equipment failure or interruption of service, which could adversely affect our reputation and our relations with our customers;

•                  our ability to accurately predict and respond to the rapid technological changes in our industry and the evolving demands of the markets we serve; and

•                  our ability to raise substantial additional capital to fund our growth.

Our failure to adequately address one or more of the above factors would have a significant impact on our ability to implement our business plan with respect to mobile backhaul and fiber network extensions and our ability to pursue other opportunities that arise, which might negatively affect our business.

We may require significant funds in the future, which may not be available to us, to operate and expand our business.

As of June 30, 2006, on a pro forma basis giving effect to the Merger, we had cash and cash equivalents of $108.3 million. However, our business is capital intensive, and we will require additional funds prior to March 31, 2007, which we intend to raise through our proposed private financing transaction, to fund capital expenditures and pay operating expenses. The audit report provided to potential investors in our proposed issuance of notes in a private financing transaction contained an emphasis paragraph highlighting our need for additional liquidity in the near future. As of June 30, 2006, on a pro forma basis giving effect to the Merger and our proposed issuance of notes in a private financing transaction, we would have cash and cash equivalents of $450.5 million, which includes funds deposited into an escrow account sufficient, together with proceeds of the investment thereof, to make the first four interest payments on the notes, and approximately $3.7 million of restricted cash. We anticipate that this cash would be sufficient to fund our planned capital expenditures and operating expenses through at least December 31, 2007. We may require additional funds in the future. We may be unable to secure additional financing when needed, on acceptable terms, or at all, for these purposes. Any such financing could be subject to onerous terms and could be very dilutive to our stockholders. If we are unable to secure capital when needed, our business plans could be adversely affected and our results of operations could suffer.

We invest significant resources into developing sites that may not necessarily generate significant revenues in the future.

Prior to 2005, Old FiberTower constructed networks where each site had committed customer orders prior to any network design or deployment activities. Beginning in 2005, in order to shorten the time a customer was required to wait between commitment and initial service delivery, Old FiberTower implemented a strategy to deploy networks where not all sites had committed customer orders at the start of deployment. Accordingly, we have an inventory of sites where T-1s are available for sale following completion of a deployment project, including some sites where no T-1s have yet been sold. As of June 30, 2006, we had over 1,300 constructed sites, with 800 sites then being used to deliver services to customers and generating revenues. We incur significant costs in constructing and developing a site, and if we are unable to generate sufficient revenues from the site in the future, our business and financial condition would be adversely affected.

Failure to comply with internal control attestation requirements could lead to loss of public confidence in our financial statements and negatively impact the price of the notes and our common stock.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, we will be required to include, in each Annual Report on Form 10-K beginning with our Annual Report on Form 10-K for the fiscal year ending December 31, 2007, management’s assessment of the effectiveness of the combined company’s internal control over financial reporting. Furthermore, our independent registered public accounting firm will be required to attest as to whether management’s assessment of the effectiveness of internal controls over financial reporting is fairly stated in all material respects and to separately report on whether it believes we maintained, in all material respects, effective internal control over financial reporting. Old FiberTower, as a privately held company, had not been required to review or assess its internal control procedures. Now that the Merger has been completed, we will be required to modify and apply the disclosure controls and procedures, internal controls and related corporate governance policies to include the current operations of Old FiberTower. If we fail to timely complete the development of our internal controls as a combined company and management is unable to make this assessment, or if the independent registered public accounting firm cannot timely attest to this assessment, we could be subject to regulatory sanctions, which could harm our results of operations, or we could experience a loss of public confidence in our internal controls and the reliability of our financial statements, which ultimately could negatively impact the price of the notes and our common stock.

During the audit of Old FiberTower’s fiscal year 2005 financial statements and the SAS No. 100 reviews of Old FiberTower’s first and second quarter 2006 quarterly financial statements, Old FiberTower’s independent registered public accounting firm communicated to Old FiberTower’s audit committee that they had concluded that there were three areas of significant deficiencies in the design and operation of certain internal controls that they deemed to constitute reportable conditions. These conditions related to Old FiberTower’s readiness to timely and accurately prepare financial statements within public reporting timing requirements, the sufficiency of accounting staff and systems, lease accounting and reporting processes and accounting for and administration of stock-based awards plans. We are implementing and will continue to implement measures intended to address these matters and improve our internal control over financial reporting. If these measures are insufficient to address the issues raised, or if we discover additional internal control deficiencies, (1) we may fail to meet reporting requirements established by the SEC, (2) we may fail to meet our obligations under the terms of the notes and our future indebtedness, (3) our financial statements may contain material misstatements and require restatement and (4) our business and operating results may be harmed. The restatement of previously issued financial statements could also expose us to legal risk. The defense of any such actions could cause the diversion of management’s attention and resources, and we could be required to pay damages to settle such actions if any such actions are not resolved in our favor. Moreover, we may be the subject of negative publicity focusing on the financial statement inaccuracies and resulting restatement and negative reactions by our stockholders, creditors or others with which we do business. The occurrence of any of the foregoing could harm our business and reputation and cause the price of our common stock and the value of the notes to decline.

Any future acquisitions and other material changes in our operations will likely require us to expand and possibly revise our disclosure controls and procedures, internal controls and related corporate governance policies. In addition, new and changed laws and regulations are subject to varying interpretations in many cases and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. If our efforts to comply with new or changed laws and regulations differ from the conduct intended by regulatory or governing bodies due to ambiguities or varying interpretations of the law, we could be subject to regulatory sanctions, our reputation may be harmed and the trading price of the notes and our common stock may be adversely affected.

We are a new entrant into a highly concentrated market with few potential customers.

There are only a limited number of national mobile wireless carriers in any given regional market and typically fewer than four to seven mobile wireless carriers in any given market who are potential customers for mobile wireless carrier backhaul services. Our business strategy will depend on maintaining and growing customer relationships with a small number of national mobile wireless carriers and additional wireless carriers in each market. The competitors in this market, including large telephone companies, enjoy long-standing and established relationships with all of the mobile wireless carriers. If we are unable to secure and maintain a minimum number of ongoing and growing relationships with carrier customers in each market, our results of operations will be adversely affected.

A single customer has accounted for greater than 85% of our revenues for each year of our operations.

Cingular has been our largest customer and has consistently accounted for more than 85% of Old FiberTower’s revenues in each of the past three years of operations, and accounted for approximately 78% of Old FiberTower’s revenues and approximately 75% of our revenues on a pro forma basis, in each case for the six months ended June 30, 2006. If we were to lose Cingular as a customer, or if Cingular reduced its usage of our services or became financially unable to pay our charges, our business, financial condition and operating results would be harmed. In addition, if Cingular were to encounter financial difficulties, our business could be adversely affected.

The success of our business strategy relies on the continued growth of the mobile wireless services industry and high-bandwidth broadband mobile applications in the United States.

The demand for backhaul services, and accordingly those we offer, depends on the continued growth of the mobile wireless services industry. The provision of mobile wireless services represents an evolving sector of the telecommunications industry, and is subject to a number of risks, including:

•                  the continued development and use of high-bandwidth mobile applications;

•                  historical perceptions regarding the burdens and unreliability of previous mobile wireless technologies;

•                  high rates of consumer adoption of mobile applications;

•                  increased levels of usage by subscribers;

•                  increases in the number of overall subscribers; and

•                  the continued development and market acceptance of mobile devices enabled for mobile applications.

If the mobile wireless carrier industry demand for backhaul services does not continue to grow through new subscriber additions and the adoption of high-bandwidth 3G applications, or for any other reason, our operations and financial performance will be adversely affected.

Our revenues depend on the sale of fixed-wireless T-1 backhaul circuits for mobile wireless carriers.

We derive a substantial majority of our revenues from the sale of fixed-wireless T-1 backhaul and related services to mobile wireless carriers. We expect that we will continue to derive a substantial majority of our revenues from these services in the future. Any competitor’s substitute service with similar performance and coverage characteristics and a lower cost structure could create downward price pressure and adversely affect our sales efforts. In addition, competing technologies could be developed that make our services obsolete. Accordingly, any changes in demand for our services, whether due to pricing pressure, technological changes, or otherwise, could materially and adversely affect our business and results of operations.

The telecommunications market is highly competitive, and we may be unable to compete effectively, especially against competitors with greater financial and other resources, which could materially and adversely affect our ability to attract customers and maintain and grow our sales performance. Many of our existing or emerging competitors are better established and have significantly greater resources than we do, which may make it difficult to attract and retain customers and grow revenues.

We operate in a highly competitive environment and may not be able to compete successfully. Our competitors include or could include:

•                  cable multiple system operators offering either T-1, DS-1 and higher bandwidth circuits or Ethernet-based backhaul services;

•                  incumbent and competitive local exchange carriers who offer T-1, DS-1 and higher bandwidth services or Ethernet-based backhaul services;

•                  satellite providers providing high capacity backhaul services;

•                  other fixed-wireless service providers using unlicensed or licensed spectrum, suitable for high-bandwidth transport services;

•                  fiber services providers with metro area network and distribution facilities; and

•                  electric utilities and other providers offering or planning to offer broadband access over power lines.

Moreover, we expect other existing and prospective competitors to adopt technologies or business plans similar to ours, or to seek other means to develop a product competitive with our services. Many competitors are well-established and have larger and better developed networks and systems, longer-standing relationships with customers and suppliers, greater name recognition and greater financial, technical and marketing resources than we have. These competitors can often subsidize competing services with revenues from other sources, such as consumer services, content or advertising, and thus may offer their services at lower prices. These or other competitors may also reduce the prices of their services significantly or may offer backhaul connectivity with other services, which could make their services more attractive to customers. Given the intense competition, we may be unable to compete effectively with these and other technologies and service providers and, consequently, we may be unable to attract customers and grow and maintain our sales, or we may experience difficulty in developing long-term opportunities.

An economic or wireless telecommunications industry slowdown may materially and adversely affect our business.

Slowdowns in the U.S. economy or in the telecommunications industry in the future may impact consumer demand for wireless services, thereby reducing demand for our backhaul services, or negatively impact the debt and equity markets, thereby reducing demand for our services by causing wireless carriers to delay or abandon implementation of new systems and technologies, including 3G and other wireless broadband services. Further, the war on terrorism, the threat of additional terrorist attacks, the political and economic uncertainties resulting therefrom and other unforeseen events may impose additional risks upon and adversely affect the wireless telecommunications industry and our business.

Competitors or customers may acquire radio spectrum for the purpose of offering similar fixed wireless services, which could impact our growth and negatively affect our operating results.

The FCC controls a substantial amount of radio spectrum that may be procured through auction or other licensing mechanisms and used for provision of fixed wireless services. Fixed wireless radio spectrum could be acquired by companies through sale or lease for the purpose of competing with us. Additionally, companies that we might serve with our wireless operations may elect to acquire spectrum or use spectrum they already control and develop their own fixed wireless networks. Moreover, certain unlicensed technologies may be used to provide services that could be used to compete with our services. All of these could adversely affect our business.

We depend on third parties to help deploy our infrastructure and equipment to deliver our services.

We rely on third-party contractors to deploy the infrastructure and equipment needed to provide our services. None of these third parties are contractually obligated to continue providing these services to us for any specific period of time. There are inherent risks in relying on third parties to provide these services, including:

•                  the third parties could determine not to continue providing these types of services in the future, which would require us to obtain the services from other third-party contractors, or require us to develop the capability to perform these services internally;

•                  reduced control over delivery schedules and quality of work; or

•                  defects in third-party work may not be discovered until after services have been provided, which could lead to outages, decreased performance levels and customer dissatisfaction.

If these third-party contractors are unable to provide quality services to us at reasonable prices, or if these third-party providers cease providing these services, our business could be harmed.

We may experience difficulties in constructing, upgrading and maintaining our network, which could adversely affect customer satisfaction, increase carrier turnover and reduce revenues.

We may experience quality deficiencies, cost overruns and delays on construction, maintenance and upgrade projects, including the portions of those projects not within our control. The construction of networks for backhaul services also requires the receipt of permits and approvals from numerous governmental bodies, including municipalities and zoning boards. Such bodies often limit the expansion of transmission towers and other necessary construction. Failure to receive approvals in a timely fashion can delay system rollouts and raise the cost of completing construction projects. In addition, we typically must obtain rights from land, building and tower owners to install our antennas and other equipment to provide our services. We may not be able to obtain, on terms acceptable to us, or at all, the rights necessary to construct our network and expand our services.

We also face challenges in managing and operating our network. These challenges include operating, maintaining and upgrading network and customer premises equipment to accommodate increased traffic or technological advances, and managing the sales, advertising, customer support, billing and collection functions of the business while providing reliable network service at expected speeds and levels of quality. The failure in any of these areas could adversely affect customer satisfaction, increase subscriber turnover, increase costs, decrease our revenues and otherwise have a material adverse effect on our business, prospects, financial condition and results of operations.

We are subject to comprehensive and continually evolving regulation that could increase our costs and adversely affect our ability to successfully implement our business plan.

We and some of our communications services and installations are regulated by the FCC, state agencies, local zoning authorities, and other governmental entities. Our failure to comply with these requirements may have an adverse effect on our licenses or operations and could result in sanctions, fines or other penalties. These regulators regularly conduct rulemaking proceedings and issue interpretations of existing rules. For example, the FCC has a number of proceedings still pending to implement the Telecommunications Act of 1996, and these regulatory proceedings could impose additional obligations on us, give rights to competitors, increase our costs, and otherwise adversely affect our ability to implement our business plan. Congress could also enact new legislation that could restrict the manner in which we conduct our business, impose additional obligations on us, assist our competitors in competing against us or otherwise harm our business.

If we do not retain, obtain or maintain rights to use licensed spectrum in one or more markets, we may be unable to operate in these markets, which could harm the business of the combined company and our ability to execute our business strategy.

Since we plan to provide services using licensed spectrum, we will be dependent on our ability to retain, acquire and maintain sufficient rights to use licensed spectrum by retaining our own licenses and acquiring additional microwave radio spectrum licenses, or long-term spectrum leases, in each of the markets in which we operate. Obtaining additional licensed spectrum, if required, can be a long and difficult process that can be costly and require a disproportionate amount of management resources. We may not be able to acquire, lease or maintain the spectrum necessary to execute our business strategy.

The FCC may cancel or revoke our licenses for past or future violations of the FCC’s rules, which could limit our operations and growth.

As an FCC licensee, we are subject to extensive regulatory oversight. For example, the FCC imposes requirements on the construction and technical aspects of the operation of our licenses and wireless communication systems and on the nature of the services that we can provide within a particular frequency band. The FCC’s regulations also require various regulatory filings and fees. The FCC may find that our filings made and fees paid are insufficient. The FCC also may find that the operation of our licenses or wireless communication systems violates the FCC’s rules or policies. Findings of violations by the FCC may result in fines and/or sanctions. Moreover, under some circumstances, our licenses may be canceled or conditioned, and in extreme cases, our licenses may be revoked. In addition, the FCC could change its regulations of our operations and licenses, which could impact our business. The FCC also could change its regulation of our wireless customers that are using our backhaul services, thereby impacting our operations and growth.

Our FCC licenses may not be renewed upon expiration, which could limit the expansion of our business and our ability to serve our customers and could harm our operating results.

Our spectrum licenses in the 24 GHz and 39 GHz bands are granted for ten-year terms with renewal dates ranging from 2006 to 2014. For our 24 GHz and 39 GHz licenses to qualify for renewal, we must demonstrate that we have provided “substantial service” by the end of the term of each license. The FCC’s substantial service renewal standard for both the 24 GHz and 39 GHz licenses is intended to provide licensees with flexibility in demonstrating usage of their licenses. The FCC’s “safe harbor” test provides licensees with a degree of certainty as to how to comply with the substantial service requirement. For example, for 39 GHz licensees offering point-to-point service, the FCC has said that the construction of four links per channel per million persons in the license area will meet the substantial service test. For 24 GHz point-to-point/multipoint licensees the FCC has said that a showing of four links per million persons within a service area or service to an area that has very limited access to either wireless or wireline telecommunications services will meet the substantial service test. While the safe harbors are intended to provide guidance, they are not the only way for licensees to demonstrate substantial service. Licensees may show that they have met the substantial service test in other ways, such as providing niche services or offering services to underserved consumers; however, there is little precedent in this area at this time. Accordingly, we believe that the level of service that will be considered “substantial” by the FCC at renewal may vary depending upon our type of product offering. Further, the FCC may modify its perception of substantial service and, in the future, we may offer services for which the FCC establishes more stringent substantial service requirements. The loss of some of our licenses could limit the expansion of our business and harm our operating results.

We do not currently meet the substantial service safe harbor guidance provided by the FCC for the substantial majority of our 24 and 39 GHz licenses. We are required to demonstrate substantial service at the time the licenses are renewed, and the substantial majority of our licenses will be up for renewal commencing in 2010.

On October 6, 2006, we filed a request with the FCC seeking to have the terms of 214 “rectangular service area” 39 GHz licenses extended. All of these licenses are scheduled for renewal within the next year. We have asked the FCC to grant waivers necessary to extend them until October 18, 2010, at which time other similar licenses we hold will be due for renewal. Our request is predicated upon the favorable changes in demand and technology since the earlier failures to commercialize the 39 GHz band, the efficiency of focusing on renewing our similarly situated wide-area licenses at the same time, and on the additional scale and scope available to FiberTower as a result of the Merger. A similar extension request has been made by another major 39 GHz licensee. The Commission has not acted upon our request (or that of the other licensee) and we are not able to predict whether it will be granted.

The value of our FCC licenses could decline, which could materially affect our ability to raise capital, and could have a material adverse effect on our business and the value of our stock and the collateral for the notes.

The carrying value of our mobile wireless FCC spectrum licenses comprises a significant portion of our assets. A decline in the value of our FCC licenses could negatively impact our ability to raise capital both privately and in the public markets and could significantly reduce the value and the attractiveness of our stock to investors. The value of any or all of our FCC licenses could decrease as a result of many factors, including:

•                  increases in the supply of spectrum that provides similar functionality;

•                  new radio technology in unlicensed bands that provides the same capability as our network;

•                  a decrease in the demand for services offered with any of our FCC licenses;

•                  lower values placed on similar licenses in future FCC auctions;

•                  regulatory limitations on the use, transfer or assignment of any of our FCC licenses; or

•                  bankruptcy or liquidation of any comparable companies.

Many of these factors depend on circumstances beyond our control. The occurrence of any of these events could have a material adverse effect on our ability to generate revenues and on our business, prospects, results of operations and financial condition.

Our reliance upon spectrum licensed by the FCC includes additional risks.

Our use of FCC-licensed spectrum imposes additional risks on our business, including:

•                  increases in spectrum acquisition costs;

•                  adverse changes to regulations governing spectrum/licensee rights;

•                  the risk that spectrum will not be commercially usable or free of harmful interference from licensed or unlicensed operators in its or adjacent bands;

•                  with respect to spectrum in the United States, contractual disputes with or the bankruptcy or other reorganization of the license holders, which could adversely affect control over the spectrum subject to such license;

•                  change in the FCC allocation of microwave radio spectrum, or change in the FCC rules regarding the licensing of microwave radio spectrum; and

•                  invalidation of any authorization to use all or a significant portion of the spectrum, resulting in, among other things, impairment charges related to assets recorded for such spectrum.

The FCC may determine that we are subject to common carrier regulation, which could increase our costs and result in a decline in our operations, revenues and profitability.

We currently offer our services as a private carrier and do not consider our services to be telecommunications services subject to common carrier or telecommunications carrier obligations. The FCC has broad powers to require providers of communications facilities and services to operate as common carriers, and there is significant FCC and Federal court case law in regard to this issue. Based on this body of law, we do not believe that the FCC, if it examined the issue with respect to our services, would require us to begin operating as a common carrier. However, there can be no assurance of this. Should the FCC conclude that we are a common carrier, we would become subject to a number of additional regulatory obligations. The precise nature of those obligations will vary depending upon the particular services offered, but we could be required by the FCC to offer services according to published rates, terms and conditions deemed to be just, reasonable, and non-discriminatory. We could also be required to make certain additional reports to the FCC, pay additional regulatory fees, and adhere to other requirements imposed on common carriers. Adherence to these obligations could materially affect our costs of providing services and therefore have an adverse impact on our business operations, revenues, and profitability.

If state regulatory bodies determine that our services are common carrier, intrastate services, then we may be subject to fines or sanctions for failure to obtain state regulatory authorizations. We also may be subject to regulation in those states which will increase our operating costs in those states.

If one or more states determines that we are providing intrastate, common carrier service, then we may be required to obtain regulatory authorizations in those states and/or be subject to fines or sanctions for failure to obtain regulatory authorizations in those states. As a result, we may be required to apply for and maintain Certificates of Public Convenience and Necessity in those states. We also may be required to fulfill other state requirements, such as filing tariffs and reports and contributing to state universal service funds, among other things. Such additional regulation would increase our costs.

We may be required to make certain FCC filings in the future and may be subject to fines and or sanctions for failure to file in the past.

Prior to its merger with FiberTower, First Avenue had taken the position that it was not obligated to submit certain revenue reporting forms required by the FCC’s rules to be filed by certain providers of telecommunications services. These forms are the basis of payments assessed by the FCC in support of universal service, numbering administration, telecommunications relay services for the deaf, and local number portability. There can be no assurance that the FCC will accept First Avenue’s interpretation of its filing obligations in this respect. The FCC could determine that such revenue reporting filings should have been made and that FiberTower should be assessed a fine and/or be required to make any and all payments such filings might necessitate. While Old FiberTower filed such revenue reporting forms prior to the Merger, those revenues did not meet the FCC’s threshold for Old FiberTower to make payments to the FCC’s programs described above. There can be no assurance that the FCC would accept a decision by FiberTower to suspend such filings in the future.

FCC Regulation of RF emissions and RF environments may increase our costs and/or limit our operations.

The FCC regulates the health and safety effects of radio frequency emissions for us and other wireless communications providers. Any FCC licensee whose emissions in an area exceed five percent (5%) of the total permissible emissions limit is responsible for ensuring that the site meets applicable health and safety requirements. The fixed wireless equipment we use is designed to operate at RF emission levels well below the FCC’s standard. However, if we operate in an area where other higher RF emitters are operating, we could nonetheless be required to cooperate with, and contribute financially to, efforts intended to bring the site within applicable health and safety limits.

FCC approval for conversion of the notes, if required, may not be forthcoming or may result in adverse conditions to our business or to the holders of the notes.

If the conversion of the notes into shares of our common stock would cause a change in control of FiberTower under the Communications Act of 1934, as amended and the FCC’s rules, regulations or policies promulgated thereunder, the prior approval of the FCC would be required prior to any such conversion. There can be no assurance that, at the time the conversion is contemplated, the FCC would grant such an approval, or that the FCC would grant such an approval without adverse conditions.

Interruption or failure of information technology and communications systems could impair our ability to provide services, which could damage our reputation and harm our operating results.

We have experienced service interruptions in some markets in the past and may experience service interruptions or system failures in the future. Any unscheduled service interruption will adversely affect our ability to operate our business and could result in an immediate loss of revenues. If we experience frequent or persistent system or network failures, our reputation and brand could be permanently harmed. We may make significant capital expenditures to increase the reliability of our systems, but these capital expenditures may not achieve the expected results.

We will also depend on the continuing operation of our information technology and communications systems. Any damage to or failure of these systems could result in interruptions in service. Interruptions in service could reduce revenues and harm operating results, and our brand could be damaged if people believe the network is unreliable. These systems are also vulnerable to damage or interruption from earthquakes, terrorist attacks, riots, acts of war, floods, tornadoes, hurricanes, fires, power loss, telecommunications failures, computer viruses, computer denial of service attacks or other attempts to harm our systems, and similar events. Some systems are not fully redundant, and disaster recovery planning may not be adequate. The occurrence of a natural disaster or unanticipated problems at any network centers could result in lengthy interruptions in service and adversely affect operating results.

The industries in which we operate are continually evolving. Our services may become obsolete, and we may not be able to develop competitive products or services on a timely basis or at all.

The mobile wireless services industry is characterized by rapid technological change, competitive pricing, frequent new service introductions and evolving industry standards and regulatory requirements. The backhaul infrastructure that supports this dynamic industry must be similarly flexible and able to adapt to these changes. Our success depends on our ability to anticipate and adapt to these challenges and to offer competitive services on a timely basis. We face a number of difficulties and uncertainties associated with this reliance on technological development, such as:

•                  competition from service providers using other means to deliver similar or alternative services;

•                  competition from new service providers using more efficient, less expensive technologies, including products or services not yet invented or developed;

•                  gaining and sustaining market acceptance of the technology underlying our services;

•                  realizing economies of scale;

•                  responding successfully to advances in competing technologies in a timely and cost-effective manner;

•                  migration toward standards-based technology, requiring substantial capital expenditures; and

•                  existing, proposed or undeveloped technologies that may render fixed wireless backhaul and other services less profitable or obsolete.

As the services offered by us and our competitors develop, wireless carriers may not accept our services as a commercially viable alternative to other means of delivering wireless backhaul and other services. Accordingly, our inability to keep pace with technological development could materially and adversely affect our business.

If our data security measures are breached, our reputation and business may be harmed.

We rely on the security of our networks to deliver our services to customers. Because techniques used to obtain unauthorized access to or to sabotage networks change frequently and may not be recognized until launched against a target, we may be unable to anticipate or implement adequate preventive measures against unauthorized access or sabotage. Consequently, unauthorized parties may overcome these security systems and obtain access to data on the network. We may incur costs associated with the unauthorized use of our networks including administrative and capital costs associated with detecting, monitoring and reducing the incidence of fraud. In addition, because we operate and control the network and the customers’ network connectivity, unauthorized access or sabotage of our network could result in damage to our network and to the computers or other devices used by customers or carriers. An actual or perceived breach of network security, regardless of whether the breach is our fault, could harm public perception of the effectiveness of our security measures, adversely affect our ability to attract and retain customers, expose us to significant liability and adversely affect our business prospects.

We rely on single equipment vendors for certain network components. If these components fail to perform, or if the relevant vendor fails to maintain timely supply, we may have a shortage of components and may be required to suspend or delay network deployment and service introductions.

We depend on certain single source suppliers that supply components used in our network to deliver our services. If we need alternative sources for key component parts for any reason, these component parts may not be immediately available to us. If alternative suppliers are not immediately available, we will have to identify and qualify alternative suppliers, and production or delivery of these components may be delayed. We may not be able to find an adequate alternative supplier in a reasonable time period, or on commercially acceptable terms, if at all.

In certain markets, our network facilities include single points of failure that, in the case of a failure, could cause wide scale market service disruption.

In some of our markets, some of our network facilities do not have redundant components. Accordingly, if one of these components were to fail for any reason, our network may not be able to achieve satisfactory performance levels and may even suffer outages. Any service disruptions may have an immediate and significant impact on our ability to attract, retain, and grow customer revenues, which would harm our business and operating results.

We depend on the continued availability of leases or licenses for our communications facilities.

We lease communications facilities from the owners of towers, rooftops, water towers, utility poles and other structures. We typically seek five year initial terms for our leases with three to five year renewal options. The options are generally at our option with a window of 90 to 180 days before the expiration of each term in which to terminate the agreement. Our leases in the Austin, Dallas, San Antonio and Waco, Texas markets will begin to come up for renewal in the third and fourth quarters of 2007. If these leases are terminated or if the owners of these structures are unwilling to continue to enter into leases or licenses with us in the future, we would have to seek alternative arrangements with other providers. If we are unable to continue to obtain or renew leases on satisfactory terms, our business would be harmed.

We do business with affiliated third parties and may not have obtained the most advantageous terms possible.

We lease communications facilities from two of our significant stockholders, American Tower, which received approximately 4% of our outstanding common stock pursuant to the Merger, and Crown Castle, which owns approximately 18% of our outstanding common stock. We may not have obtained the same lease terms with these stockholders as we might have obtained from unaffiliated providers.

Our limited exclusivity agreements with American Tower and Crown Castle could terminate if we fail to meet certain performance obligations under those agreements.

We have limited exclusivity agreements with American Tower and Crown Castle under which they have each agreed not to compete directly with us as a provider of backhaul services and not to invest in other entities in 20 designated markets. If we are unable to meet certain minimum backhaul service level obligations required under these agreements, these exclusivity provisions will terminate. In addition, these agreements terminate on January 2009 or on certain change-in-control transactions affecting American Tower or Crown Castle. Any such termination of these exclusivity agreements could adversely affect our business.

A portion of our communications facilities or some subset of our equipment may not have been installed with valid lease agreements and/or proper permits.

In some cases, some of our communications facilities or some of our equipment may not have been installed with valid lease agreements and/or proper permits in place. If a facilities owner were to challenge our ability to operate on that site, the resolution of the matter may require the termination of service to the customer, or an increase in operating costs associated with the locations, which could adversely affect operating results.

To be successful, we must attract, retain and motivate key employees, and the inability to do so could seriously harm us. The loss of key personnel could adversely affect our business because these individuals are important to our continued growth.

To be successful, we must attract, retain and motivate executives and other key employees and keep them focused on our strategies and goals. Competition for personnel throughout our industry is intense, and we may be unable to retain key employees or attract or retain other highly qualified employees in the future. If we are not successful in attracting new personnel or retaining and motivating our current personnel, our business and prospects could be adversely affected. Our future success depends to a significant extent on the skills, experience, performance and continued services of our senior management and other key personnel. We believe that our future success is highly dependent on our senior management to provide significant continuity in the execution of our growth plans following the recently completed merger. The loss of any members of our management team could harm our business.

We have little experience with customer renewal rates and it is difficult to predict the extent of customer renewals for our services.

We sell our services pursuant to service agreements that are generally for up to five years in length. Customers have no obligation to renew after the expiration of their initial subscription period and no assurance can be given that customers will renew at the same or higher levels of service, if at all. Moreover, under some circumstances, some of these customers have the right to cancel their service agreements prior to the expiration of the terms of their agreements. We have limited historical data with respect to rates of customer renewals, and we cannot accurately predict future customer renewal rates. Renewal rates may decline or fluctuate as a result of a number of factors, including our customers’ satisfaction or dissatisfaction with the services, the prices of the services, the prices of the services offered by competitors or mergers and acquisitions affecting our customer base. If customers do not renew their subscriptions for our services or if they renew on less favorable terms, revenues may decline and our business will suffer.

Our quarterly results of operations have fluctuated in the past and may fluctuate in the future. As a result, we may fail to meet or exceed the expectations of securities analysts or investors, which could cause the trading price of the notes and our common stock to decline.

Our quarterly results of operations have fluctuated in the past and may fluctuate in the future as a result of a variety of factors, many of which are outside of our control. If quarterly results of operations fall below the expectations of securities analysts or investors, the trading price of the notes and our common stock could decline substantially. Fluctuations in quarterly results of operations may be due to a number of factors, including, but not limited to, those listed below:

•                  our ability to increase sales to existing customers and attract new customers;

•                  the addition or loss of significant customers;

•                  the amount and timing of operating costs and capital expenditures related to the maintenance and expansion of our business, operations and infrastructure;

•                  failure of our key suppliers, including equipment and fiber service providers;

•                  the timing and success of new product and service introductions by the combined company or competitors;

•                  changes in our pricing policies or those of competitors;

•                  changes in consumer demand for mobile services;

•                  service outages or security breaches;

•                  the extent to which any of our significant customers do not renew their service agreements;

•                  limitations of the capacity of our network and systems;

•                  the timing of costs related to the development or acquisition of technologies, services or businesses;

•                  general economic, industry and market conditions and those conditions specific to the telecommunications industry; and

•                  geopolitical events such as war, threat of war or terrorist actions.

We believe that, as a result of the above listed factors, our quarterly revenues and results of operations may vary significantly in the future and that period-to-period comparisons of operating results may not be meaningful. Historical results are not reliable as an indication of future performance.

We have experienced growth in recent periods. If we fail to manage future growth effectively, we may be unable to execute our business plan, maintain high levels of service or address competitive challenges adequately.

We have substantially expanded our overall business, customer base, headcount and operations in recent periods. We increased our total number of full-time employees from 29 on December 31, 2003 to 220 on June 30, 2006. In addition, during this same period, we made substantial investments in network infrastructure, growing from 121 sites constructed and billing sites to over 1,300 sites constructed and 800 billing sites as of June 30, 2006. We will need to continue to expand our business, including the number of billing sites. We anticipate that this expansion will require substantial management effort and significant additional investment in infrastructure. In addition, we will be required to continue to improve our operational, financial and management controls and our reporting procedures, as Old FiberTower was not previously a public company. Our historic expansion has placed, and our expected future growth will continue to place, a significant strain on managerial, administrative, operational, financial and other resources. If we are unable to manage growth successfully, our business will be harmed.

Acquisitions could result in operating difficulties, dilution and distractions from our core business.

We may evaluate potential strategic transactions in the future, including acquisitions. The process of acquiring and integrating a company, business or technology is risky, may require a disproportionate amount of management or financial resources and may create unforeseen operating difficulties or expenditures. Future acquisitions could result in potentially dilutive issuances of our equity securities, the incurrence of debt, contingent liabilities or amortization expenses, or write-offs of goodwill, any of which could harm our financial condition. Future acquisitions may require additional equity or debt financing, which may not be available on favorable terms, or at all.

BUSINESS

The Company

We are a leading provider of facilities-based backhaul services to wireless carriers. Backhaul is the transport of voice, video and data traffic from a wireless carrier’s mobile base station, or cell site, to its mobile switching center, or MSC, where the traffic is then switched onto a fixed wireline telecommunications network. We utilize our comprehensive wireless spectrum assets to provide backhaul services through a hybrid radio/fiber network architecture. Our services allow wireless carriers to optimize their networks, enabling significant improvements in their availability, reliability, scalability and cost, while providing a long-term solution for the increasing demand for backhaul capacity. We secured our first national agreement with a major wireless carrier in 2002 and launched our services into our first market in Dallas, Texas in April 2003. As of June 30, 2006, our business has expanded to include master service agreements with five of the seven largest U.S. wireless carriers, representing an expected contract value of approximately $300 million. This expected value is based on our right of first refusal on future growth of T-1s at the majority of the locations currently under contract and based on our estimated T-1 growth rates. Through these master service agreements and other customer agreements, we are contracted to provide services to over 2,800 customer locations in 12 markets throughout the United States.

We believe that we are the first independent network provider in the United States focused specifically on providing backhaul services to wireless providers. Our spectrum portfolio includes, on average, over 740 MHz in the top 20 U.S. metropolitan areas and, in the aggregate, approximately 1.5 billion channel pops, calculated as the number of channels in a given area multiplied by the population, as measured in the 2000 census, covered by these channels. We believe our spectrum portfolio represents one of the largest and most comprehensive collections of millimeter wave spectrum in the United States. Our licenses extend over virtually the entire United States, and cover a population of over 284 million people.

Our networks are designed to be modular and are relatively inexpensive to deploy as compared to fixed wireline networks. The networks use mature and proven technologies, allowing us to operate at a level of reliability, referred to as a carrier-class, that is appropriate for a telecommunication carrier’s network. Our current service offerings consist of T-1 (a standardized telecommunications data service offering at 1.544 Mbps of capacity, also known as DS-1) and other bulk time division multiplexing, or TDM, transport at higher capacities. In general, we provide service between a wireless carrier’s cell site and switch, or other drop location. We have designed our network architecture to accommodate additional transport services that our customers may implement in the future, including, for example, metro Ethernet and other packet-based protocols.

We deploy networks to existing towers, rooftops, or other sites where wireless carriers have deployed cell sites. At each of these physical locations, or sites, there may be more than one wireless carrier’s cell site—each of which we refer to as a customer location. When possible, we provide service to multiple customers at a single site, using a shared infrastructure in order to increase our capital efficiency. We generate revenue in proportion to the number of customers on a site, the number of T-1s used by each customer at that site, and the price charged for each T-1. This revenue, after subtracting the cost of wireline network transport, is available to cover a fixed cost base consisting of items such as rent, insurance, utilities, and field technicians.

As of June 30, 2006, we had constructed over 1,300 sites and had over 1,100 billing customer locations. As of that date, our network was carrying over 4,500 T-1 equivalents for these 1,100 customer locations or an average of 5.69 T-1s per site. Currently, our top 100 and top 200 sites have an average of 11.5 T-1s and 9.7 T-1s, respectively. For the six months ended June 30, 2006, we generated revenue of $6.5 million and had a backlog of over 1,700 committed customer locations.

The Merger

On August 29, 2006, First Avenue, whose common stock was listed on the Nasdaq Global Market, merged with Old FiberTower. First Avenue was renamed FiberTower Corporation, and its common stock continues to be listed on the Nasdaq Global Market under the symbol “FTWR.” The Merger brought together the point-to-multipoint assets and capabilities, including Federal Communications Commission (“FCC”) area-licensed spectrum, of First Avenue with the existing Old FiberTower point-to-point network model and customer contracts, which we believe will enable us to (1) increase customer penetration among the top wireless carriers, (2) lower operational risk associated with building networks, (3) effectively deploy capital, and (4) gain improved access to capital. The Merger was accounted for as a “reverse merger,” and as a result, our financial statements after the Merger will reflect the financial results of Old FiberTower on a historical basis after applying the Merger exchange ratio to historical share-related data, and will include the results of operations of First Avenue from the effective date of the Merger.

Industry Overview

Backhaul is an essential and increasingly important component of a wireless carrier’s network. Key market factors driving increasing demand for backhaul services include rising implementation of third generation, or 3G technology, increased usage of high-bandwidth data applications and voice minutes, and expansion of wireless carriers’ geographic coverage. The recent FCC Advanced Wireless Services, or AWS, auction augmented the spectrum portfolios of the major United States wireless carriers, and other smaller competitors, including Leap Wireless and MetroPCS, which will enable expansion of wireless data offerings and geographic coverage.

The entrance of new wireless competitors (e.g., Clearwire Corporation and SpectrumCo LLC) is also expected to increase the total number of active cell sites, and hence further increase the demand for backhaul services.

As a result of wireless market trends in the United States, we project a compound annual growth rate for backhaul traffic, as measured in megabits per second, or Mbps, of 49.6% through 2010. We expect that the number of cell sites will also increase to support the introduction of the 3G services, increased usage of data and voice services, and expansion of wireless coverage areas. There are approximately 200,000 cell sites in the United States today, which we forecast to grow to 300,000 by 2010. Each cell site requires backhaul services and will require greater transport capacity over time. We expect that total backhaul revenue will grow as the number of cell sites grows and as each carrier utilizes more backhaul transport capacity. Based on our analysis, we project the total U.S. backhaul market to grow at a compound annual growth rate of 27.4% over the next five years, reaching $10.1 billion by 2010.

The majority of backhaul traffic in the United States is currently transported over a wired infrastructure, typically copper-based T-1 circuits, or in some locations fiber optic-based facilities. Copper-based networks are extensively deployed today. However, as backhaul traffic demands increase, the existing copper-based T-1 circuits will approach their capacity limits to transport voice and data traffic. Currently fiber optic networks, which have a higher capacity for the transport of voice and data traffic as compared to copper networks, service only 5% to 7% of existing cell sites. We believe that the cost prohibitive nature of building fiber optic networks to a majority of cell sites will prevent its widespread use as a backhaul alternative.

Fixed wireless backhaul, a sub-sector of the backhaul market, currently represents less than 1% of the total United States backhaul market. By 2010, we estimate the fixed wireless backhaul segment will grow to over 20% of the projected overall backhaul market of $10.1 billion. Fixed wireless backhaul provides an alternative to traditional wired backhaul infrastructure. Fixed wireless systems are more flexible, less expensive and quicker to deploy than wired networks, using building or tower mounted antennas placed at strategic points in a direct line of sight with one another. Today in Europe, as in other parts of the world, wireless backhaul accounts for a significant majority of the total market for backhauling traffic from wireless carriers. Wireless backhaul providers, working in conjunction with telecommunications equipment vendors, have evolved wireless backhaul technology and equipment, resulting in a proven and mature competitor to wireline backhaul services.

Company Strengths

Scalable Facilities-Based Network Designed for Carrier-Class Applications.  Our networks are designed to be modular, relatively inexpensive to deploy as compared to fixed wireline networks and have been specifically designed and built to provide high-capacity carrier-class backhaul transport services to wireless carriers. In contrast, most existing telephone, cable and metropolitan fiber networks are designed to provide voice and video services to a wide range of customers and are not optimized for any specific application. In addition, our networks will allow the provision of additional services, such as metro Ethernet and other packet-based protocols.

Extensive Operating Experience Utilizing Proven Technologies.  We have a demonstrated expertise and history in designing, deploying and operating fixed wireless networks to backhaul wireless traffic. We deployed our first network in Dallas, Texas in April 2003, where we provide wireless backhaul services to multiple wireless carriers. Since that time we have expanded operations to a total of 12 markets. Our networks utilize proven and mature technologies, including microwave and fiber optic equipment from major telecommunications equipment manufacturers, to provide high reliability services. The technologies we utilize for wireless backhaul are deployed extensively in Latin America, Asia and Europe.

Significant Backlog with Leading Wireless Carriers.  Our customers include several national and regional wireless carriers. As of June 30, 2006, we had entered into master services agreements with Cingular, Metro PCS, Sprint PCS, T-Mobile and Verizon Wireless. Our customer agreements are generally on five year terms, and the T-1 orders under these agreements typically provide for termination liability. We have firm commitments on greater than 2,800 customer locations, with an expected contract value of approximately $300 million. This expected value is based on our right of first refusal on future growth of T-1s at the majority of the locations currently under contract and based on our estimate of customer T-1 growth rates. We believe that we are the first independent network provider in the United States focused specifically on providing backhaul services to wireless providers. We believe we maintain a significant competitive advantage over any new market entrant given our established position in the market.

Premier Portfolio of Spectrum Assets.  Our 24 GHz spectrum and 39 GHz spectrum licenses represent what we believe to be the preeminent collection of millimeter wave spectrum licenses in the United States for backhaul and similar applications, providing breadth of geographic coverage, depth in key markets and complementary technical and propagation characteristics. Our spectrum enables us to use a wide range of radio technologies, including point-to-multipoint technologies—allowing us to achieve wider coverage and deeper market penetration than would otherwise be economically possible. Our spectrum portfolio includes, on average, over 740 MHz in the top 20 metropolitan areas in the United States and, in the aggregate, approximately 1.5 billion channel pops. These licenses, which include 754 licenses for 39 GHz spectrum and 103 licenses for 24 GHz spectrum, extend over virtually the entire continental United States, covering over 284 million people.

Significant Relationship with Leading Tower Companies.  Crown Castle International Corp. is a major investor in FiberTower, and currently holds approximately 18% of our outstanding stock. American Tower Corporation was also an early investor in FiberTower. We lease communications facilities from both companies and have limited exclusivity agreements with them, under which they have agreed not to compete directly with us as a provider of backhaul services and not to invest in our competitors in 20 FiberTower-designated markets. In the aggregate, Crown Castle and American Tower own approximately 35,000 tower and antenna sites.

Experienced and Proven Senior Management Team.  Our management team includes key personnel who have held senior positions at major communications companies including Ameritech Corporation, Flarion Technologies, IDT Spectrum, Nextel, Nortel Networks, Teligent and Winstar Communications. Our executive management team has over 125 years of combined experience in the telecommunications industry.

Business Strategy

Leverage Our Spectrum Assets and Operational Expertise.  We seek to leverage our spectrum assets by maximizing utilization of network capacity in current markets, expanding into new geographic markets and exploiting new business opportunities. We believe that in currently developed markets we can add new sites encompassing multiple customer locations with incremental investments, thereby improving capacity utilization and increasing revenue and operating cash flow.

Build Out Our Markets Based on Identified Demand.  We target new markets by identifying demand from our customers with whom we have signed master service agreements, and pre-sell firm commitments as we enter those new markets in order to decrease capital expenditure lead times and payback periods and increase our return on investment. In addition to pre-sales, we use our market knowledge (e.g., information on colocation at tower sites and expertise in estimating demand and pricing) to determine the sites in a market that we believe have the largest revenue potential, including sites not pre-sold. We believe that the combination of this market knowledge along with our ability to pre-sell lowers the risk of the buildout of new markets. We intend to use a portion of the net proceeds from our proposed private financing transaction to expand our existing network footprint in our existing markets and open additional markets. We currently intend to spend approximately $100 million in capital expenditures in 2007.

Continue to Develop Innovative Solutions that Meet the Needs of Our Customers.  Our goal is to provide solutions which simplify the operation of our customers’ networks and reduce their operating costs. Our ability to leverage our scalable network and technology allows us to meet the evolving backhaul needs of our customers quickly and in an efficient, low-cost manner. We will continue to work proactively with our existing customers to assess their service needs and requirements.

Continue to Improve the Efficiency of Our Network and Reduce Network Expenses.  Our networks are designed to be modular and therefore allow us to build out markets based on demand. We engineer our networks to serve as many customers as possible while meeting our internal return on investment thresholds. We continuously seek ways to reduce our network expenses by utilizing lit and dark fiber, testing and procuring new and more efficient network equipment, and grooming our network to maximize capacity and efficiency. As we continue to grow our customer base in established markets, the fixed cost nature of our network will allow us to add incremental traffic to our sites at a marginal cost.

Provide Highly Reliable Service.  Our deployed technologies and equipment, back office systems, field operations teams, and monitoring and diagnostic practices enable us to operate our networks at carrier-class levels of reliability. In addition to providing service level agreements to our customers, we monitor network performance and perform preventative maintenance to repair many problems before they become service-affecting or service-interrupting. Our network operations center, or NOC, provides critical monitoring and management services, enabling our customers to track their network on-line, 24 hours a day.

Competition

We compete with a range of diversified telecommunications services providers. Our competition includes:

Incumbent and Competitive Local Exchange Carriers (“LECs”).  The mobile wireless backhaul services market is currently dominated by Incumbent Local Exchange Carriers, or ILECs, including AT&T, Verizon, Embarq, and Qwest which provide backhaul services primarily over copper lines. These carriers own significant network assets and often have affiliated relationships with their mobile wireless carrier customers, such as AT&T’s relationship with Cingular and Verizon’s relationship with Verizon Wireless.

Cable Multiple System Operators (“MSOs”).  Cable MSOs, including Cox, Time Warner Cable and Comcast, among others, have the ability to offer broadband access over their networks and offer or are considering offering backhaul services.

Electric Utilities.  Electric utilities, including PPL Corporation, are offering or are planning to offer broadband access over power lines (BPL) which could evolve into a competitive backhaul service alternative.

Fiber Service Providers.  Fiber services providers, including Level 3 and Time Warner Telecom are moving aggressively to provide direct fiber optic links to cell towers.

Emerging Competition.  Satellite providers that use spectrum suitable for high-bandwidth transport services could emerge as competitors.

Other Fixed Wireless Providers.  In addition to ourselves, a number of companies, some of which have significant spectrum assets, have launched or are considering launching fixed wireless backhaul networks including NextLink (a subsidiary of XO Holdings), TowerLinks Networks, Telecom Transport Management Inc., and IDT Spectrum (a subsidiary of IDT Corporation).

We believe the combination of flexibility, cost, and scalability offered by fixed wireless technology will cause wireless backhaul to emerge as a viable large-scale solution for the backhaul market and that the combination of our spectrum assets, customer relationships, and experience designing, deploying, and maintaining a fixed wireless backhaul network will allow us to preserve our leadership position in this market.

Our Network

We launched service in Dallas, Texas in April 2003, where we provide wireless backhaul services to Cingular (formerly known as AT&T Wireless). Since that time, we have expanded operations to 12 markets. The networks we deploy and operate utilize point-to-point, or PTP, Digital Radio Links, or DRL, over the 11GHz, 18GHz and 23 GHz microwave radio spectrum licensed to us on a site-by-site basis by the FCC. We also use point-to-multipoint, or PMP, DRLs over the FCC-licensed 24 GHz spectrum and 39 GHz spectrum, which are licensed by the FCC. Our spectrum portfolio includes 754 licenses for 39 GHz spectrum and 103 licenses for 24 GHz spectrum and extends over virtually the entire United States, covering over 284 million people. We hold in excess of 750 100 MHz licenses for spectrum between 38.6 GHz and 40 GHz, or 39 GHz spectrum. We have one of the largest and most comprehensive FCC-granted millimeter wave spectrum license portfolios in the United States including, on average, over 740 MHz in the top 20 metropolitan areas. In the aggregate, our licenses represent approximately 1.5 billion channel pops.

Using our licensed radio spectrum, we transport voice, video and data traffic from wireless carrier base stations to aggregation sites, known as a Fiber Exchange Points, or FEPs. The aggregated traffic streams are converted at the FEP sites for delivery to MSCs, or other drop-off locations over fiber optic networks.

Multiple FEP sites, strategically positioned throughout our markets, support carrier traffic grooming, aggregation and signal handoff to fixed network fiber optic facilities for transport to carrier MSCs or other drop-off points. These fiber facilities are typically provided in the form of lit transport services by national or regional fiber service providers, or FSPs.

In certain cases we obtain the right to use dark fiber, where technically and economically attractive. FiberTower currently has equipment in place at FEP sites which can be modified to utilize dark fiber for a relatively small incremental cost. This process will enable FiberTower to reap significant cost savings, increase operating leverage and enhance control and reliability over transmissions to carrier MSCs or other drop-off locations.

We enter into leases at cell sites and FEPs, which provide space to place our equipment on the tower or other structure as well as ground space for an equipment cabinet. We also generally obtain rights from customers to place similar equipment in their MSC or other drop location, and in certain circumstances to place equipment in their space at a cell site.

We purchase equipment from major telecommunications equipment manufacturers and typically maintain multiple vendors for critical types of network equipment in order to ensure availability and reliability of supply. We have designed our network to use equipment that is widely available in high volume and deployed in large scale worldwide.

Advances in technology and increased competition among manufacturers have led to the development of new network equipment, such as antennas, which are less costly, more compact and capable of supporting higher transmission capacities. This has led to several economic and operational benefits for the Company, including lower rent expense, reduced structural analysis costs and deployment lead times, increased flexibility in equipment placement, and zoning fee reductions.

We manage the deployment of our networks using both internal resources as well as national and regional telecommunications contractors. In mature markets, our own local team may lead market expansion projects or direct local telecommunications contractors. For new markets where we do not yet have an established presence, we typically engage a major telecommunications deployment partner to manage the network deployment.

We manage and monitor our networks on a 24 hour per day, seven day per week basis from our NOCs. We operate a primary NOC in San Francisco, California, with redundant systems in Dallas, Texas and monitoring capabilities in Pittsburgh, Pennsylvania. Through our highly scalable backoffice systems and business processes, we enable customers to have visibility across the network and to access an integrated suite of management tools that provides insight into network status and repair activities. Our online reporting applications and processes enable increased service quality as they allow for immediate analysis of network faults and as a result, minimize repair times and outage minutes per T-1. Since 2004, we have increased our network availability by decreasing our annual outage minutes per T-1 by 44%.

The following table summarizes our license holdings and total channel pops in the 50 largest U.S. markets.

License Holdings and Channel Pops in All Markets

Basic Economic Area	24 GHz SMSA Licensed Channels(1)	39 GHz BEA Licensed Channels(2)	Total Channel Pops(3)
New York, NY	5	4	115.9
Los Angeles, CA	5	4	115.8
Chicago, IL	5	3	71.1
Washington, DC/Baltimore, MD	5	3	62.1
San Francisco, CA	5	4	55.1
Detroit, MI	5	5	54.5
Philadelphia, PA	4	4	49.5
Dallas, TX	5	3	48.5
Houston, TX	5	3	43.1
Atlanta, GA	5	3	38.8
Boston, MA	5	3	35.4
Miami, FL	5	3	29.2
Seattle, WA	5	3	26.6
Minneapolis, MN	5	2	25.8
Phoenix, AZ	5	2	25.3
Cleveland, OH	5	4	25.1
Pittsburgh, PA	4	5	24.5
St. Louis, MO	5	3	23.2
San Diego, CA	4	2	22.9
Tampa, FL	5	2	18.9
Portland, OR	4	4	18.6
Indianapolis, IN	4	4	17.9
Denver, CO	2	3	17.4
San Antonio, TX	4	4	16.4
Kansas City, MO	4	4	15.9
Orlando, FL	1	4	14.6
Puerto Rico	0	1	14.4
Sacramento, CA	4	2	13.0
Milwaukee, WI	4	3	12.8
Columbus, OH	2	4	12.1
Cincinnati, OH	3	3	11.9
Salt Lake City, UT	1	3	11.5
Raleigh, NC	1	6	11.5
Nashville, TN	1	4	10.7
New Orleans, LA	1	5	9.9
Oklahoma City, OK	1	5	9.5
Greenville, SC	1	3	9.1
Charlotte, NC	1	4	9.0
Rochester, NY	1	5	8.5
Albany, NY	1	5	8.4
Syracuse, NY	1	4	8.3
Jacksonville, FL	1	4	8.1
Austin, TX	1	5	7.8
Las Vegas, NV	1	2	7.5
Grand Rapids, MI	0	4	7.5
Memphis, TN	1	3	6.8
Louisville, KY	1	4	6.7
Norfolk, VA	2	3	6.7
Buffalo, NY	1	4	6.6
Birmingham, AL	1	3	5.7
Total Top 50 Markets	148	177	1236.1
Grand Total All Markets and Legacy Licenses	179	753	1509.7

(1)           SMSA licenses represent those licenses granted by the FCC that encompass Statistical Metropolitan Service Area. Each channel represents 80 MHz.

(2)           BEA licenses represent only those licenses granted by the FCC that encompass Economic Areas. FiberTower holds additional licenses that represent area that overlap Economic Areas and have different regulatory characteristics. These licenses are referred to as “legacy” licenses. Each channel represents 100 MHz.

(3)           Total channel pops shown in millions of pops per Basic Economic Area (based on 2000 census data).

Product and Services

As of June 30, 2006, we offered backhaul services to major wireless carriers in 12 markets across 3 geographic regions in the United States.

Current Markets Served

South Region	Midwest Region	Northeast Region
Dallas/Fort Worth	Detroit	Boston
San Antonio/Austin/Waco	Pittsburgh	New York/New Jersey
Houston	Cleveland	Washington DC/N. Virginia/S. Maryland
Denver	Chicago
West Florida

Backhaul bridges the distance between cell sites and the landline fiber optic infrastructure. Our service provides this link wirelessly using both PTP and PMP connections linked together to form a network capable of connecting customer sites to a FEP with access to wireline fiber optic networks for further connection to the carrier’s MSC.

We sell these services directly to wireless carriers, generally under multi-year service contracts. We provide service in increments of T-1s and can provide bulk capacity services (e.g., 8 T-1s, 12 T-1s). Our connections are designed to support all voice, video and data applications and all air interface technologies currently required or requested in the future by our customers.

Sales and Marketing

Our national sales organization includes direct sales groups focused on two types of customers: national carriers and regional carriers. National carriers typically have presence in all or most of our deployed markets whereas regional carriers usually have presence in a subset of our markets.

Our sales organization also includes a sales operations function that provides sales engineering, research, proposal development and customer development support. The extended sales team is comprised of field personnel who develop local customer relationships, working closely with sales teams on customer communications and programs.

Our marketing organization focuses on a range of integrated pricing, product development and market analytics, including site selection, market selection, market demand forecasting, new market survey and attributes research, custom database development and pricing.

Our customers are national and regional wireless carriers. We have entered into master services agreements with Cingular, Metro PCS, Sprint PCS, T-Mobile and Verizon Wireless.

Employees

As of June 30, 2006, we had 220 employees, of whom 32 were in Sales and Marketing; 138 were in Engineering, Market/Field Operations, and Network Operations; and 50 were in General and Administration.

None of our employees are represented by a collective bargaining agreement. We believe our relations with our employees are good and that our continued success will depend, in part, on our ability to attract and retain highly qualified and motivated employees and on maintaining positive working relations with current employees.

Facilities

Our principal executive offices are located in San Francisco, California, where we lease approximately 24,500 square feet of space. The lease continues through July 31, 2009 and does not include a renewal option. We do not own any real property. The following outlines our significant leased properties and the inside square footage of those properties:

Current Facility Descriptions

City, state (description)	Approximate Square Feet
San Francisco, CA (West headquarters and administrative)	24,500
Dallas, TX (South Region field office)	5,400
Detroit, MI (Midwest Region field office)	6,400
Sterling, VA (Northeast Region field office)	4,600
McLean, VA (Old First Avenue administrative)	11,000
Iselin, NJ (East headquarters and administrative)	8,400
Herndon, VA (Teligent’s former corporate office, which has been subleased)	33,400
Dulles, VA (Warehouse)	18,000

We lease additional field operations office and warehouse space in Brooklyn, New York; Broadview Heights, Ohio; Centennial, Colorado; Fort Worth, Texas; Foxboro, Massachusetts; Houston, Texas; Pine Brook, New Jersey; Tampa, Florida; San Antonio, Texas; White Plains, New York; and Woodridge, Illinois.

As of June 30, 2006, we also leased nominal space at over 1,850 buildings, towers or other structures for network equipment installations. Leases are typically for five-year terms, with between 3 and 5 five-year renewals, and provide for fixed rate pricing on a per-antenna basis subject to escalators, typically 3% annually. Site leases signed are currently averaging approximately $343 per month.

Legal Proceedings

We are not currently a party to any material legal proceedings. From time to time, we could become involved in various legal proceedings arising from the normal course of business activities. Depending on the amount and timing, an unfavorable resolution of a matter could materially affect the combined company’s future results of operations, cash flows or financial position in a particular period.

REGULATORY ENVIRONMENT

Government Regulation

Our wireless broadband services are subject to regulation by the FCC, and we may be subject to regulation by state and local governmental agencies. At the federal level, the FCC has jurisdiction over the use of the electromagnetic spectrum (i.e., wireless transmissions) and has exclusive jurisdiction over all interstate telecommunications services; that is, those that originate in one state and terminate in another state. State regulatory commissions have jurisdiction over intrastate communications; that is, those that originate and terminate in the same state. Municipalities may regulate limited aspects of our business by, for example, imposing zoning requirements and requiring installation permits. The regulations of these agencies are continually evolving through rulemakings and other administrative and judicial proceedings, and there is no guarantee that in the future regulatory changes will not have an adverse effect on our business. In addition, Congress is presently considering legislation that would broadly impact the communications sector; as a regulated entity, we may face additional obligations and costs in connection with such pending legislation.

Federal Regulation

FCC Licensing.  As an FCC licensee and regulatee, we are subject to comprehensive regulatory oversight, including regulations constraining ownership of us, rules governing our licenses and radio equipment, and rules related to construction and operation of our services. In addition, we are subject to certain regulatory and other fees levied by the FCC for certain classes of licenses and services. Under certain circumstances, including certain violations of FCC rules, our licenses may be revoked, canceled or conditioned, or we may be fined. Among other things, the Communications Act of 1934, as amended, and the FCC rules and regulations impose requirements on radio licensees and carriers that include regulations on the ownership, operation, acquisition and sale of the broadband operating radio systems that are needed to provide the services we offer.

Wide-area licensing.  We hold wide-area licenses in the 24.25-24.45 GHz and 25.05-25.25 GHz (24 GHz) and 38.6-40.0 GHz (39 GHz) bands. The operational rules generally provide significant flexibility to licensees operating in both the 24 GHz and 39 GHz bands. For example, licensees are permitted to offer point-to-multipoint and point-to-point services, and, at least in the 39 GHz band, will be permitted to provide mobile services upon adoption of inter-licensee coordination policies.

Point-to-point licensing.  In addition to our 24 GHz and 39 GHz licenses, we also provide transmission links utilizing licensed spectrum granted by the FCC in other bands, including 6 GHz, 10 GHz, 11 GHz, 18 GHz and 23 GHz bands. Unlike the 24 and 39 GHz wide-area licenses, the FCC grants specific fixed wireless point-to-point links in these bands. The licensee may only operate from the exact geographic coordinates identified on the license. Any changes that require operation at another coordinate require either a license modification or a new license. The FCC generally processes such applications for point-to-point microwave license on a routine basis.

License Renewal.  Our wide-area 39 GHz and 24 GHz licenses are granted for initial ten-year terms with renewal dates ranging from 2006 to 2014. To renew our licenses, we must demonstrate that at the time of renewal we have provided “substantial service,” as determined by the FCC. The “substantial service” requirement also applies to construction of the licensed frequencies. According to the FCC’s regulations, failure to construct the frequencies within the license term leads to automatic forfeiture of the license. While it is clear that the FCC’s use of the “substantial service” concept for license construction and renewal was intended to afford licensees’ additional security that their licenses would be renewed, the FCC has not had any significant occasion to construe the requirement.

For the 39 GHz and 24 GHz bands, the FCC intended that the substantial service test would provide licensees some flexibility in demonstrating usage of their spectrum. The FCC has adopted a “safe harbor” test so that licensees have some certainty in how to meet the substantial service test. For example, for 39 GHz licensees offering point-to-point service, the FCC has said that the construction of four links per channel per million persons in the license area will meet the substantial service test. For 24 GHz point-to-point/multipoint licensees the FCC has said that a showing of four links per million persons within a service area or service to an area that has very limited access to either wireless or wireline telecommunications services will meet the substantial service test. While the safe harbors are intended to provide guidance, it is not the only way for licensees to demonstrate substantial service. Licensees may show that they have met the substantial service test in other ways, such as providing niche services or offering service to underserved consumers; however, there is little precedent in this area at this time. Accordingly, we believe that the level of service that will be considered “substantial” by the FCC at renewal may vary depending upon our type of product offering. We do not currently meet the substantial service safe harbor guidance provided by the FCC for the substantial majority of our 24 and 39 GHz licenses. We are required to demonstrate substantial service at the time the licenses are renewed, and the substantial majority of the licenses are not up for renewal until 2010 to 2011.

The point-to-point licenses that we possess also have a ten year term and, as long as the point-to-point link remains operational, may be renewed by paying a minimal license renewal fee.

License Expiration Extension Waiver.

On October 6, 2006, we filed a request with the FCC seeking to have the terms of 214 “rectangular service area” 39 GHz band licenses extended. All of these licenses are scheduled for renewal within the next year. They represent approximately 15% of our total wide-area license holdings channel pops. We have asked the FCC to grant waivers necessary to extend them until October 18, 2010, at which time other similar licenses we hold will be due for renewal. Our request is predicated upon the favorable changes in demand and technology since the earlier failures to commercialize the 39 GHz band, the efficiency of focusing on renewing our similarly situated wide-area licenses at the same time, and on the additional scale and scope available to FiberTower as a result of the First Avenue merger. A similar extension request has been made by another major 39 GHz licensee. The Commission has not acted upon our request (or that of the other licensee) and we are not able to predict whether it will be granted.

Spectrum Leasing.  The FCC has also adopted regulations permitting certain classes of licensees, such as 24 GHz and 39 GHz licensees, to lease a portion, or all, of their spectrum to third parties, or Secondary Market Ruling. The FCC’s spectrum leasing rules are generally designed to promote a secondary market for spectrum and provide a number of options for leasing depending upon the degree of control that the lessee desires to be afforded. Since the ruling, we believe that the transaction costs associated with meeting FCC documentation requirements for any kind of spectrum leasing have decreased from over $20,000 per lease to a negligible amount. While generally beneficial to licensees, the FCC’s leasing rules may introduce additional competition to the types of services and products offered by the Company. Moreover, the FCC spectrum leasing rules could be modified in a manner that is not favorable to our business.

Band Sharing.  Licenses in the 39 GHz band are subject to an arrangement between the FCC and the Department of Industry of Canada regarding sharing between broadband wireless systems along the U.S.-Canada border. Additionally, this band is subject to satellite power flux density limits which might limit our ability to provide service in certain conditions if certain satellite systems receive the right to operate, and indeed do operate.

Auctions.  Since 1994, the FCC has conducted auctions of licenses for spectrum. In July 2004, the FCC auctioned seven 80 MHz licenses for 24 GHz spectrum in 176 Economic Areas (EA) covering the entire United States. As discussed below, the purchaser’s use of the spectrum was limited to areas outside the incumbent Teligent’s 24 GHz spectrum holdings. Since Teligent held the most populous areas in many of the EAs, the purchaser would be barred from operating in the metropolitan sections with arguably the most business potential. In the auction only seven licenses covering 12.8 million pops were purchased, including one by First Avenue. We acquired substantially all of the assets of Teligent in January 2005.

The Teligent licenses we have acquired are for geographic areas known as SMSAs, and were originally awarded to Teligent as replacement spectrum due to rebanding in the 18 GHz band. Importantly, new licensees in the 24 GHz band, who may be authorized for service areas larger than the SMSAs, must protect operations conducted under the Teligent authorizations.

The availability of more spectrum in the 24 GHz or 39 GHz band could increase the number of entities with which we compete. In the future, the FCC could decide to hold another 24 GHz auction. The FCC still controls a substantial amount of 39 GHz spectrum. The FCC could auction this spectrum in the future, increasing the number of entities that hold this spectrum. Additionally, the FCC has pending a proceeding considering the allocation and licensing by auction of additional spectrum in the 37-38.6 GHz range. In the future, the FCC could make available additional spectrum between 10 and 40 GHz.

SafeView’s SafeScout Interference Issues.  On September 5, 2006, we filed with the FCC a Petition for Reconsideration of the FCC’s August 4, 2006 Order granting a waiver to SafeView, Inc. to permit the certification, marketing, and operation of SafeView’s SafeScout imaging device under Part 15 of the FCC’s Rules. The SafeScout is a device that uses imaging technology to detect contraband or weapons carried by individuals, and would be particularly useful in airports. The FCC noted that, by operating as a Part 15 unlicensed device, the SafeScout must accept harmful interference and not cause interference to primary licensees. In addition, the

FCC imposed certain conditions on SafeView’s operation of the SafeScout, including limiting installations to indoor areas and maintaining a database of installed devices. Despite these steps, however, we believe that primary licensees in the 24 GHz band deserve more precise tools for managing potential harmful interference issues, especially in and around airports, where microwave services such as those provided by us are used by airport authorities and others. We filed a petition for reconsideration on September 5, 2006. Our petition has been supported in reply comments filed by the Fixed Wireless Communications Coalition. The petition remains pending before the FCC.

Policies and Service Rules for the Broadcasting-Satellite Service.  In June 2006, the FCC released a further Notice of Proposed Rulemaking specifically seeking to promote prompt commencement of the 17/24 GHz Broadcasting Satellite Service, or BSS, which is intended to introduce a new generation of broadband services to residential and business subscribers in the United States. The proposed BSS use includes ground-to-satellite uplinks in spectrum that overlaps with part of the 24 GHz spectrum for which we are licensed. In the proceeding, the FCC seeks comment on (1) whether the existing power limits for satellite earth stations in bands shared co-equally with terrestrial radiocommunications services are appropriate, and (2) whether the antenna pattern requirements applicable to BSS feeder-link stations should be modified to relieve the coordination burden on either BSS or 24 GHz or both services. We filed comments on October 16, 2006 concerning the technical requirements for inter-service operations and sharing in the 24 GHz band designed to assure that interference concerns are minimized or eliminated.

Unbundled Network Elements.  As of March 11, 2006, incumbent local exchange carriers, or ILECs, are no longer required to lease certain parts of their network at favorable costs to their competitors. Instead, Competitive Local Exchange Carriers, or CLECs, and others that had been using these unbundled network elements from the ILECs must obtain them from other sources or negotiate new supply arrangements with ILECs. This ruling affects mass market local switching and, in many circumstances, DS1 and DS3 local access and transport. We expect that the competitive carriers will seek alternative solutions and we hope to serve impacted CLECs, cable companies, and ILECs operating out-of-region, with broadband fixed wireless transport solutions.

Private Carriage.  Although there has been a narrowing of the differences in regulatory requirements applicable to common carriers and private transmission companies in recent years, the FCC regulations applicable to common carriers remains more extensive. Generally, the Communications Act regards firms that offer transmission services directly to the public for a fee as common carriers. We currently offer our fixed wireless services to particular customers with specific needs on an individual contract basis. We do not hold ourselves out to the public for the provision of our services. As such, we believe we operate as a private carrier and are not subject to the FCC’s common carrier regulations. Nonetheless, the FCC could determine that we are operating as a common carrier, and as a result, are subject to its common carrier rules and regulations which would likely increase our costs of providing service and could have an adverse impact on our business operations, revenues, and profitability.

State Regulation

Our services are non-switched wireless transmission links that we offer on a private, rather than on a common carrier basis. However, if one or more states determines that we are providing intrastate, common carrier service, we would be subject to state regulation in those states. Regulations vary in each state, but if we are deemed to be providing intrastate service, we may be required to apply for and maintain Certificates of Public Convenience and Necessity in some or all of the states in which we have operations. We also may be required to fulfill other state requirements, such as file tariffs, reports and contribute to state universal service funds, among other things.

UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS

Overview

The following unaudited pro forma condensed combined financial statements give effect to the Merger of Old FiberTower and First Avenue on August 29, 2006 under the purchase method of accounting. The following unaudited pro forma condensed combined balance sheet as of June 30, 2006 is based on the historical balance sheets of Old FiberTower and First Avenue and has been prepared to reflect the Merger as if it had been consummated on June 30, 2006. Such pro forma information is based upon the historical balance sheet data of Old FiberTower and the historical consolidated balance sheet data of First Avenue, each at June 30, 2006. The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2005 combines Old FiberTower’s historical statement of operations for the year then ended with First Avenue’s historical consolidated statement of operations for the year then ended, as if the Merger was consummated on January 1, 2005. The following unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2006 combines Old FiberTower’s historical statement of operations for the six months ended June 30, 2006 with First Avenue’s historical consolidated statement of operations for the six months ended June 30, 2006, as if the Merger was consummated on January 1, 2005.

First Avenue adopted the provisions of SFAS No. 123(R), Share-Based Payment, on January 1, 2005 using the modified prospective method. Old FiberTower adopted the provisions of SFAS No. 123(R) on January 1, 2006 using the prospective method. Therefore, the historical statements of operations of First Avenue and Old FiberTower included in the accompanying unaudited pro forma condensed combined statements of operations are not comparable with respect to the recognition of stock-based compensation.

The Merger is being accounted for herein using the purchase method of accounting. Under the purchase method of accounting, the aggregate consideration paid is allocated to the tangible and identifiable intangible assets acquired and liabilities assumed on the basis of their fair values on the transaction date. Any excess purchase price is recorded as goodwill. These unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of fair values. The actual amounts and the allocation between net tangible and intangible assets ultimately recorded may differ materially from the information presented in these unaudited pro forma condensed combined financial statements. The primary areas of the purchase price allocation that are not yet finalized relate to the valuation of identifiable intangible assets including the FCC licenses, certain fixed assets, certain liabilities assumed, and residual goodwill and the amount of restructuring charges, if any. A recent preliminary valuation conducted by a third party in conjunction with First Avenue’s December 31, 2005 intangible asset impairment testing was used by management in determining the estimated fair value of First Avenue’s FCC licenses. A final allocation is dependent upon certain valuations and other studies for which there is not currently sufficient information to make such an allocation in the accompanying unaudited pro forma condensed combined financial statements. The preliminary valuation and the allocation between net tangible and intangible assets reflected herein is subject to material change based on a final valuation of the assets acquired and liabilities assumed as of the closing date.

No account has been taken within the unaudited pro forma condensed combined financial statements of any future changes in accounting policies, any synergies or any reorganization costs (including cost savings), all of which may or may not occur as a result of the Merger. In addition, the impact of ongoing integration activities and other changes in First Avenue’s net tangible and intangible assets could cause material differences in the information presented.

These unaudited pro forma condensed combined financial statements should be read in conjunction with “Selected Historical Financial and Operating Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the historical financial statements and accompanying notes of Old FiberTower included in this Exhibit 99.1 and the historical consolidated financial statements and accompanying notes of First Avenue previously filed with the SEC. The unaudited pro forma condensed combined financial statements are not necessarily indicative of the consolidated results of operations or financial condition of the combined company that would have been reported had the Merger been completed as of the dates presented, and are not necessarily representative of future consolidated results of operations or financial condition of the combined company.

Accounting Treatment of the Merger

The Merger of First Avenue and Old FiberTower will be accounted for as a reverse acquisition under the purchase method of accounting, principally because the stockholders of Old FiberTower (i) received approximately 51% of the common stock of the combined company as a result of the Merger and (ii) designated the majority of the members of the combined company’s board of directors and committees thereof. Under this accounting treatment, Old FiberTower will be considered the acquiring entity and First Avenue will be considered the acquired entity. The financial statements of the combined company after the Merger will reflect the financial results of Old FiberTower on a historical basis after applying the exchange ratio to historical share-related data, and will include the results of operations of First Avenue from the effective date of the Merger.

FiberTower Corporation
Unaudited Pro Forma
Condensed Combined Balance Sheet
(in thousands)
June 30, 2006

	Historical		Pro Forma		Pro Forma
	FiberTower	First Avenue	Adjustments		Combined
Current assets:
Cash and cash equivalents	$42,996	$41,021	$4,162	(a)	$88,179
Certificates of deposit	—	20,116	—		20,116
Restricted cash and cash equivalents	1,842	—	—		1,842
Accounts receivable, net	1,625	562	—		2,187
Prepaid expenses and other current assets	973	412	—		1,385
Total current assets	47,436	62,111	4,162		113,709
Long-term restricted cash and cash equivalents	1,701	134	—		1,835
Property and equipment, net of accumulated depreciation and amortization	129,253	8,145	—		137,398
FCC licenses	—	60,662	68,238	(b)	128,900
Goodwill	—	90,727	266,401	(c)	357,128
Deposits and other assets	1,447	285	—		1,732
Total assets	$179,837	$222,064	$338,801		$740,702
Current liabilities:
Accounts payable	$15,039	$515	—		$15,554
Accrued compensation and related benefits	3,250	997	—		4,247
Accrued taxes other than income taxes, current portion	—	363	—		363
Deferred revenue, current portion	4	126	—		130
Accrued lease liability, current portion	—	297	—		297
Other accrued liabilities	2,980	491	—		3,471
Total current liabilities	21,273	2,789	—		24,062
Deferred revenue, less current portion	—	246	—		246
Deferred rent	490	—	—		490
Asset retirement obligations	944	—	—		944
Long-term accounts payable	291	—	—		291
Accrued lease liability, less current portion	—	251	—		251
Accrued taxes other than income taxes, less current portion	—	3,760	—		3,760
Convertible preferred stock	220,675	—	(220,675	)(d)	—
Stockholders’ equity (deficit):
			(2	)(e)
Common stock	2	67	73	(e)	140
			(281,942	)(g)
			549,541	(e)
Additional paid-in capital	1,934	281,942	220,653	(d)	772,128
Notes receivable from stockholders	(4,162)	—	4,162	(a)	—
Accumulated deficit	(61,610)	(66,991)	66,991	(f)	(61,610)
Total stockholders’ equity (deficit)	(63,836)	215,018	559,476		710,658
Total liabilities and stockholders’ equity (deficit)	$179,837	$222,064	$338,801		$740,702

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

FiberTower Corporation

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2005

(in thousands, except per share data)

	Historical
	FiberTower	First Avenue	Pro Forma Adjustments		Pro Forma Combined
Service revenues	$6,224	$1,325	$—		$7,549
Operating expenses:
Cost of service revenues (excluding depreciation and amortization)	19,224	3,470	—		22,694
Sales and marketing	3,822	2,528	—		6,350
General and administrative	4,444	8,373	—		12,817
Depreciation and amortization	3,096	105	—		3,201
Total operating expenses	30,586	14,476	—		45,062
Loss from operations	(24,362)	(13,151)	—		(37,513)
Other income (expense):
Interest income	2,683	1,825	—		4,508
Interest expense	(223)	—	—		(223)
Other	(7)	—	—		(7)
Other income, net	2,453	1,825	—		4,278
Net loss	$(21,909)	$(11,326)	$—		$(33,235)
Basic and diluted loss per share	$(1.49)	$(0.19)			$(0.28)
			(14,660	)(g)
			(58,860	)(g)
			67,204	(h)
Number of common shares used in per share amounts	14,660	58,860	52,822	(i)	120,026

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

FiberTower Corporation
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Six Months Ended June 30, 2006
(in thousands, except per share data)

	Historical
	FiberTower	First Avenue	Pro Forma Adjustments		Pro Forma Combined
Service revenues	$5,616	$883	$—		$6,499
Operating expenses (excluding depreciation and amortization):
Cost of service revenues	14,733	2,813	—		17,546
Sales and marketing	2,479	2,631	—		5,110
General and administrative	4,446	5,934	—		10,380
Depreciation and amortization	2,318	148	—		2,466
Total operating expenses	23,976	11,526	—		35,502
Loss from operations	(18,360)	(10,643)	—		(29,003)
Other income (expense):
Interest income	1,971	1,411	—		3,382
Interest expense	(98)	—	—		(98)
Other	(1)	—	—		(1)
Other income, net	1,872	1,411	—		3,283
Net loss	$(16,488)	$(9,232)	$—		$(25,720)
Basic and diluted loss per share	$(0.95)	$(0.15)			$(0.18)
Number of common shares used in per share amounts	17,403	62,856	(17,403	)(g)	140,558
			(62,856	)(g)
			67,204	(h)
			73,354	(i)

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

FIBERTOWER CORPORATION
NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS

1.  Basis of presentation

These unaudited pro forma condensed combined financial statements present the pro forma financial position and results of operations of the combined company based upon historical financial information after giving effect to the transaction and adjustments described in these footnotes. These unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations that would have been achieved had the Merger actually taken place at the dates indicated and do not purport to be indicative of the results that may be expected to occur in the future.

The unaudited pro forma condensed combined balance sheet is based on the historical balance sheets of Old FiberTower and First Avenue and has been prepared to reflect the Merger as if it had been consummated on June 30, 2006. Such pro forma information is based upon the historical balance sheet data of each of Old FiberTower and First Avenue at June 30, 2006. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2005 combines Old FiberTower’s historical statement of operations for the year then ended with First Avenue’s historical consolidated statement of operations for the year then ended, as if the Merger had been consummated on January 1, 2005. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2006 combines Old FiberTower’s historical statement of operations for the six months then ended with First Avenue’s historical consolidated statement of operations for the six months then ended, as if the Merger had been consummated on January 1, 2005.

First Avenue adopted the provisions of SFAS No. 123(R), Share-Based Payment, on January 1, 2005 using the modified prospective method. Old FiberTower adopted the provisions of SFAS No. 123(R) on January 1, 2006 using the prospective method. Therefore, the historical statements of operations of First Avenue and Old FiberTower included in the accompanying unaudited pro forma condensed combined statements of operations are not comparable with respect to the recognition of stock-based compensation.

2.  Pro forma transaction

On August 29, 2006, Old FiberTower and First Avenue merged, with First Avenue acquiring all of the issued and outstanding shares and stock options of Old FiberTower in exchange for the issuance of shares and stock options of First Avenue.

The Merger of First Avenue and Old FiberTower will be accounted for as a reverse acquisition under the purchase method of accounting, principally because the stockholders of Old FiberTower (i) received approximately 51% of the common stock of the combined company and (ii) designated the majority of the members of the combined company’s board of directors and committees thereof. Under this accounting treatment, Old FiberTower will be considered the acquiring entity and First Avenue will be considered the acquired entity. The financial statements of the combined company after the Merger will reflect the financial results of Old FiberTower on a historical basis after applying the exchange ratio to historical share-related data, and will include the results of operations of First Avenue from the effective date of the Merger.

The total purchase consideration is as follows (in thousands):

	Shares Issued	Estimated Fair Value
Shares of First Avenue common stock	67,204	$520,160
First Avenue stock options and warrants	6,280	27,497
Estimated acquisition costs incurred by FiberTower		2,000
Total Purchase Price		$549,657

The fair value per share of First Avenue common stock of $7.74 is based on the closing market price on August 29, 2006, the effective date of the Merger.

The fair value of the First Avenue stock options and warrants (all of which were fully vested at the time of the Merger), for purposes of the purchase consideration, has been calculated based on the fair value per share of First Avenue common stock described above using the Black-Scholes option pricing model with the following assumptions:

Risk-free interest rate	4.72% - 4.85%
Expected dividend yield	0%
Expected life	1 - 8.5 years
Volatility	68.1% - 106.	8%

The purchase consideration was allocated to assets acquired and liabilities assumed based on management’s preliminary analysis and estimates of their fair values, which was based partially on a valuation prepared by a third party with respect to First Avenue’s FCC licenses. Management’s estimates of fair values are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable.

The preliminary allocation of the purchase price as of June 30, 2006, which is subject to material change based on a final valuation of the assets acquired and liabilities assumed as of the closing date, is as follows:

Estimated Fair Value
Net tangible assets	$63,629
FCC Licenses	128,900
Goodwill	357,128
$549,657

3.  Pro forma adjustments

The unaudited pro forma condensed combined financial statements give effect to the transaction described in Note 2 as if it had occurred on June 30, 2006 for purposes of the unaudited pro forma condensed combined balance sheet and on January 1, 2005 for purposes of the unaudited pro forma condensed combined statements of operations. The unaudited pro forma condensed combined statements of operations do not include any restructuring charges that may arise with respect to First Avenue as a result of the transaction described in Note 2. Adjustments in the unaudited pro forma condensed combined financial statements are as follows:

(a)           Adjustment to reflect repayment with cash of notes receivable from stockholders, including accrued interest.

(b)           Adjustment to reflect preliminary estimated fair market value of the FCC spectrum. Fair market value was determined through preliminary estimates based on a third party valuation performed in connection with First Avenue’s December 31, 2005 intangible asset impairment assessment. This amount is subject to material change upon completion of a final valuation as of the closing date of the Merger (August 29, 2006).

(c)           Adjustment to eliminate First Avenue’s historical goodwill and record preliminary estimated goodwill related to the Merger.

(d)           Adjustment to reflect conversion of convertible preferred stock to common stock.

(e)           Adjustment to reflect fair value of common stock issued for First Avenue, net of adjustments to reflect the elimination of Old FiberTower’s par value common stock and the substitution of First Avenue’s par value common stock.

(f)            Adjustment to eliminate First Avenue’s historical stockholders’ equity.

(g)           Adjustment to eliminate the weighted average outstanding common shares for Old FiberTower and First Avenue and replace them with the weighted average outstanding common and preferred shares of FiberTower (adjusted for the Merger exchange ratio).

(h)           Adjustment to record First Avenue common shares outstanding at time of the Merger closing, as if such shares were outstanding at the beginning of the period.

(i)            Adjustment to record conversion of Old FiberTower preferred stock to common stock and the conversion of both common stock and preferred stock pursuant to the exchange ratio.

SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

The following selected historical financial data for Old FiberTower for the years ended December 31, 2005, 2004 and 2003 are derived from Old FiberTower’s audited consolidated financial statements. The selected historical financial data for Old FiberTower for the year ended December 31, 2002 are derived from Old FiberTower’s audited financial statements. The unaudited interim financial data for Old FiberTower for the six months ended June 30, 2006 and 2005 are derived from Old FiberTower’s unaudited financial statements. The unaudited interim financial statements for Old FiberTower include all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of the financial position and the results of operations for these periods.

Operating results for the six months ended June 30, 2006 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2006 or for any other fiscal period. The data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements of Old FiberTower and First Avenue and the notes thereto.

On August 29, 2006, First Avenue completed the Merger with Old FiberTower. The Merger was accounted for as a reverse acquisition under the purchase method of accounting principally because the stockholders of Old FiberTower (i) received approximately 51% of the common stock of the combined company as a result of the Merger and (ii) designated the majority of the members of our board of directors and committees thereof. Under this accounting treatment, Old FiberTower was considered the acquiring entity and First Avenue was considered the acquired entity. First Avenue, as the successor entity, changed its name to FiberTower Corporation. Our financial statements after the Merger will reflect the financial results of Old FiberTower on a historical basis after applying the exchange ratio to historical share-related data, and will include the results of operations of First Avenue from the effective date of the Merger. Accordingly, First Avenue’s financial statements included in its reports filed with the SEC prior to the Merger are not comparable to the historical financial statements included in the summary and selected financial information contained in this Exhibit 99.1.

	Year Ended December 31,				Six Months Ended June 30,
	2005	2004	2003	2002	2006	2005
	(dollars in thousands, except per share data)
					(Unaudited)
Statement of Operations Data:
Service revenues	$6,224	$2,624	$736	$25	$5,616	$2,244
Operating expenses:
Cost of service revenues (excluding depreciation and amortization)	19,224	8,701	2,918	18	14,733	7,359
Sales and marketing	3,822	2,572	1,572	1,077	2,479	1,773
General and administrative	4,444	2,529	1,405	2,709	4,446	1,851
Depreciation and amortization	3,096	1,233	563	87	2,318	1,332
Total operating expenses	30,586	15,035	6,458	3,891	23,976	12,315
Loss from operations	(24,362)	(12,411)	(5,722)	(3,866)	(18,360)	(10,071)
Other income (expense):
Interest income	2,683	485	140	128	1,971	224
Interest expense	(223)	(138)	(37)	(1)	(98)	(136)
Miscellaneous (expense) income, net	(7)	(1)	(7)	2	(1)	—
Other income, net	2,453	346	96	129	1,872	88
Net loss	$(21,909)	$(12,065)	$(5,626)	$(3,737)	$(16,488)	$(9,983)
Basic and diluted loss per share	$(1.49)	$(1.11)	$(0.84)	$(0.68)	$(0.95)	$(0.73)
Weighted average number of shares used in per share amounts (in thousands)	14,660	10,846	6,677	5,512	17,403	13,735

	As of December 31,
	2005	2004	2003	2002	As of June 30, 2006
					(dollars in thousands)(Unaudited)
Balance Sheet Data:
Cash and cash equivalents	$112,936	$25,620	$15,249	$10,228	$42,996
Total assets	195,849	57,102	24,067	12,880	179,837
Stockholders’ (deficit) equity	(48,539)	(22,832)	(10,819)	(5,205)	(63,836)

	As of December 31,				As of June 30,
	2005	2004	2003	2002	2006	2005
Operating Statistics:
Sites constructed	743	271	121	—	1,281	459
Billing T-1 equivalents	2,558	1,197	534	—	4,085	1,905

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in connection with “Selected Historical Financial and Operating Data” and the historical financial statements and related notes of Old FiberTower included elsewhere in this Exhibit 99.1. Some of the statements in the following discussion are forward-looking statements that are based on our management’s current expectations, estimates and projections about our business and operations. For a variety of reasons, including those described under “Risk Factors,” our actual results may differ materially. Except for our prices and unless otherwise specified, all dollar amounts presented under “Results of Operations” below are in thousands.

Since the Merger was accounted for as a reverse acquisition, our historical financial statements for periods prior to the Merger are the historical financial statements of Old FiberTower, and will include the results of First Avenue from and after the Merger. The following discussion generally relates to our financial condition and results of operations as of June 30, 2006, which was prior to the Merger, and therefore generally relates to the historical financial condition and results of operations of Old FiberTower, except where stated otherwise. As a result, the following discussion is not indicative of our future results of operations.

Overview

FiberTower provides backhaul services to wireless carriers. FiberTower began generating revenue in 2003 by providing its services in Dallas, Texas. FiberTower has commercial relationships with five of the leading wireless carriers in the United States. As of June 30, 2006, FiberTower had approximately 180 employees. FiberTower markets its services solely in the United States through its direct sales force.

FiberTower uses a variety of metrics to assess the growth and evaluate the performance of its operations. In addition to traditional financial evaluations, including performance against budget, FiberTower also considers non financial measurements, the most important of which are the number of sites constructed, the number of sites sold, number of sites billing and total T-1s billing. As of June 30, 2006, FiberTower had 1,281 sites constructed, 1,084 sites sold or billing and 722 sites billing in 12 markets within the United States. The number of sites constructed represents sites from which FiberTower could deliver its services in a particular market. The number of sites sold or billing represents the number of constructed sites from which FiberTower currently provides at least one live T-1 to a customer or has sold at least one T-1 to a customer. The number of sites billing represents the number of constructed sites from which FiberTower currently provides at least one live T-1 to a customer. As of June 30, 2006, FiberTower had 4,085 live T-1s on its network.

FiberTower considers these to be key metrics because the number of sites constructed is a key factor in determining the amount of additional capital expenditures required to grow the network and the number of field personnel required to support its operations. Sites billing and T-1 demand is an indication of the productivity of the network.

As FiberTower expands into new markets, FiberTower incurs significant up front costs for predevelopment site evaluation, site leases, cost of new capital equipment and construction costs. These expenses are incurred well in advance of receiving revenues from customers. Accordingly, in most cases, FiberTower will incur substantial upfront costs in constructing sites, without any assurance of significant future revenues from those sites.

Prior to 2005, FiberTower’s strategy was to construct networks only where a site had committed customer orders prior to any network design or deployment activities. Beginning in 2005, in order to shorten the time a customer had to wait between commitment and initial service delivery, FiberTower implemented a new strategy to deploy networks where not all sites had committed customer orders at the start of deployment. FiberTower intends to have an inventory of sites where many T-1s are available following completion of a deployment project, including some sites where no T-1s are being used to deliver services.

As of June 30, 2006, FiberTower had completed construction of 1,281 sites, of which 722 had billing customers. A constructed site may not yet be billing for various reasons including:

•                  FiberTower has sold service at that site, but has not yet commenced providing service to the customer; or

•                  FiberTower has not yet sold any service at that site, but the site is located in a market in which wireless carriers who are FiberTower’s customers operate but with whom FiberTower may not have yet secured a commitment for this specific market.

Sites where FiberTower has sold service but not yet commenced providing service may be subject to factors including:

•                  The customer is not yet able to take delivery of the T-1;

•                  Other elements of the network between the site and the drop-off location are not yet constructed, so service cannot yet be delivered; or

•                  During certain periods in certain markets, FiberTower may complete construction of sites at a faster rate than the services associated with those sites can be provisioned to the customer, resulting in a temporary increase in the number of sites not yet billing.

FiberTower’s business plan depends on the fact that most, if not all, sites will generate revenue at some future date sufficient to fully recover its investment on property and equipment. If it is unable to generate sufficient revenues from these sites in the future, its business, financial condition and results of operations would be adversely affected. FiberTower has recognized relatively limited amounts of revenues to date, has generated operating and net losses and negative cash flows and expects to generate operating and net losses and negative cash flows for the near future. (See “Liquidity and Capital Resources” below).

How FiberTower Generates Revenues

FiberTower generates revenue by charging a monthly recurring charge per circuit (a circuit is one T-1 line). The durations of FiberTower customer contracts are generally three or five years.

FiberTower has derived more than 90% of its historic revenues from two customers, Cingular Wireless and Sprint PCS as shown below:

	Year Ended December 31,			Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2003	2006	2005	2006	2005
Cingular Wireless	88.3%	86.4%	90.3%	76.7%	89.7%	78.4%	89.2%
Sprint PCS	9.3%	13.6%	8.8%	13.2%	8.2%	12.5%	9.6%

Accounts receivable from these two customers comprised the following percentages of the Company’s total accounts receivable balances at December 31, 2005 and 2004, and June 30, 2006:

	As of December 31,		As of June 30,
	2005	2004	2006
Cingular Wireless	86.9%	90.2%	67.3%
Sprint PCS	10.1%	9.8%	19.2%

FiberTower’s Cost of Service Revenues and Operating Expenses

Cost of service revenues are comprised primarily of engineering and maintenance personnel, site lease payments made to landlords for space leased at FiberTower’s sites, payments made to fiber service providers for leased fiber and costs associated with unsuccessful site acquisition. FiberTower expects cost of service revenues to increase significantly in future periods as it executes its business plan to grow its network operations into other geographic locations.

Sales and marketing expenses are comprised primarily of compensation and related benefits and travel expenses. FiberTower expects sales and marketing expenses to increase in future periods as a result of expanding its operations and the adoption of FAS 123R.

General and administrative expenses primarily consist of compensation and related benefits and travel expenses, professional fees and insurance. FiberTower expects general and administrative expenses to increase in future periods as a result of expanding operations and the adoption of FAS 123R.

Challenges Facing FiberTower’s Business

In addition to the risks described in the section entitled “Risk Factors,” there are various challenges facing FiberTower’s business including deploying in a predictable manner, scaling its business and managing growth, acquiring new customers on existing sites, the concentrated nature of FiberTower’s customers and the emerging nature of FiberTower’s market.

Deploying in a predictable manner can be challenging given the numerous landlords FiberTower must deal with in order to lease space on sites, complying with the various zoning and permitting laws of different cities or districts, and managing the contractors involved with construction, program and project management. FiberTower has taken steps to reduce deployment unpredictability by engaging with large, well-established, turnkey vendors that are experienced in this area. Additionally, FiberTower concentrates on selecting sites owned by major tower operators with whom FiberTower already has agreements, which FiberTower believes helps minimize the risk of failing to negotiate a definitive lease for a site.

FiberTower is a rapidly growing company, and hiring qualified personnel and developing processes and systems rapidly are necessary in order to grow successfully. If FiberTower cannot hire qualified employees, manage its growth and develop these systems and processes successfully, its business would be adversely affected.

As described above, acquiring customers on existing sites in a timely fashion is important for appropriate return on the capital that FiberTower invests, particularly since FiberTower incurs significant costs in preparing sites to become operational. In many cases, these costs are incurred well in advance of having committed revenue from a customer. FiberTower’s business, financial condition and results of operations would be negatively affected if it does not obtain sufficient revenues from constructed sites.

FiberTower is a new entrant into a highly concentrated market with few potential customers in any particular market. Maintaining and growing FiberTower’s existing relationships with the leading wireless carriers and developing new relationships with other carriers are critical to FiberTower’s success.

FiberTower operates in an emerging market. FiberTower’s future success depends on an increased demand for wireless services for voice and other mobile broadband services such as transmissions of photos or videos and internet communication.

As of June 30, 2006, on a pro forma basis giving effect to the Merger, we had cash and cash equivalents of $108.3 million. However, our business is capital intensive, and we will require additional funds prior to March 31, 2007, to fund capital expenditures, pay operating expenses or fund acquisitions or other business opportunities.

Internal Controls

During the audit of Old FiberTower’s fiscal year 2005 financial statements and the SAS No. 100 reviews of Old FiberTower’s first and second quarter 2006 quarterly financial statements, Old FiberTower’s independent registered public accounting firm communicated to Old FiberTower’s audit committee that they had concluded that there were three areas of significant deficiencies in the design and operation of certain internal controls that they deemed to constitute reportable conditions. Reportable conditions involve matters coming to the attention of the independent registered public accounting firm relating to significant deficiencies in the design or operation of internal control that, in the judgment of the independent registered public accounting firm, could adversely affect the organization’s ability to initiate, record, process, and report financial data consistent with the assertions of management in the financial statements. These conditions relate to Old FiberTower’s readiness to timely and accurately prepare financial statements within public reporting timing requirements, the sufficiency of accounting staff and systems, lease accounting and reporting processes and accounting for and administration of stock-based awards plans. We are implementing and will continue to implement measures intended to improve our internal control over financial reporting. While we believe that such measures will improve our internal controls, we recognize that the process of designing, implementing and maintaining effective internal controls is a continuous process that requires us to anticipate and react to changes in our business and the economic and regulatory environment. If these measures are insufficient to address the issues raised, or if we discover additional internal control deficiencies, we may fail to meet reporting requirements established by the SEC and our obligations under the terms of the notes and our future indebtedness, our financial statements may contain material misstatements and require restatement and our business and operating results may be harmed.

Results of Operations

Presented below are selected statement of operations data for the years ended December 31, 2005, 2004 and 2003 that have been derived from FiberTower’s audited financial statements which are presented elsewhere in this document. The selected statement of operations data for the three and six months ended June 30, 2006 and 2005 have been derived from FiberTower’s unaudited financial statements which are presented elsewhere in this document. The unaudited interim financial statements include, in the opinion of FiberTower’s management, all adjustments, which include only normal recurring adjustments, that FiberTower’s management considers necessary for a fair presentation of the financial information set forth in those statements. This information should be read together with the financial statements and related notes that are included elsewhere in this document. FiberTower’s historical results are not necessarily indicative of the results that are expected in future periods.

Statement of Operations Data:
(In thousands)

	Year Ended December 31,			Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2003	2006	2005	2006	2005
				(Unaudited)		(Unaudited)
Service revenues	$6,224	$2,624	$736	$3,093	$1,335	$5,616	$2,244
Cost of service revenues (excluding depreciation and amortization)	19,224	8,701	2,918	8,409	4,042	14,733	7,359
Sales and marketing	3,822	2,572	1,572	1,600	876	2,479	1,773
General and administrative	4,444	2,529	1,405	2,604	909	4,446	1,851
Depreciation and amortization	3,096	1,233	563	1,291	719	2,318	1,332
Interest income (net of interest expense)	2,460	347	103	801	23	1,873	88

The following table sets forth selected statement of operations data as a percentage of service revenues for FiberTower for each of the periods indicated.

	Year Ended December 31,			Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2003	2006	2005	2006	2005
Service revenues	100%	100%	100%	100%	100%	100%	100%
Cost of service revenues (excluding depreciation and amortization)	309%	332%	396%	272%	303%	262%	328%
Sales and marketing	61%	98%	214%	52%	66%	44%	79%
General and administrative	71%	96%	191%	84%	68%	79%	82%
Depreciation and amortization	50%	47%	76%	42%	54%	41%	59%
Interest income (net of interest expense)	40%	13%	14%	26%	2%	33%	4%

Three months ended June 30, 2006 compared to three months ended June 30, 2005.

Service revenues for the second quarter of 2006 increased 132% to $3.1 million from $1.3 million in the second quarter of 2005. This increase was primarily driven by the addition of 301 new billing sites (and an additional 2,180 active T-1 lines) to FiberTower’s network during the previous 12 months combined with adding new customers on existing sites.

Cost of service revenues (excluding depreciation and amortization) increased 108% to $8.4 million for the second quarter of 2006, compared to $4.0 million for the second quarter of 2005, as a result of additional costs incurred to support the billing sites that were added to the network during the past year. Service revenues tend to lag cost of service revenues initially for new sites, especially in new markets, because there are certain upfront costs that are generally incurred for a period of time before a site generates revenue. These costs include predevelopment site evaluation expenses, lease payments that are incurred as a site is being constructed, payments to fiber service providers in order to ensure sufficient capacity is available to carry new traffic, as well as costs related to unsuccessful site acquisitions that are incurred during deployment. Due to the fact that most of FiberTower’s sites are relatively new, cost of service revenues (excluding depreciation and amortization) has exceeded service revenues.

Sales and marketing expenses increased 83% to $1.6 million for the second quarter of 2006, compared to $876,000 for the second quarter of 2005 due to increased marketing efforts. General and administrative expenses increased 186% to $2.6 million for the first quarter of 2006, from $909,000 for the second quarter of 2005. This increase is the result of increases in personnel costs due to an increase in headcount and professional fees to support FiberTower’s growth.

Depreciation and amortization expense increased 80% to $1.3 million for the second quarter of 2006 from $719,000 for the second quarter of 2005. This increase was due to an increase of 301 network sites that became billing during the past 12 months.

Interest income net of interest expense totaled $800,000 for the second quarter of 2006 as compared to $23,000 for the second quarter of 2005. This increase was due to increased interest income resulting from cash proceeds from the $150 million Series A Preferred Stock financing that closed in July 2005.

Six months ended June 30, 2006 compared to six months ended June 30, 2005.

Service revenues for the six months ended June 30, 2006 increased 150% to $5.6 million from $2.2 million in the six months ended June 30, 2005. This increase was primarily driven by the addition of 301 new billing sites and a 114% increase in billing T-1s to its network during the previous 12 months combined with adding new customers on existing sites.

Cost of service revenues (excluding depreciation and amortization) increased 100% to $14.7 million for the six months ended June 30, 2006, compared to $7.4 million for the six months ended June 30, 2005, as a result of additional costs incurred to support the billing sites that were added to the network during the past year. Service revenues tend to lag cost of service revenues initially for new sites, especially in new markets, because there are certain upfront costs that are generally incurred for a period of time before a site generates revenue. These costs include predevelopment site evaluation expenses, lease payments that are incurred as a site is being constructed, payments to fiber service providers in order to ensure sufficient capacity is available to carry new traffic, as well as costs related to unsuccessful site acquisitions that are incurred during deployment. Due to the fact that most of FiberTower’s sites are relatively new, cost of service revenues (excluding depreciation and amortization) has exceeded service revenues.

Sales and marketing expenses increased 40% to $2.5 million for the six months ended June 30, 2006, compared to $1.8 million for the six months ended June 30, 2005 due to the concentration of marketing efforts to a limited number of customers. General and administrative expenses increased 140% to $4.4 million for the six months ended June 30, 2006, from $1.9 million for the six months ended June 30, 2005. This increase is the result of increases in personnel costs due to an increase in headcount and professional fees to support FiberTower’s growth.

Depreciation and amortization expense increased 74% to $2.3 million for the six months ended June 30, 2006 from $1.3 million for the six months ended June 30, 2005. This increase was due to an increase of 301 network sites that became billing during the past 12 months.

Interest income net of interest expense totaled $1.9 million for the six months ended June 30, 2006 as compared to $88,000 for the six months ended June 30, 2005. This increase was due to increased interest income resulting from cash proceeds from the $150 million Series A Preferred Stock financing that closed in July 2005.

Year ended December 31, 2005 compared to year ended December 31, 2004

Service revenues for 2005 increased 137% to $6.2 million from $2.6 million in 2004. This increase was primarily due to the addition of 275 new billing sites to FiberTower’s network during the year combined with adding new customers on FiberTower’s existing sites.

Cost of service revenues (excluding depreciation and amortization) increased 121%, or $10.5 million, to $19.2 million for 2005, compared to $8.7 million for 2004, as a result of costs incurred to support the expanding network. The increase in cost of revenues was due to the increase of upfront costs associated with the addition of the new sites to the network in advance of receiving significant revenues from these sites.

Sales and marketing expenses increased 49%, or $1.2 million, to $3.8 million for 2005, compared to $2.6 million for 2004. This increase is a result of additional salaries and benefits to support FiberTower’s sales efforts as well as increases in travel expenses.

General and administrative expenses increased 76%, or $1.9 million, to $4.4 million for 2005, from $2.6 million for 2004. This increase is the result of increases in personnel costs due to increases in headcount and professional fees to support FiberTower’s growth.

Depreciation and amortization expense increased to $3.1 million for 2005 from $1.2 million for 2004. This increase resulted from an increase of 275 billing sites in FiberTower’s network.

Interest income net of interest expense totaled $2.5 million for 2005 as compared to $347,000 for 2004. This increase was due to increased interest income resulting from cash proceeds from the $150 million Series A Preferred Stock financing that closed in July 2005.

Year ended December 31, 2004 compared to year ended December 31, 2003

Service revenues for 2004 increased 257% to $2.6 million from $736,000 in 2003. This increase was primarily due to the addition of 133 billing sites to FiberTower’s network during 2004 combined with increased customer usage on existing sites.

Cost of service revenues (excluding depreciation and amortization) increased 198%, or $5.8 million, to $8.7 million for 2004, compared to $2.9 million for 2003 as a result of costs incurred to support the expanded network.

Sales and marketing expenses increased 64%, or $1.0 million, to $2.6 million for 2004, compared to $1.6 million for 2003. This increase is a result of additional salaries and benefits as well as increases in travel expenses to support FiberTower’s sales efforts.

General and administrative expenses increased 80%, or $1.2 million, to $2.6 million for 2004, from $1.4 million for 2003. This increase is the result of increases in personnel costs and professional fees to support FiberTower’s growth.

Depreciation and amortization expense increased to $1.2 million for 2004 from $563,000 for 2003. This increase resulted from an increase of 133 billing sites in FiberTower’s network during 2004.

Interest income net of interest expense was $347,000 for 2004 as compared with $103,000 for 2003. This increase was due to increased interest income resulting from cash proceeds of $39.0 million from FiberTower’s Series C Preferred Stock financing that was completed in February 2004.

Liquidity and Capital Resources

Since its inception, FiberTower’s activities have consisted principally of developing, deploying and operating its network. FiberTower has largely relied on the proceeds from sale of convertible preferred stock and, to a much lesser extent, exercises of stock options, as its primary sources of capital to fund this development. Through June 30, 2006, FiberTower has raised net proceeds of $221 million from sales of convertible preferred stock. All of FiberTower’s preferred stock was converted into common stock in connection with the Merger.

FiberTower’s primary liquidity needs arise from capital requirements necessary to expand its network and fund operating losses. With the Merger consummated, FiberTower, on a consolidated basis, had cash and cash equivalents of approximately $85 million at August 31, 2006. Management believes the combined cash and cash equivalents of Old FiberTower and First Avenue will be sufficient to fund our anticipated operations through the first quarter of 2007. In 2007, we have budgeted approximately $100 million in capital expenditures to grow our existing network footprint as well as expand into new markets. In addition, we anticipate spending approximately $50 million to fund operating losses. If we are unable to complete our proposed private financing transaction, we will either seek to raise funds through alternative means or scale back our deployment plans. Assuming the successful completion of our proposed private financing transaction, we believe that we will have sufficient liquidity to fund network investment and operations through at least the end of 2007.

We anticipate that we will continue to invest significantly in deploying our network over the next several years. The size of our capital requirements will depend on numerous factors, including our ability to grow revenues, control costs, and deploy our network on a timely basis according to plan and customer requirements. We will require significant cash expenditures related to capital construction costs and operating losses. We intend to obtain financing through the issuance of additional equity securities or debt, or both. There can be no assurance that this additional financing will be available on terms acceptable to us or at all. If we are unable to raise sufficient funds, we may need to reduce our operations or delay our expansion.

Cash Flow Analysis

Operating Activities

Net cash used in operating activities increased by $6.9 million to $15.4 million in the six months ended June 30, 2006, from $8.6 million in the six months ended June 30, 2005. This increase in net cash used in operating activities was primarily driven by an increase in FiberTower’s net loss to $16.5 million in the six months ended June 30, 2006, coupled with changes in operating assets and liabilities, as discussed below. Cash received from customers was $4.8 million in the six months ended June 30, 2006, compared to $1.8 million in the six months ended June 30, 2005. This increase in cash received from customers was due to an increase from 421 billing sites at June 30, 2005 to 722 billing sites in the network, as well as adding customers on existing sites. This increase was more than offset by increases in general and administrative expenses and cost of service revenues, due to the expansion of the network and a significant increase in the number of markets served. The net cash used in operating activities of $15.4 million in the six months ended June 30, 2006 was less than the net loss of $16.5 million for such six months primarily due to aggregate non-cash charges of $3.6 million (which consist principally of stock-based compensation expense and depreciation and amortization expense) offset by an aggregate decrease in accounts payable and accrued liabilities of $1.8 million and an increase in accounts receivable of $803,000.

Net cash used in operating activities decreased by $2.7 million to $5.6 million in 2005, compared to $8.3 million in 2004. This improvement occurred despite an increase in net loss of $9.8 million in 2005, which was offset by an increase in accounts payable of $11.7 million and non-cash charges as further described below. Cash received from customers was $5.7 million in 2005 compared to $2.5 million in 2004. This increase in cash received from customers was due to an increase in the average number of billing sites during 2005 as well as adding customers on existing sites. During 2005, FiberTower expanded the number of billing sites to 529 as of December 31, 2005 from 254 as of December 31, 2004. This increase in cash received from customers was more than offset by increases in cash used in operations due to increases in general and administrative expenses and cost of service revenues, due to the expansion of the network and an increase in the number of markets served. The net cash used in operating activities of $5.6 million in 2005 was less than the net loss $21.9 million for such year primarily due to aggregate non-cash charges of $3.4 million (which consist principally of depreciation and amortization expense) and an aggregate increase in accounts payable and accrued liabilities of $14.1 million, due principally to the expansion of FiberTower’s network.

Net cash used in operating activities increased to $8.3 million in 2004, from $3.5 million in 2003. The increase in cash used in operations was driven primarily by an increase in FiberTower’s net loss of $6.4 million in 2004 that was partially offset by an increase in accounts payable of $5.1 million and an increase in non cash charges as further described below. Cash received from customers was $2.5 million in 2004 compared to $612,000 in 2003. This increase in cash received from customers was due to an increase in the number of billing sites as well as acquiring new customers on existing sites. In 2004, FiberTower expanded the number of billing sites to 254 as of December 31, 2004 from 121 as of December 31, 2003. This increase in cash receipts was more than offset by increases in cash used in operations for increases in general and administrative expenses and cost of service revenues, due to the expansion of the network and an increase in the number of markets served. The net cash used in operating activities of $8.3 million in 2004 was less than the net loss $12.1 million for such year primarily due to aggregate non-cash charges of $1.2 million (which consist principally of depreciation and amortization expense) and an aggregate increase in accounts payable and accrued liabilities of $6.1 million, due principally to the expansion of FiberTower’s network.

Investing Activities

Net cash used in investing activities consisted exclusively of FiberTower’s investment in network equipment and site construction costs as well as the back-office systems to support the network.

Net cash used in investing activities, which consists principally of capital expenditures, were as follows (in thousands):

Period ended	Amount
Six months ended June 30, 2006	$54,634
Six months ended June 30, 2005	11,577
Year ended December 31:
2005	52,971
2004	20,367
2003	6,350

In the six months ended June 30, 2006, FiberTower completed construction on 538 sites. In 2005 and 2004, FiberTower completed construction on 472 and 150 sites, respectively. FiberTower anticipates that it will use approximately $70 million of cash for investing activities during the last six months of 2006 to expand its network.

Financing Activities

Net cash provided by financing activities during the six months ended June 30, 2006 and 2005 principally arose from the exercise of stock options and amounted to $126,000 and $16,000, respectively.

Cash that has been provided by financing activities has been derived almost exclusively from the proceeds of various series of Preferred Stock financings that provided proceeds of $149.8 million, $39.0 million and $14.8 million, net of closing costs, in 2005, 2004 and 2003, respectively. All of FiberTower’s preferred stock was converted into common stock in connection with the Merger. In 2005, cash was used in financing activities relating to a loan of $4.0 million to four stockholders (see Note 7 to FiberTower’s Financial Statements for a description of these notes receivable from stockholders, which were repaid in August 2006 in connection with the Merger).

Debt Obligations and Restricted Cash and Investments

FiberTower’s debt obligations consist of trade payables with extended payment terms relating to the purchase of equipment, software and professional services from certain vendors. Two of these vendor contracts contained nonrevolving lines of credit for the purchase of equipment in the aggregate amount of $5.0 million through July 2, 2005 (as of December 31, 2005 and June 30, 2006, FiberTower had no additional borrowing capacity under these lines of credit). As of December 31, 2005 and 2004, and June 30, 2006, FiberTower had utilized $3.1 million, $2.5 million and $3.1 million, respectively, of these lines of credit. The aggregate outstanding balance of $1.2 million, $1.4 million and $1.0 million under these lines of credit as of December 31, 2005 and 2004, and June 30, 2006, respectively, was collateralized by equipment with a net book value of approximately $3.0 million, $2.5 million and $2.8 million as of such dates, respectively. Interest is assessed on the outstanding balances at 10% per annum. Additionally, in relation to these lines of credit, FiberTower also maintains a restricted cash account at a financial institution. The restricted cash balance associated with these lines of credit was $620,000 as of December 31, 2005, $500,000 at December 31, 2004, and $626,000 at June 30, 2006.

Also, in connection with a separate vendor equipment financing arrangement, FiberTower was required to maintain a letter of credit with a financial institution in the amount of $1.3 million, $3.1 million and $1.3 million as of December 31, 2005, December 31, 2004, and June 30, 2006, respectively. This letter of credit, which expired on June 30, 2006, was collateralized by cash and cash equivalents of $1.8 million, $3.1 million and $1.8 million as of December 31, 2005, December 31, 2004, and June 30, 2006, respectively.

Also, in relation to a service supplier agreement that was executed in 2005, FiberTower was required to maintain a restricted cash equivalent balance with a financial institution of $1.0 million as of December 31, 2005 and as of June 30, 2006. FiberTower also maintains two additional letters of credit with a financial institution in connection with other obligations. These letters of credit, which expire between July 13, 2006 and June 19, 2007, totaled $16,000 at December 31, 2005 and 2004 and $56,000 as of June 30, 2006 and were collateralized by cash equivalents of $16,000 as of December 31, 2005 and 2004 and $56,000 as of June 30, 2006. The total restricted cash and cash equivalents balance as of December 31, 2005 and 2004 and June 30, 2006 was $3.5 million, $3.7 million and $3.5 million, respectively.

Off-Balance Sheet Arrangements

FiberTower has no off-balance sheet arrangements.

Contractual Obligations and Commitments

The following table summarizes FiberTower’s contractual obligations and other commercial commitments as of December 31, 2005 (dollars in thousands):

		Payments Due by Period (1)
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Contractual Obligations:
Operating lease obligations	$47,797	$5,053	$9,642	$9,347	$23,755
Long-term accounts payable	1,215	586	629	—	—
Asset retirement obligations	571	—	—	—	571
Other Commercial Commitments:
Letters of credit	1,316	1,316	—	—	—
Total	$50,899	$6,955	$10,271	$9,347	$24,326

(1)           Amounts shown in this table do not give effect to the Merger or the contemplated private financing transaction.

In addition, FiberTower executed additional leases during the first half of 2006 that increased the total operating lease obligations to $105.1 million at June 30, 2006.

Quantitative and Qualitative Disclosures About Market Risks

At June 30, 2006, FiberTower had unrestricted cash and cash equivalents of $43 million that were held in money market mutual funds and bank accounts. FiberTower believes it has limited exposure to financial market risk including changes in interest rates. FiberTower believes the fair value of the investment portfolio or related income would not be significantly impacted by changes in interest rates due mainly to the short term nature of the investment portfolio.

FiberTower has not held derivative financial or commodity instruments in the past and has no current plans to do so in the future. FiberTower has not conducted business in foreign currencies in the past and has no current plans to do so in the future.

Related Party Transactions

During the years ended December 31, 2005, 2004 and 2003, FiberTower leased colocation space from certain stockholders that (1) own greater than 10% of FiberTower’s outstanding equity securities and/or (2) had representatives serving on FiberTower’s board of directors. One of these related parties also provided FiberTower with certain services pertaining to its network operations center during such years. The aggregate operating expenses included in the accompanying statements of operations for the year ended December 31, 2005 and the six months ended June 30, 2006 and 2005 pertaining to these lease and service arrangements were approximately $433, $648 and $162, respectively (the Company does not consider the corresponding amounts for the years ended December 31, 2004 and 2003 to be material to its financial statements).

During the years ended December 31, 2005, 2004 and 2003, (1) a member of FiberTower’s board of directors and (2) an investor in FiberTower served as consultants to FiberTower on various aspects of FiberTower’s business and strategy. These individuals were compensated for their services with varying amounts of cash and stock options, which FiberTower does not consider to be material to its financial statements.

Critical Accounting Policies and Estimates

The following is a summary of FiberTower’s critical accounting policies and estimates. Management has discussed the development and selection of critical accounting policies and estimates with FiberTower’s Audit Committee.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires FiberTower’s management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ materially from those estimates. FiberTower’s critical accounting estimates include: (1) revenue and expense recognition, (2) establishment of accounts receivable allowances, (3) useful life assignments and impairment evaluations associated with long-lived assets, (4) asset retirement obligations, (5) lease obligations, (6) valuation of FiberTower’s common stock and stock-based awards and (7) establishment of valuation allowances associated with deferred tax assets.

Revenue and Expense Recognition

FiberTower recognizes revenues relating to its services when: (1) persuasive evidence of an arrangement exists, (2) the services have been provided to the customer, (3) the sales price is fixed or determinable and (4) the collection of the sales price is reasonably assured. Revenues earned for which the customer has not been billed are recorded as unbilled revenues. However, there were no unbilled revenues as of June 30, 2006, December 31, 2005 and 2004. Amounts billed in advance of providing service are deferred and recorded as deferred revenues. There were no deferred revenues as of December 31, 2005 and 2004, and $4,000 of deferred revenues as of June 30, 2006. Incremental direct costs of service activation are charged to expense as incurred. FiberTower purchases electricity and leases colocation site space from certain of its customers. FiberTower receives an identifiable benefit in exchange for the amounts paid to its customers and FiberTower can reasonably estimate the fair value of the purchased electricity and leased tower site space. Therefore, such amounts are charged to cost of service revenues as incurred, unless the amount paid exceeds the respective fair value, in which case the differential is recorded as a reduction of service revenues. Other consideration provided to customers, such as customer incentives, is recorded as a reduction of service revenues.

Accounts Receivable Allowances

FiberTower may encounter billing disputes with certain customers in the ordinary course of business in the telecommunications industry. FiberTower’s management believes the impact of such disputes on FiberTower’s accounts receivable and service revenues is reasonably estimable based on historical experience. Accordingly, FiberTower will maintain an allowance, through charges to service revenues, based on management’s best estimate of the ultimate resolution of customer disputes. FiberTower does not believe an allowance of this type was necessary as of June 30, 2006, December 31, 2005 or December 31, 2004.

FiberTower performs ongoing evaluations of its customers’ financial condition and generally does not require collateral or other credit enhancements. FiberTower will record an allowance for bad debts based on historical experience and management’s best estimate of future credit losses. FiberTower does not believe an allowance of this type is necessary as of June 30, 2006, December 31, 2005 or December 31, 2004.

Useful Life Assignments and Impairment Evaluations of Property and Equipment

Property and equipment, which consists principally of network equipment and capitalized site development costs, are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method over the estimated economic lives ranging from three to ten years. Depreciation is commenced when the assets are placed in service. The economic lives are estimated at the time assets are placed in service and are based on experience and anticipated technological changes. In assessing the recoverability of FiberTower’s property and equipment, FiberTower must make assumptions regarding estimated future cash flows and other factors to determine the fair value of the respective assets. Property and equipment are evaluated for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. An impairment loss is recognized whenever (i) the estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset (if any) are less than the carrying value of the asset and (ii) the fair value of the asset is less than its carrying value. When an impairment loss is identified, the carrying value of the asset is reduced to its fair value. If the anticipated cash flows relating to the network assets in individual markets should fall short of current expectations, an impairment loss, which could be significant, would be recorded.

Leasehold improvements are amortized over the shorter of the lease term or their estimated useful lives. FiberTower capitalizes costs incurred in bringing its network equipment to an operational state. Costs directly associated with the acquisition, construction and installation of network equipment are capitalized as a cost of that equipment. Indirect costs, such as project management costs, that relate to several sites are capitalized and allocated to the respective network equipment to which the costs relate. Other indirect costs are charged to expense as incurred.

FiberTower accounts for software developed or obtained for internal use in accordance with Statement of Position, or SOP, 98 1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” SOP 98 1 requires entities to capitalize certain costs related to internal-use software once certain criteria have been met.

Asset Retirement Obligations

FiberTower accounts for asset retirement obligations in accordance with SFAS No. 143, Accounting for Asset Retirement Obligations. FiberTower recognizes liabilities for asset retirement obligations relating to the estimated costs of removing network equipment from its leased colocation sites, as stipulated in the related lease agreements. The asset retirement obligations are recognized in the period in which they are incurred if a reasonable estimate of their fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the related long lived assets and depreciated on a straight-line basis over their estimated useful life of ten years. FiberTower calculates the net present value of the retirement obligation assuming a credit-adjusted, risk-free interest rate of 12%. FiberTower also assumes the settlement date for removing the network equipment from its leased colocation sites to be ten years from the date the asset is placed into service, which is the expected term of the related leases. FiberTower monitors the estimates and assumptions used in determining its asset retirement obligations and adjusts them accordingly if deemed necessary.

Leases

FiberTower leases its office space and certain facilities under operating leases, and accounts for these leases in accordance with SFAS No. 13, “Accounting for Leases.” Most of FiberTower’s operating lease arrangements represent agreements made with landlords for space leased at FiberTower colocation sites. The term of these agreements is typically for five years and FiberTower has the unilateral ability and intent to extend the term of these site lease agreements such that the minimum lease periods equal or slightly exceed the estimated 10 year useful lives of the property and equipment located at such leased sites. FiberTower management also does not believe there are any explicit or implicit “penalties,” as defined in SFAS No. 98, Accounting for Leases, for failure to renew any site leases at the end of the respective assumed lease terms of approximately 10 years that would extend the lease term past the assumed terms of approximately 10 years. For leases that contain scheduled rent escalation provisions, FiberTower records the total rent payable during the lease term on a straight-line basis over the lease term. FiberTower records the difference between rent paid and the straight-line rent as a deferred liability in its balance sheet.

Stock-Based Compensation

Until December 31, 2005, FiberTower accounted for stock-based awards to employees (including nonemployee directors) using the intrinsic-value method set forth in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees and as permitted by Statement of Financial Accounting Standards, or SFAS, No. 123, Accounting for Stock Based Compensation. Under the intrinsic-value method, when the exercise price of FiberTower’s employee stock options equals or exceeds the fair value of the underlying stock on the date of grant, no compensation expense is recognized.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment, or SFAS No. 123(R), which is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation.” SFAS No. 123(R) supersedes APB No. 25, “Accounting for Stock Issued to Employees,” and amends SFAS No. 95, “Statement of Cash Flows.” SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the statement of operations based on their fair values. FiberTower has adopted SFAS No. 123(R) on a prospective basis effective January 1, 2006.

Under the prospective method, FiberTower will continue to account for outstanding stock options at the date of adoption of SFAS No. 123(R) in the same manner as they had been accounted for prior to adoption.

All awards granted, modified or settled after January 1, 2006 will be accounted for using the measurement, recognition and attribution provisions of SFAS No. 123(R). Nonpublic entities, such as FiberTower, that used the minimum-value method for pro forma disclosures under the original provisions of SFAS No. 123 will not continue to provide those pro forma disclosures for outstanding awards accounted for under the intrinsic-value method of APB No. 25 for all periods presented after they have adopted SFAS No. 123(R).

Information on stock option grants, net of forfeitures, from January 1, 2005 to June 30, 2006 is summarized as follows:

Date of issuance	Type of Equity Issuance	Number of Shares Subject to Options Granted	Exercise Price	Estimated Fair Market Value	Intrinsic Value per Share
January 24, 2005	Employee Options	999,500	$0.26	$0.26	$0.00
May 17, 2005	Employee Options	736,500	0.26	0.26	0.00
July 12, 2005	Employee Options	1,083,736	0.29	0.29	0.00
September 27, 2005	Employee Options	1,404,500	0.29	0.29	0.00
May 5, 2006	Employee Options	3,687,380	1.42	1.42	0.00

Prior to the stock option grant made on May 5, 2006, FiberTower did not obtain contemporaneous valuations from an unrelated valuation specialist. Given the absence of an active market for its common stock, FiberTower’s board of directors, the members of which FiberTower believes had extensive business, finance and venture capital experience, estimated the fair value of FiberTower’s common stock at the time of each option grant. The board of directors considered numerous objective and subjective factors in determining the value of the common stock at each option grant date, including the following factors: (1) sales prices of FiberTower’s preferred stock, which it sold to outside investors in arms-length transactions, and the rights, preferences and privileges of the preferred stock relative to the common stock; (2) the substantial majority of shares of common stock held by FiberTower’s four founders and one major preferred stockholder; (3) FiberTower’s stage of development and revenue growth; (4) the fact that the option grants involved illiquid securities in a private company; and (5) the likelihood of achieving a liquidity event for the shares of common stock underlying the options, such as an initial public offering or sale of the company, given prevailing market conditions. Based on these factors, the board of directors granted employee stock options during 2005 at exercise prices ranging from $0.26 to $0.29 per share.

The following is a discussion of the primary judgments, assumptions and estimates made by the board of directors in determining the fair value of the common stock on the date of each stock option grant since January 2005.

Preferred Stock Issuances

FiberTower’s Series A-1, Senior, Senior Series 1 and Senior Series 2 preferred stock was issued in May 2002 at a price of $0.55 per share, Series B preferred stock was issued in July 2003 at a price of $0.67 per share, Series C preferred stock was issued in February 2004 at a price of $0.90 per share and Series A preferred stock was issued in July 2005 in a transaction where various new and existing investors purchased preferred stock at a price of $1.00 per share. In connection with this transaction, all existing preferred stockholders converted all of their preferred stock into new Series A preferred stock at a conversion ratio of one share per $1.00 of existing liquidation preference. From their respective dates of issuance until conversion (as applicable), the Series A-1, B, C and new Series A preferred stock were entitled to liquidation preferences equal to their initial purchase prices, plus any declared but unpaid dividends. In the event there were any available funds remaining after distribution to all other preferred stockholders in accordance with their liquidation preferences, the additional funds would have been distributed among the common stockholders on a pro-rata basis.

In determining the estimated fair value of FiberTower’s common stock as of the date of the Series C and new Series A stock issuance, FiberTower’s board of directors assumed that all preferred stockholders would act according to their best economic interests, if a liquidation event were to occur on their respective issuance date. Accordingly, based on FiberTower estimated enterprise valuation at each issuance date, the holders of all preferred stock would have elected to receive their liquidation preference, with the remaining enterprise value ascribed to the common stock.

In assessing the estimated fair value of FiberTower common stock at each issuance date, FiberTower’s board of directors applied a non-marketability discount to the value of FiberTower common stock to reflect the fact that FiberTower stockholders could not freely trade FiberTower stock in the public markets. The level of discount applied at each stock option grant date reflected the anticipated likelihood and timing of a future liquidity event, based on management’s expectations at that time. The 30% discount applied between January 2005 and September 2005 reflected management’s expectation that a liquidity event would not occur within the twelve months following the applicable option grant dates.

FiberTower did not grant stock options between September 28, 2005 and May 4, 2006.

Contemporaneous and Retrospective Valuations

FiberTower engaged an independent investment banking and valuation firm to perform a contemporaneous valuation of FiberTower common stock as of May 2, 2006 and retrospective valuations of FiberTower common stock as of January 24, 2005, July 8, 2005, and December 31, 2005. These valuations used a combination of the market approach, in which the value of a company is determined based upon comparison to actual transactions in the equity of similar companies, and the income approach, which the value of a company is determined based on the application of appropriate risk-adjusted discount rates to estimates of future cash flows available to investors.

The companies used for comparison under the market comparable approach were selected by the valuation firm as closely comparable to FiberTower. If different companies had been selected, the valuation could have been different. The projections used in connection with the income approach were provided to the valuation firm by FiberTower, and were based on FiberTower’s estimated operating performance over the forecast period. There is inherent uncertainty in these estimates, and realization of future cash flows is inherently uncertain. If different discount rates or assumptions had been used, the valuation would have been different.

FiberTower’s board of directors considered the value per share of common stock resulting from the retrospective valuations as of January, July and December 2005 to assess the reasonableness of changes in the estimated fair value of FiberTower common stock since January 2005. The board determined that the value of common stock reflected in the valuation firm’s retrospective valuations were lower than the values previously determined by the board to represent fair value during this period.

FiberTower’s board of directors relied upon the May 2, 2006 independent valuation in determining the estimated fair value of the common stock underlying FiberTower’s May 5, 2006 option grants, as they were granted contemporaneously with the date of this valuation.

Conclusions

After making the above judgments, assumptions and estimates, FiberTower determined that, for accounting purposes, the exercise prices for options granted to employees during 2005 were higher than the deemed fair values of FiberTower common stock at their grant dates.

FiberTower did not grant, modify or settle any stock-based awards during the three months ended March 31, 2006. Therefore, the adoption of FAS 123(R) did not affect FiberTower’s unaudited financial statements for such period. The impact of adopting SFAS No. 123(R) in future periods will depend on the levels of share-based payments granted in the future.

Generally, stock options vest ratably over a four year period from date of grant and have a contractual term of ten years. Expected volatilities were calculated based on the historical volatilities of similar public companies in the telecommunications industry. The expected term of options granted is based on the average of the vesting term and the contractual life of the options, which represents management’s estimate of the time that options granted are expected to be outstanding. The risk-free rate for periods within the contractual life of the option was based on the U.S. Treasury yield curve in effect at the time of the grant.

The Company uses the straight-line method for share-based payment expense recognition, and estimates forfeitures and only recognizes share-based payment expense for those awards expected to vest. The Company’s estimated forfeiture rate is based on its historical forfeiture experience and the historical forfeiture rates of similar public companies in the telecommunications industry.

The following assumptions were used for the options granted in May 2006:

Risk-free interest rate	5.0%
Expected life (in years)	5.0
Volatility	70.0%
Forfeiture rate	10.0%

On May 12, 2006, in connection with the merger with First Avenue, the Company agreed to grant two employees (one of whom is an executive officer) and a director a total of 467,907 shares of nonvested common stock (determined on a pre-Merger basis). On June 22, 2006, the board of directors modified the employees’ award of 311,938 shares to vest on the earlier of the following after the consummation of the merger with First Avenue: (i) the seventh day after earnings are released for the third quarter of 2006; (ii) the date of termination of such employee’s employment other than for cause; and (iii) such employee’s death. On June 22, 2006, the director’s award of 155,969 shares of restricted common stock (determined on a pre-Merger basis) was modified to vest on the earlier of the following after the consummation of the merger: (i) the seventh day after earnings are released for the fourth quarter of 2006; (ii) the date of termination of such director’s services to the Company other than for cause; and (iii) the director’s death.

On June 22, 2006, the Company’s board of directors granted an executive officer of the Company 155,969 shares of restricted common stock (determined on a pre-Merger basis). This award will vest on the earlier of the following after the consummation of the merger with First Avenue: (i) the seventh day after earnings are released for the third quarter of 2006; or (ii) such person’s death.

The aggregate fair value of these nonvested common stock awards was based on the as-converted number of First Avenue’s common shares and the closing price of First Avenue’s common shares at the grant dates and is being recognized on a straight-line basis over the period from the grant dates through the estimated date of complete vesting. The Company recorded share-based payment expense of $613,000 for the three and six months ended June 30, 2006 in connection with these grants of nonvested common stock.

A summary of the nonvested common stock award activity for the six months ended June 30, 2006 is as follows:

	Number of Shares	Weighted-Average Grant-Date Fair Value Per Share
Balance at December 31, 2005	—	$—
Granted	623,876	3.39
Vested	—	—
Canceled	—	—
Balance at June 30, 2006	623,876	$3.39

As of June 30, 2006, there was approximately $1,513,000 of unrecognized compensation cost related to nonvested common stock awards. This compensation cost is expected to be recognized over a weighted-average period of approximately two months. The aggregate intrinsic value of nonvested common stock awards outstanding at June 30, 2006 was $2,211,000.

Income Taxes

FiberTower uses the liability method to account for income taxes as required by SFAS No. 109, Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

Realization of FiberTower’s deferred tax assets is dependent upon future taxable income, the amount and timing of which are uncertain. Accordingly, the deferred tax assets have been fully offset by a valuation allowance. During the years ended December 31, 2005, 2004 and 2003, FiberTower increased the valuation allowance by approximately $9.1 million, $4.9 million and $2.2 million, respectively.

FiberTower had a federal net operating loss carryforward of $44.5 million at December 31, 2005, and has provided a valuation allowance for all of its deferred tax assets.

Under Section 382 of the Code, following an “ownership change,” special limitations (“Section 382 Limitations”) apply to the use by a corporation of its net operating loss, or NOL, carryforwards arising before the ownership change and various other carryforwards of tax attributes (referred to collectively as the “Applicable Tax Attributes”). First Avenue had NOL carryforwards of approximately $1.3 billion at December 31, 2005. These NOL carryforwards will expire through 2025 if not utilized and are subject to review and possible adjustment by the IRS. First Avenue may have experienced ownership changes prior to the merger, subjecting Applicable Tax Attributes to one or more Section 382 Limitations. Old FiberTower had NOL carryforwards of approximately $44.5 million at December 31, 2005. These NOL carryforwards will expire from 2021 through 2025 if not utilized and are subject to review and possible adjustment by the IRS. Old FiberTower may have experienced ownership changes prior to the merger, subjecting Applicable Tax Attributes to one or more Section 382 Limitations.

As a result of the Merger, First Avenue or Old FiberTower, or both, may have experienced an ownership change, in addition to any ownership changes experienced prior to the Merger, and if so, a Section 382 Limitation will apply to the Applicable Tax Attributes of First Avenue and/or Old FiberTower, as the case may be, together with any Section 382 Limitations from prior ownership changes. Since we do not currently generate taxable income and therefore cannot currently make use of our net operating losses, we have not yet performed the analysis to determine whether any such changes of control have occurred, but we believe it is likely that they have, and that our use of net operating loss carryforwards in the future will be limited.

SHARES ELIGIBLE FOR FUTURE SALE

As of October 18, 2006, there were 144,558,783 shares of our common stock outstanding. Of these outstanding shares, approximately 37.1 million shares, plus any restricted securities, control securities or Rule 145 shares that have previously been sold pursuant to an effective shelf registration statement, are freely tradable without restriction under the Securities Act and approximately 107.4 million shares, less any such shares that have previously been sold pursuant to an effective shelf registration statement, are restricted securities within the meaning of Rule 144 under the Securities Act, control securities within the meaning of Rule 144, or securities subject to resale restrictions for up to two years after the Merger as a result of the Merger pursuant to Rule 145 under the Securities Act. In addition, as of October 18, 2006, we had granted options to purchase 11,077,705 shares of our common stock under our stock incentive plans. Certain of these securities are entitled to the benefits of the registration rights agreements described below.

The restricted securities generally may not be sold unless they are registered under the Securities Act or are sold under an exemption from registration, such as the exemption provided by Rule 144 under the Securities Act (described below). Control securities are securities that are not restricted securities but that are held by an “affiliate” of the Company, or a person with the power to control our management and policies whether through the ownership of voting securities, by contract or otherwise. Control securities generally may not be sold unless they are registered under the Securities Act or are sold under an exemption from registration, such as the exemption provided by Rule 144 under the Securities Act (which does not include the one-year holding period requirement). In general, under Rule 145(d), persons who were affiliates of Old FiberTower who received shares as a result of the Merger will be entitled to resell their shares pursuant to an effective registration statement or by complying with certain provisions of Rule 144.

Lock Up Agreements

In connection with the Merger, certain stockholders of First Avenue and Old FiberTower entered into lock-up agreements, which impose certain price and volume restrictions on sales of shares of our common stock by these stockholders. However, the lock-up agreements will expire upon the closing of our proposed issuance of notes in a private financing transaction.

Registration Rights Agreements

As a condition to closing the Merger, we entered into a registration rights agreement with certain affiliates of Old FiberTower to provide for the registration of their shares that are control securities or are subject to resale restrictions pursuant to Rule 145. Under the registration rights agreement, holders of more than 5% of the stock subject to the agreement will have the right on no more than three occasions to require us to register the resale of all or a portion of the shares of our common stock they receive in the Merger, subject to the terms of the registration rights agreement. In addition, these holders may require us to include their shares in future registration statements that we file and may require us to register their shares for resale on a shelf registration statement. Upon registration, the registered shares generally will be freely tradeable in the public market without restriction.

By exercising their registration rights and selling a large number of shares, these holders could cause the price of our common stock to decline. Furthermore, if we file a registration statement to offer additional shares of our common stock and have to include shares held by those holders, it could impair our ability to raise needed capital by depressing the price at which we could sell our common stock. Substantially all of the restricted securities, control securities, and Rule 145 shares referenced above are subject to the registration rights agreement.

The above-referenced restricted shares, within the meaning of Rule 144 under the Securities Act, were issued in prior private placement transactions. We entered into registration rights agreements with the holders of those shares and have filed a registration statement on Form S-3 with the SEC for the resale of those shares. The restricted shares are freely tradeable under the registration statement on Form S-3.

We have filed registration statements with the SEC on Form S-8 providing for the registration of 23,521,270 shares of our common stock issued or reserved for issuance under our stock incentive plans. Subject to the exercise of unexercised options or the expiration or waiver of vesting conditions for restricted stock and the expiration of lock-ups we and our stockholders have entered into, shares registered under this registration statement on Form S-8 will be available for resale immediately in the public market without restriction.

Rule 144

In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned shares for a period of at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

•                  1% of the then outstanding shares of common stock; and

•                  the average weekly trading volume in the common stock on the primary exchange on which the stock is listed during the four calendar weeks immediately preceding the date on which the notice of the sale on Form 144 is filed with the SEC.

Sales under Rule 144 are also subject to other provisions relating to notice and manner of sale and the availability of current public information about us.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an “affiliate,” is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following information regarding certain transactions with directors, officers and holders, either of record or beneficially, of more than five percent of our common stock does not include information for any period during which such person or entity, as the case may be, was not an officer, director or five percent holder.

In January 2005, First Avenue completed an acquisition of substantially all of the fixed wireless assets and assumption of certain related liabilities of Teligent, Inc. and its wholly-owned subsidiary, Teligent Services, Inc., or collectively, Teligent. The acquisition was made pursuant to an asset purchase agreement dated as of January 13, 2005. The assets acquired from Teligent included 24 GHz spectrum licenses, radio equipment and the infrastructure supporting the fixed wireless operations including an operational cellular backhaul network in New York City. In consideration for these assets, First Avenue issued approximately 25.2 million shares of common stock to Teligent and a warrant to purchase up to 2.5 million additional shares of common stock to an individual. On February 25, 2005, Teligent distributed to its stockholders all of the shares of common stock acquired by Teligent, or the Teligent Shares, as the consideration for our acquisition of substantially all of Teligent’s assets. Aspen Partners and private clients of Aspen Advisors LLC, or Aspen Advisors, received 10,534,512 Teligent Shares and 6,402,589 Teligent Shares, respectively, as their respective liquidating distributions. Aspen Advisors, which beneficially holds approximately 15.5% of our common stock, received approximately 16.9 million shares of common stock as a result of that transaction. RCG Carpathia, L.P., an affiliate of Ramius Capital Group, LLC received 3.4 million shares of common stock as a result of this transaction. At the time of this transaction, Ramius Capital Group, LLC beneficially held approximately 9% of our common stock; these stockholders now beneficially hold less than 5% of our common stock.

A company controlled by Neil Subin, who is a member of our board of directors, periodically serves as a consultant to Aspen Partners regarding its investments, including its holdings in us.

John B. Muleta, who is a member of our board of directors, is affiliated with a consulting company which provides business development services to us. Under the terms of a consulting agreement between us and the consulting firm entered into in April 2005, we pay the consulting firm (i) $5,000 plus expenses per month and (ii) 5% of the monthly recurring net revenue received under each customer agreement entered into as a direct result of services provided by the consulting agreement. This agreement expired April 30, 2006. During the year ended December 31, 2005, we paid $40,000 under this agreement.

An affiliate of Crown Castle Investment Corp., which beneficially owns approximately 18% of our common stock, leases its communications facilities to us and also provides certain other services related to the NOC. Crown Castle also entered into an exclusivity agreement with us under which Crown Castle agreed not to compete directly with us as a provider of backhaul services and not to invest in other entities in 20 designated markets. Crown Castle’s current President and Chief Executive Officer, John P. Kelly, and board member, Randall A. Hack, serve on our board of directors.

John D. Beletic, who is the executive chairman of our board of directors, serves as a director of Tessco Technologies Incorporated. Tessco supplies us with various materials which we use in our business operations. During the first six months of 2006, our total purchase orders placed with Tessco totaled approximately $360,000.

In July 2005, each of Eric J. Botto, Harpinder S. Madan and David Leeds (collectively, the “Founders”), all officers of our company and Founders of Old FiberTower, received loans from Old FiberTower in the amount of $1,000,000 (collectively, the “Founders’ Notes”). The Founders’ Notes were collateralized by the (i) shares held in Old FiberTower by each of the Founders and (ii) any other shares of Old FiberTower’s capital stock subsequently acquired by the Founders. Prior to the completion of the Merger, each of the Founders repaid their respective Founder Note in full in cash.

FIBERTOWER CORPORATION FINANCIAL STATEMENTS

FiberTower Corporation
Balance Sheets
(all amounts are in thousands, except share and per share data)

	December 31,		June 30,
	2005	2004	2006
			(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$112,936	$25,620	$42,996
Restricted cash and cash equivalents	1,844	—	1,842
Accounts receivable	822	327	1,625
Prepaid expenses and other current assets	1,113	541	973
Total current assets	116,715	26,488	47,436
Long-term restricted cash and cash equivalents	1,636	3,650	1,701
Property and equipment, net	77,199	26,823	129,253
Deposits and other long-term assets	299	141	1,447
Total assets	$195,849	$57,102	$179,837
Liabilities, convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$18,927	$5,859	$15,039
Accrued compensation and related benefits	1,782	631	3,250
Other accrued liabilities	1,484	518	2,984
Total current liabilities	22,193	7,008	21,273
Deferred rent	320	43	490
Asset retirement obligations	571	—	944
Long-term accounts payable	629	2,036	291
Commitments and contingencies
Convertible preferred stock, $.0001 par value; 225,000,000 shares authorized at December 31, 2005 and June 30, 2006 (unaudited) and 98,800,863 shares authorized at December 31, 2004; 223,850,026 shares issued and outstanding at December 31, 2005 and June 30, 2006 (unaudited) and 98,800,863 shares issued and outstanding at December 31, 2004 (liquidation preference value of $223,850 at December 31, 2005 and June 30, 2006 (unaudited))	220,675	70,847	220,675
Stockholders’ deficit:
Common stock, $.0001 par value; 325,000,000 shares authorized at December 31, 2005 and June 30, 2006 and 140,000,000 shares authorized at December 31, 2004; 17,663,950, 17,248,453 and 18,269,142 shares (unaudited) issued and outstanding at December 31, 2005, December 31, 2004 and June 30, 2006 (unaudited), respectively	2	2	2
Additional paid-in capital	682	379	1,934
Notes receivable from stockholders, including accrued interest of $79 and $162 (unaudited) as of December 31, 2005 and June 30, 2006, respectively (none as of December 31, 2004)	(4,079)	—	(4,162)
Deferred stock-based compensation	(22)	—	—
Accumulated deficit	(45,122)	(23,213)	(61,610)
Total stockholders’ deficit	(48,539)	(22,832)	(63,836)
Total liabilities, convertible preferred stock and stockholders’ deficit	$195,849	$57,102	$179,837

See accompanying notes.

FiberTower Corporation
Statements of Operations
(all amounts are in thousands, except share and per share data)

	Year Ended December 31,			Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2003	2006	2005	2006	2005
				(Unaudited)		(Unaudited)
Service revenues	$6,224	$2,624	$736	$3,093	$1,335	$5,616	$2,244
Operating expenses:
Cost of service revenues (excluding depreciation and amortization)	19,224	8,701	2,918	8,409	4,042	14,733	7,359
Sales and marketing	3,822	2,572	1,572	1,600	876	2,479	1,773
General and administrative	4,444	2,529	1,405	2,604	909	4,446	1,851
Depreciation and amortization	3,096	1,233	563	1,291	719	2,318	1,332
Total operating expenses	30,586	15,035	6,458	13,904	6,546	23,976	12,315
Loss from operations	(24,362)	(12,411)	(5,722)	(10,811)	(5,211)	(18,360)	(10,071)
Other income (expense):
Interest income	2,683	485	140	852	88	1,971	224
Interest expense	(223)	(138)	(37)	(51)	(65)	(98)	(136)
Miscellaneous expense, net	(7)	(1)	(7)	(1)	—	(1)	—
Other income, net	2,453	346	96	800	23	1,872	88
Net loss	$(21,909)	$(12,065)	$(5,626)	$(10,011)	$(5,188)	$(16,488)	$(9,983)
Basic and diluted loss per share	$(1.49)	$(1.11)	$(0.84)	$(0.56)	$(0.37)	$(0.95)	$(0.73)
Weighted average number of shares used in per share amounts:
Basic and diluted	14,660,071	10,846,078	6,676,660	17,937,524	14,198,552	17,403,322	13,735,347

See accompanying notes.

FiberTower Corporation
Statements of Convertible Preferred Stock and Stockholders’ Deficit
(all amounts are in thousands, except share data)

			Stockholders’ Deficit
	Convertible Preferred Stock		Common Stock		Additional Paid-in	Notes Receivable from	Deferred Stock-based	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Stockholders	Compensation	Deficit	Deficit
Balance at December 31, 2002	31,751,651	$17,020	15,651,072	$2	$315	$—	$—	$(5,522)	$(5,205)
Issuance of convertible preferred stock, Series B, net of issuance costs of $168	22,296,080	14,833	—	—	—	—	—	—	—
Conversion of Senior convertible preferred stock to Series B convertible preferred stock	1,246,291	—	—	—	—	—	—	—	—
Issuance of common stock upon increase in number of shares reserved for issuance under stock option plan	—	—	808,301	—	—	—	—	—	—
Issuance and remeasurement of stock options granted to nonemployees for services rendered	—	—	—	—	5	—	—	—	5
Issuance of common stock upon exercise of stock options	—	—	149,479		7	—	—	—	7
Net loss	—	—	—	—	—	—	—	(5,626)	(5,626)
Balance at December 31, 2003	55,294,022	31,853	16,608,852	2	327	—	—	(11,148)	(10,819)
Issuance of convertible preferred stock, Series C, net of issuance costs of $163	43,506,841	38,994	—	—	—	—	—	—	—
Issuance and remeasurement of stock options granted to nonemployees for services rendered	—	—	—	—	4	—	—	—	4
Issuance of common stock upon exercise of stock options	—	—	639,601	—	48	—	—	—	48
Net loss	—	—	—	—	—	—	—	(12,065)	(12,065)
Balance at December 31, 2004	98,800,863	70,847	17,248,453	2	379	—	—	(23,213)	(22,832)
Issuance of convertible preferred stock, Series A, net of issuance costs of $172	150,000,000	149,828	—	—	—	—	—	—	—
Conversion of convertible preferred stock, Series A-1, Series B and Series C, into convertible preferred stock, Series A	(24,950,837)	—	—	—	—	—	—	—	—
Issuance and remeasurement of stock options granted to nonemployees for services rendered	—	—	—	—	4	—	—	—	4
Issuance of common stock upon exercise of stock options	—	—	365,497	—	47	—	—	—	47
Issuance of common stock to nonemployee for services rendered	—	—	50,000	—	14	—	—	—	14
Issuance of notes receivable from stockholders	—	—	—	—	—	(4,000)	—	—	(4,000)
Accrual of interest on notes receivable from stockholders	—	—	—	—	—	(79)	—	—	(79)
Deferred stock-based compensation	—	—	—	—	238	—	(49)	—	189
Amortization of deferred stock-based compensation	—	—	—	—	—	—	27	—	27
Net loss	—	—	—	—	—	—	—	(21,909)	(21,909)
Balance at December 31, 2005	223,850,026	220,675	17,663,950	2	682	(4,079)	(22)	(45,122)	(48,539)
Issuance of common stock upon exercise of stock options (unaudited)	—	—	605,192	—	126	—	—	—	126
Accrual of interest on notes receivable from stockholders (unaudited)	—	—	—	—	—	(83)	—	—	(83)
Amortization of deferred stock-based compensation (unaudited)	—	—	—	—	—	—	22	—	22
Share-based payment expense (unaudited)	—	—	—	—	1,126	—	—	—	1,126
Net loss (unaudited)	—	—	—	—	—	—	—	(16,488)	(16,488)
Balance at June 30, 2006 (unaudited)	223,850,026	$220,675	18,269,142	$2	$1,934	$(4,162)	$—	$(61,610)	$(63,836)

See accompanying notes.

FiberTower Corporation
Statements of Cash Flows
(all amounts are in thousands)

	Year Ended December 31,			Six Months Ended June 30,
	2005	2004	2003	2006	2005
				(Unaudited)
Operating activities
Net loss	$(21,909)	$(12,065)	$(5,626)	$(16,488)	$(9,983)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,096	1,233	563	2,318	1,332
Accretion of asset retirement obligations	65	—	—	44	44
Employee stock-based compensation	216	—	—	1,148	—
Other stock-based compensation	18	4	5	—	—
Loss on disposal of equipment	5	1	7	102	—
Net changes in operating assets and liabilities:
Restricted cash and cash equivalents	170	(2,943)	(303)	(63)	1,202
Accounts receivable	(495)	(173)	(124)	(803)	(488)
Prepaid expenses and other current assets	(572)	(289)	(150)	140	(361)
Deposits and other long-term assets	(158)	(127)	192	13	(78)
Accounts payable	11,661	5,131	1,816	(4,898)	(1,702)
Accrued compensation and related benefits	1,151	489	81	1,468	403
Other accrued liabilities and deferred rent	1,243	435	76	1,666	1,052
Deferred revenues	—	—	(5)	4	—
Accrued interest on notes receivable from stockholders	(79)	—	—	(83)	—
Net cash used in operating activities	(5,588)	(8,304)	(3,468)	(15,432)	(8,579)
Investing activities
Payment of merger-related costs	—	—	—	(489)	—
Purchases of property and equipment	(52,971)	(20,367)	(6,350)	(54,145)	(11,577)
Net cash used in investing activities	(52,971)	(20,367)	(6,350)	(54,634)	(11,577)
Financing activities
Proceeds from issuance of convertible preferred stock, net	149,828	38,994	14,832	—	(9)
Proceeds from issuance of common stock	47	48	7	126	25
Issuance of notes receivable from stockholders	(4,000)	—	—	—	—
Net cash provided by financing activities	145,875	39,042	14,839	126	16
Net increase (decrease) in cash and cash equivalents	87,316	10,371	5,021	(69,940)	(20,140)
Cash and cash equivalents at beginning of period	25,620	15,249	10,228	112,936	25,620
Cash and cash equivalents at end of period	$112,936	$25,620	$15,249	$42,996	$5,480
Supplemental disclosures
Cash paid for interest	$150	$103	$6	$48	$59
Accrual of merger-related costs	$—	$—	$—	$672	$—

See accompanying notes.

FiberTower Corporation
Notes to Financial Statements (All amounts are in thousands, except share and per share data)
(All information as of June 30, 2006 and for the three and six months ended June 30, 2006 and 2005 is unaudited)

1. Organization, Basis of Presentation and Summary of Significant Accounting Policies

Organization and Operations

FiberTower Corporation (the “Company”) was incorporated on July 19, 2000 in the State of Delaware to build and operate a shared high-capacity backhaul network for wireless operators and service providers in the United States. The Company commenced its planned principal operations during 2003.

The Company is subject to a number of risks associated with its stage of development, including, but not limited to, dependence on key employees, dependence on key customers and suppliers, potential competition from larger, more established companies, the ability to develop and bring new services or products to market (including expansion of the Company’s network), the ability to attract and retain additional qualified personnel and the ability to obtain adequate financing to support its growth.

The Company has incurred losses and negative cash flows from operating and investing activities since its inception, and it had an accumulated deficit of $45,122 and $61,610 as of December 31, 2005 and June 30, 2006, respectively. Through June 30, 2006, the Company has relied primarily on equity financings to fund its operating and investing activities.

On July 5, 2006, the Company and certain of its investors executed a binding financial support agreement under which such investors would provide the Company with the necessary working capital, in the form of equity or debt financing, to enable it to continue as a going concern on a stand-alone basis through at least December 31, 2007. However, such financial support agreement was terminated on August 29, 2006 when the merger described below was consummated.

Following the completion of the merger described below, the Company’s business plan contemplates obtaining additional equity and/or debt financing prior to March 31, 2007 in order to fund the Company’s operating and investing activities for periods beginning after December 31, 2006. However, such financing may not be available on acceptable terms, or at all. The Company has experienced a substantial increase in the cash used in its operating and investing activities in 2006, as compared to 2005, which adversely affects the Company’s liquidity. However, based on the Company’s forecast for the remainder of 2006, management believes the Company can fund its operating and investing activities through at least December 31, 2006, relying only on the Company’s existing unrestricted cash and cash equivalent balances.

Merger Transaction

On August 29, 2006, the Company and First Avenue Networks, Inc. (“First Avenue”) completed a merger pursuant to a definitive merger agreement (the “Agreement”) executed on May 14, 2006. Under the terms of the Agreement, all of the outstanding shares of the Company’s Series A Convertible Preferred Stock (“Series A”) were converted to shares of the Company’s common stock immediately prior to the completion of the Merger. Accordingly, First Avenue issued 73,885,330 shares of common stock in exchange for all of the issued and outstanding common shares of the Company. In addition, First Avenue issued options for 4,206,682 shares of its common stock in exchange for all of the outstanding stock options of the Company.

Following the completion of the Merger, the stockholders and option holders of the Company own approximately 51%, on a fully diluted basis, of the outstanding shares of First Avenue. (The aforementioned 51% voting interest calculation includes only in-the-money options that are vested and exercisable.) In addition, under the terms of the Agreement, the Chief Executive Officer (“CEO”) of First Avenue has been designated the CEO of the combined company. The Company has designated five members and First Avenue has designated three members to the Board of Directors of the combined company. The CEO is also a director of the combined company. Each standing committee of the Board of Directors consists of one member designated by First Avenue and two members designated by the Company. First Avenue has been renamed “FiberTower Corporation” following the completion of the Merger.

The merger of First Avenue and the Company will be accounted for as a reverse acquisition of First Avenue by the Company under the purchase method of accounting because the Company’s stockholders own a majority of the shares, on a fully diluted basis, of the combined company following the Merger. In addition, the Company has designated the majority of the members of the board of directors and of each of the standing committees of the combined company. The financial statements following the Merger will reflect the operating results of the Company on a historical basis and First Avenue’s operating results after the effective date of the Merger (August 29, 2006).

Unaudited Financial Information

The accompanying balance sheet of the Company as of June 30, 2006, the related statements of operations for the three and six months ended June 30, 2006 and 2005, and the related statements of cash flows, and convertible preferred stock and stockholders’ deficit for the six months ended June 30, 2006 are unaudited. These unaudited interim financial statements have been prepared in accordance with U.S. generally accepted accounting principles. In the opinion of the Company’s management, the unaudited interim financial statements have been prepared on the same basis as the 2005 audited financial statements and include all adjustments, which include only normal recurring adjustments, necessary for a fair presentation of the Company’s financial position at June 30, 2006 and the results of its operations for the three and six months ended June 30, 2006 and 2005 and its cash flows for the six months ended June 30, 2006 and 2005. The results for the six months ended June 30, 2006 are not necessarily indicative of the results to be expected for the year ending December 31, 2006.

Segments

The Company operates in one business segment.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ materially from those estimates. The Company’s critical accounting estimates include (i) useful life assignments and impairment evaluations associated with long-lived assets, (ii) revenue recognition, (iii) establishment of accounts receivable allowances, (iv) asset retirement obligations, (v) deferred rent, (vi) valuation of the Company’s common stock and stock-based awards, and (vii) establishment of valuation allowances associated with deferred tax assets.

Cash Equivalents and Fair Values of Financial Instruments

The Company considers short-term, highly liquid investments with an original maturity of three months or less to be cash equivalents. The Company’s cash equivalents, including restricted balances, consisted of money market mutual funds with an aggregate cost and fair market value of $115,769, $28,395 and $45,558 as of December 31, 2005 and 2004, and June 30, 2006, respectively.

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 115, Accounting for Certain Investments in Debt and Equity Securities, the Company classifies all investments as available-for-sale at the time of purchase, and it reevaluates such designation at each balance sheet date. Cash equivalents are stated at their fair market values, which were determined based on quoted market prices. Unrealized gains and losses on available-for-sale securities are recognized as a component of other comprehensive income (loss). There were no unrealized gains and losses on available-for-sale securities at December 31, 2005 and 2004 or June 30, 2006.

Accretion of discounts and amortization of premiums on investments are included in interest income.

The fair values of the Company’s other financial instruments, which consist of interest-bearing accounts payable to certain vendors (Note 3) and notes receivable from stockholders (Note 7), are estimated by discounting the respective future cash flows using rates at which similar types of borrowing or lending arrangements with comparable maturities could be obtained, or would be issued, by the Company. The aggregate estimated fair values of the Company’s other financial instruments approximated their respective carrying values as of December 31, 2005 and 2004, and June 30, 2006.

Restricted Cash and Cash Equivalents

In connection with an equipment financing arrangement (Note 3), the Company was required to maintain a letter of credit with a financial institution in the amount of $1,300, $3,074 and $1,300 as of December 31, 2005 and 2004, and June 30, 2006, respectively. This letter of credit, which expired on June 30, 2006, was collateralized by cash and cash equivalents of $1,844,

$3,134 and $1,842 as of December 31, 2005 and 2004, and June 30, 2006, respectively. The obligation to which this letter of credit related was repaid on July 1, 2006.

Also, in relation to a service supplier agreement that was executed in 2005, the Company was required to maintain a restricted cash equivalent balance with a financial institution of $1,000 and $1,019 as of December 31, 2005 and June 30, 2006, respectively. Additionally, in relation to lines of credit with certain equipment vendors (Note 3), the Company maintains a restricted cash account at a financial institution. The restricted cash balance associated with these lines of credit was $620 as of December 31, 2005, $500 as of December 31, 2004 and $626 as of June 30, 2006. The Company also maintains two additional letters of credit with a financial institution in connection with other obligations. These letters of credit, which expire between July 13, 2006 and June 19, 2007, totaled $16 at December 31, 2005 and 2004 and $56 at June 30, 2006 and were collateralized by cash equivalents of $16 at December 31, 2005 and 2004 and $56 at June 30, 2006. The total restricted cash and cash equivalents balance as of December 31, 2005 and 2004, and June 30, 2006 was $3,480, $3,650 and $3,543, respectively.

Revenue and Expense Recognition

The Company recognizes revenues relating to its shared high-capacity wireless backhaul service when (i) persuasive evidence of an arrangement exists, (ii) the services have been provided to the customer, (iii) the sales price is fixed or determinable and (iv) the collection of the sales price is reasonably assured. Revenues earned for which the customer has not been billed are recorded as “unbilled revenues.” Unbilled revenues were $0 as of December 31, 2005 and 2004 and June 30, 2006. Amounts billed in advance of providing service are deferred and recorded as “deferred revenues.” There were no deferred revenues at December 31, 2005 and 2004, and $4 of deferred revenues at June 30, 2006. Incremental direct costs of service activation are charged to expense as incurred. The Company purchases electricity and leases colocation site space from certain of its customers. The Company receives an identifiable benefit in exchange for the amounts paid to its customers and the Company can reasonably estimate the fair value of the purchased electricity and leased tower site space. Therefore, such amounts are charged to cost of service revenues as incurred, unless the amount paid exceeds the respective fair value, in which case the differential is recorded as a reduction of service revenues. Other consideration provided to customers, such as customer incentives, is recorded as a reduction of service revenues.

The Company may encounter billing disputes with certain customers in the ordinary course of business in the telecommunications industry. Management believes the impact of such disputes on the Company’s accounts receivable and revenues is reasonably estimable based on historical experience. Accordingly, the Company will maintain an allowance, through charges to revenues, based on management’s best estimate of the ultimate resolution of customer disputes. The Company does not believe an allowance of this type is necessary as of December 31, 2005 or 2004 or June 30, 2006.

The Company performs ongoing evaluations of its customers’ financial condition and generally does not require collateral or other credit enhancements. The Company will record an allowance for bad debts based on historical experience and management’s best estimate of future credit losses. The Company does not believe an allowance of this type is necessary as of December 31, 2005 or 2004 or June 30, 2006.

Concentrations of Credit Risk, Significant Customers and Key Suppliers

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash, cash equivalents, restricted cash and cash equivalents and notes receivable from stockholders (Note 7). Cash, cash equivalents and restricted cash and cash equivalents consist principally of money market mutual funds held by one domestic financial institution with a high credit standing.

For the years ended December 31, 2005, 2004 and 2003, and the three and six months ended June 30, 2006 and 2005, two customers accounted for a significant portion of the Company’s revenues, as follows:

	Year Ended December 31,			Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2003	2006	2005	2006	2005
Cingular Wireless	88.3%	86.4%	90.3%	76.7%	89.7%	78.4%	89.2%
Sprint PCS	9.3%	13.6%	8.8%	13.2%	8.2%	12.5%	9.6%

Accounts receivable from these two customers comprised the following percentages of the Company’s total accounts receivable balances at December 31, 2005 and 2004, and June 30, 2006:

	December 31,		June 30,
	2005	2004	2006
Cingular Wireless	86.9%	90.2%	67.3%
Sprint PCS	10.1%	9.8%	19.2%

The Company is dependent on a limited number of suppliers for certain equipment used to provide its services. The Company has generally been able to obtain an adequate supply of such equipment. However, an extended interruption in the supply of equipment currently obtained from its suppliers could adversely affect the Company’s business and results of operations.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method over estimated useful lives ranging from three to ten years. Leasehold improvements are amortized over the shorter of the lease term or their estimated useful lives.

The Company capitalizes costs incurred in bringing its network equipment to an operational state. Costs directly associated with the acquisition, construction and installation of network equipment are capitalized as a cost of that equipment. Indirect costs that relate to several sites are capitalized and allocated to the respective network equipment to which the costs relate. Other indirect costs are charged to expense as incurred. As of December 31, 2005 and 2004, and

June 30, 2006, network equipment included capitalized internal labor costs of $5,970, $2,444 and $8,513, respectively.

The Company accounts for software developed or obtained for internal use in accordance with Statement of Position (“SOP”) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SOP 98-1 requires entities to capitalize certain costs related to internal-use software once certain criteria have been met. As of December 31, 2005 and 2004, and June 30, 2006, capitalized internal-use software included capitalized internal labor costs of $539, $313 and $708, respectively.

Property and equipment are evaluated for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. An impairment loss is recognized whenever (i) the estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset (if any) are less than the carrying value of the asset and (ii) the fair value of the asset is less than its carrying value. When an impairment loss is identified, the carrying value of the asset is reduced to its fair value.

During 2005, pursuant to an amendment of a contract with one of the Company’s customers, the Company received a cash payment from such customer in the amount of $559. This contract amendment allows the customer to terminate the Company’s services at specified colocation sites that are used to serve such customer (along with other customers, in most instances), if so requested by the customer. The Company believes this contract amendment will result in the decommissioning of certain colocation sites that are used exclusively to serve this customer. The network equipment located at these sites will be redeployed elsewhere in the Company’s network. However, the related equipment installation and colocation site acquisition costs, which had an aggregate net carrying value of $106 at December 31, 2005 (net of an agreed-upon per site reimbursement that the customer will provide the Company when these colocation sites are decommissioned), have no alternative use or salvage value. Therefore, the Company considered these long-lived assets to be impaired as of December 31, 2005. The resultant long-lived asset impairment charge of $106 (which is included in cost of service revenues for the year ended December 31, 2005) has been offset by the aforementioned cash payment from the customer. The remainder of such cash payment has also been recorded as a reduction of cost of service revenues for the year ended December 31, 2005.

Asset Retirement Obligations

The Company recognizes liabilities for asset retirement obligations relating to the estimated costs of removing network equipment from its leased colocation sites, as stipulated in the related lease agreements. The asset retirement obligations are recognized in the period in which they are incurred if a reasonable estimate of their fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the related long-lived assets and depreciated on a straight-line basis over their estimated useful life of ten years. As of December 31, 2005 and June 30, 2006 and 2005, the Company’s asset retirement obligations were $571, $944 and $389, respectively. As of December 31, 2004, the Company’s asset retirement obligations were not material.

A summary of the asset retirement obligations activity is as follows:

	Year Ended December 31,	Six Months Ended June 30,
	2005	2006	2005
Asset retirement obligations at beginning of period	$—	$571	$—
Liabilities incurred in the current period	506	329	345
Accretion expense	65	44	44
Asset retirement obligations at end of period	$571	$944	$389

Accounting for Stock-Based Compensation

Prior to January 1, 2006, the Company accounted for stock-based awards to employees (including nonemployee directors) using the intrinsic-value method set forth in Accounting Principles Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees and as permitted by SFAS No. 123, Accounting for Stock-Based Compensation. Under the intrinsic-value method, when the exercise price of the Company’s employee stock options equals or exceeds the fair value of the underlying stock on the date of grant, no compensation expense is recognized.

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123(R)”), which is a revision of SFAS No. 123. SFAS No. 123(R) supersedes APB No. 25 and amends SFAS No. 95, Statement of Cash Flows. SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the statement of operations based on their fair values. Pro forma disclosure is no longer an alternative.

The Company adopted SFAS No. 123(R) on a prospective basis effective January 1, 2006. Under the prospective method, the Company continues to account for outstanding stock options at the date of adoption of SFAS No. 123(R) in the same manner as they had been accounted for prior to adoption for financial statement recognition purposes. The adoption of SFAS No. 123(R) increased the Company’s net loss for the three and six months ended June 30, 2006 by $1,126 ($0.06 per share).

All awards granted, modified or settled after January 1, 2006 have been accounted for using the measurement, recognition and attribution provisions of SFAS No. 123(R). The Company used the minimum-value method for pro forma disclosures under the original provisions of SFAS No. 123. Therefore, the Company has not provided pro forma disclosures for outstanding awards accounted for under the intrinsic-value method of APB No. 25 for all periods presented after the adoption of SFAS No. 123(R).

The Company determines the fair value of each stock option at the grant date using the Black-Scholes-Merton option valuation model. Generally, the Company’s stock options vest ratably over a four-year period from date of grant and have a contractual term of ten years. Expected volatilities are calculated based on the historical volatilities of similar public companies in the telecommunications industry. The expected term of options granted is based on an average of the vesting term and the contractual life of the option, which represents management’s estimate of the period that options granted are expected to be outstanding. The risk-free interest rate for periods within the contractual life of the options is based on the U.S. Treasury yield curve in effect at the time of the grant. The Company determines the fair value of each nonvested common stock award based on the fair value of the Company’s common stock at the date of grant.

The Company uses the straight-line method for share-based payment expense recognition, and estimates forfeitures and only recognizes share-based payment expense for those awards expected to vest. The Company’s estimated forfeiture rate is based on its historical forfeiture experience and the historical forfeiture rates of similar public companies in the telecommunications industry.

Additionally, SFAS No. 123(R) requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. This requirement will reduce net operating cash flows and increase net financing cash flows in periods after adoption. However, this requirement did not have a material impact on the Company’s 2006 interim financial statements.

The Company accounted for stock options granted to nonemployees prior to January 1, 2006 using the fair-value method set forth in SFAS No. 123. Effective January 1, 2006, the Company accounts for share-based payments to nonemployees based on the guidance in SFAS No. 123(R) and Emerging Issues Task Force (“EITF”) Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees.

Advertising Costs

Advertising costs are charged to sales and marketing expense as incurred. The Company incurred no advertising costs during the years ended December 31, 2005, 2004 and 2003, or during the three and six months ended June 30, 2006 and 2005.

Income Taxes

The Company uses the liability method to account for income taxes as required by SFAS No. 109, Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

Loss Per Share

Basic net loss per share is calculated by dividing net loss by the weighted average number of common shares outstanding during the period, less shares subject to repurchase, and excludes any dilutive effects of convertible preferred stock and stock options. Diluted net loss per share was the same as basic net loss per share in all periods presented because the Company had net losses in each of these periods.

A reconciliation of the numerator and denominator used in the calculation of basic and diluted loss per share is as follows:

	Year Ended December 31,			Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2003	2006	2005	2006	2005
Numerator for basic and diluted net loss per share:
Net loss for period	$(21,909)	$(12,065)	$(5,626)	$(10,011)	$(5,188)	$(16,488)	$(9,983)
Denominator for basic and diluted net loss per share:
Weighted average common shares outstanding	17,521,202	16,994,770	16,114,414	18,027,862	17,477,830	17,852,967	17,423,343
Weighted average common shares outstanding subject to repurchase	(2,861,131)	(6,148,692)	(9,437,754)	(90,338)	(3,279,278)	(449,645)	(3,687,996)
Denominator for basic and diluted net loss per share	14,660,071	10,846,078	6,676,660	17,937,524	14,198,552	17,403,322	13,735,347

The following table sets forth potential shares of common stock, on a weighted average basis, that are not included in the diluted net loss per share calculations above, because to do so would be anti-dilutive for each of the periods presented:

	Year Ended December 31,			Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2003	2006	2005	2006	2005
Convertible preferred stock	159,098,542	93,913,793	42,587,592	223,850,026	98,800,863	223,850,026	98,800,863
Stock options	4,551,046	2,638,716	1,456,432	9,396,216	2,265,915	9,356,124	2,299,519
Unvested shares of common stock subject to repurchase	2,861,131	6,148,692	9,437,754	90,338	3,279,278	449,645	3,687,996
Nonvested common stock awards	—	—	—	265,662	—	133,565	—
Total potential shares of common stock excluded from the computation of diluted loss per share	166,510,719	102,701,201	53,481,778	233,602,242	104,346,056	233,789,360	104,788,378

Recent Accounting Pronouncements

In November 2005, the FASB issued FASB Staff Position (“FSP”) FAS No. 115-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. FSP FAS No. 115-1 addresses the determination as to when an investment is considered impaired, whether that impairment is other than temporary, and the measurement of an impairment loss. FSP FAS No. 115-1 also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The guidance in FSP FAS No. 115-1 amends SFAS No. 115 and APB No. 18, The Equity Method of Accounting for Investments in Common Stock. The guidance in FSP FAS No. 115-1 shall be applied to reporting periods beginning after December 15, 2005. The adoption of this standard did not have a material impact on the Company’s 2006 interim financial statements.

In October 2005, the FASB issued FSP FAS No. 13-1, Accounting for Rental Costs Incurred during a Construction Period. FSP FAS No. 13-1 concludes that rental costs incurred during and after a construction period are for the right to control the use of a leased asset during and after construction of a leased asset, and that there is no distinction between the right to use a leased asset during the construction period and the right to use that asset after the construction period. Therefore, rental costs associated with ground or building operating leases that are incurred during a construction period should be recognized as rental expense. The guidance in FSP FAS No. 13-1 is to be applied to the first reporting period beginning after December 15, 2005. The guidance in FASP FAS No. 13-1 is consistent with how the Company has historically accounted for rental costs during a construction period and, therefore, the adoption of this standard has not had a material impact on the Company’s 2006 interim financial statements.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections. SFAS No. 154 changes the requirements for the accounting and reporting of a change in accounting principle. It applies to all voluntary changes in accounting principle, as well as to changes required by an accounting pronouncement that does not include specific transition provisions. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of SFAS No. 154 has not had a material impact on the Company’s 2006 interim financial statements.

In March 2005, the FASB issued Interpretation (“FIN”) No. 47, Accounting for Conditional Asset Retirement Obligations. FIN No. 47 clarifies that the term “conditional asset retirement obligation,” as used in SFAS No. 143, Accounting for Asset Retirement Obligations, refers to an unconditional legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement. Thus, the timing and (or) method of settlement may be conditional on a future event. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. The fair value of a liability for the conditional asset retirement obligation should be recognized when incurred, generally upon acquisition, construction, or development and (or) through the normal operation of the asset. Uncertainty about the timing and (or) method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. SFAS No. 143 acknowledges that in some cases, sufficient information may not be available to reasonably estimate the fair value of an asset retirement obligation. FIN No. 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. The adoption of FIN No. 47 did not have a material impact on the Company’s 2005 financial statements.

On May 15, 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. SFAS No. 150 establishes standards for classifying and measuring as liabilities certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity, such as mandatorily redeemable equity instruments. SFAS No. 150 must be applied immediately to instruments entered into or modified after May 31, 2003 and to all other instruments that exist as of the beginning of the first interim financial reporting period beginning after June 15, 2003, except for mandatorily redeemable instruments of nonpublic companies, to which the provisions of SFAS No. 150 must be applied in fiscal periods beginning after December 15, 2003. The application of SFAS No. 150 to pre-existing instruments should be recognized as the cumulative effect of a change in accounting principle. The adoption of SFAS No. 150 had no effect on the accompanying financial statements.

2. Property and Equipment

Property and equipment consists of the following:

	December 31,		June 30,
	2005	2004	2006
Network equipment	$31,075	$13,299	$44,766
Internal-use computer software	1,175	1,058	1,240
Office equipment and other	2,241	1,021	2,986
	34,491	15,378	48,992
Less accumulated depreciation and amortization	4,968	1,879	7,264
Property and equipment in-service, net	29,523	13,499	41,728
Construction-in-progress	47,676	13,324	87,525
Property and equipment, net	$77,199	$26,823	$129,253

3. Long-Term Accounts Payable and Vendor Contracts

Long-term accounts payable consists of trade payables with extended payment terms relating to the Company’s purchase of equipment, software and professional services from certain vendors. Two of these vendor contracts, which contain the nonrevolving lines of credit described below, assess interest on unpaid balances ($1,215, $1,425 and $972 as of December 31, 2005 and 2004, and June 30, 2006, respectively) at 10% per annum. Another of these vendor contracts assessed interest on unpaid balances ($0 and $240 as of December 31, 2005 and 2004, respectively) at the London Interbank Offered Rate, plus 6.75% per annum. And lastly, an additional vendor contract assessed interest on unpaid balances ($0 and $20 as of December 31, 2005 and 2004, respectively) at 8% per annum. All of the Company’s other long-term accounts payable balances at December 31, 2004 (none as of December 31, 2005 and June 30, 2006) bore no interest.

FiberTower Corporation

Notes to Financial Statements (All amounts are in thousands, except share and per share data)

(All information as of June 30, 2006 and for the three and six months ended

June 30, 2006 and 2005 is unaudited)

3. Long-Term Accounts Payable and Vendor Contracts

Future principal payments under the terms of the respective vendor contracts are as follows as of December 31, 2005 and June 30, 2006:

	December 31, 2005	June 30, 2006
Years ending December 31,
2006(1)	$586	$343
2007	579	579
2008	50	50
Total	1,215	972
Less current portion included in accounts payable	586	681
Long-term accounts payable	$629	$291

(1)           The June 30, 2006 amount reflects the future principal payments for the period July 1, 2006 to December 31, 2006.

Under certain circumstances, one of the Company’s vendors had the right to convert an accounts payable balance of $240 as of December 31, 2004 (none as of December 31, 2005) into a certain number of shares of the Company’s capital stock specified in the respective vendor contract. However, such conversion right lapsed during 2005 when the related accounts payable balance was extinguished.

Two of the Company’s vendor contracts contained nonrevolving lines of credit for the purchase of equipment in the aggregate amount of $5,000 through July 2, 2005 (as of December 31, 2005 and June 30, 2006, the Company had no additional borrowing capacity under these lines of credit). As of December 31, 2005 and June 30, 2006, the Company had utilized $3,063 of these lines of credit. The aggregate outstanding balance of $1,215 and $972 under these lines of credit as of December 31, 2005 and June 30, 2006, respectively, was collateralized by equipment with a net book value of approximately $2,950 and $2,785 as of such dates, respectively. These vendor contracts also contain certain covenants that, among other things, require the maintenance of a specified debt-to-equity ratio and restrict the incurrence of certain borrowings and liens on certain of the Company’s assets.

4. Leasing Arrangements

The Company leases its facilities and certain vehicles and equipment under leasing arrangements that have been accounted for as operating leases in the accompanying financial statements. Certain of the Company’s operating leases contain renewal options and rent escalation clauses.

Future minimum lease payments under operating leases with noncancelable terms in excess of one year were as follows as of December 31, 2005 and June 30, 2006:

	December 31, 2005	June 30, 2006
Years ending December 31,
2006(1)	$5,053	$5,312
2007	4,826	10,853
2008	4,816	11,026
2009	4,622	11,081
2010	4,725	11,354
Thereafter	23,755	55,519
Total minimum lease payments	$47,797	$105,145

(1)           The June 30, 2006 amount reflects the minimum lease payments for the period July 1, 2006 to December 31, 2006.

Rent expense under all operating leases for the years ended December 31, 2005, 2004 and 2003, the three months ended June 30, 2006 and 2005 and the six months ended June 30, 2006 and 2005 was $2,685, $932, $351, $1,961, $602, $3,365 and $1,058, respectively. Payments under the

Company’s operating leases that escalate over the term of the lease are recognized as rent expense on a straight-line basis.

5. Guarantees and Other Contingencies

From time to time, the Company enters into certain types of contracts that contingently require it to indemnify various parties against claims from third parties. These contracts primarily relate to: (i) certain real estate leases, under which the Company may be required to indemnify property owners for environmental and other liabilities, and other claims arising from the Company’s use of the applicable premises; (ii) certain agreements with the Company’s officers, directors and employees, under which the Company may be required to indemnify such persons for liabilities arising out of their employment relationship; (iii) contracts under which the Company may be required to indemnify customers against third-party claims that a Company product or service infringes a patent, copyright or other intellectual property right; and (iv) procurement or license agreements under which the Company may be required to indemnify licensors or vendors for certain claims that may be brought against them arising from the Company’s acts or omissions with respect to the supplied products or technology.

Generally, a maximum obligation under these contracts is not explicitly stated. Because the obligated amounts associated with these types of agreements are not explicitly stated, the overall maximum amount of the obligation cannot be reasonably estimated. Historically, the Company has not been required to make payments under these obligations, and no liabilities have been recorded for these obligations in the Company’s balance sheets.

The Company is subject to certain legal proceedings and claims in the ordinary course of business. In the opinion of management, the ultimate outcome of these matters will not have a material impact on the Company’s financial position or results of operations.

As of December 31, 2005 and June 30, 2006, the Company had disputes with certain vendors concerning the amounts owed to them for purchases of equipment. The Company believes that such disputes will be resolved in the near term without a material effect on the Company’s financial statements. One of the disputes was resolved during the second quarter of 2006 and did not have a material effect on the Company’s financial statements.

6. Convertible Preferred Stock

The following is a summary of the Company’s authorized, issued and outstanding convertible preferred stock:

	Shares Authorized		Shares Issued and Outstanding
	December 31,		December 31,
Series	2005	2004	2005	2004
Series A	225,000,000	—	223,850,026	—
Series A-1	—	21,064,815	—	21,064,815
Series B	—	34,229,207	—	34,229,207
Series C	—	43,506,841	—	43,506,841
	225,000,000	98,800,863	223,850,026	98,800,863

At June 30, 2006, the number of authorized, issued and outstanding shares of convertible preferred stock remained unchanged since December 31, 2005.

In July 2005, the Company issued 150,000,000 shares of Series A in a financing that generated net cash proceeds of $149,828. As a result of the Series A financing, all 98,800,863 issued and outstanding shares of Series A-1, Series B and Series C Convertible Preferred Stock were converted into 73,850,026 shares of Series A.

In July 2003, the Company issued 22,296,080 shares of Series B Convertible Preferred Stock (“Series B”) in a financing that generated net cash proceeds of $14,833. As a result, all 10,686,836 issued and outstanding shares of Senior Series 1 Convertible Preferred Stock and Senior Series 2 Convertible Preferred Stock and accrued dividends thereon were converted into 11,933,127 shares of Series B.

In connection with the issuance of convertible preferred stock in May 2002, the Company granted an entitlement to a maximum of 3,513,086 shares of common stock to certain stockholders if the number of shares of common stock reserved for issuance under the Stock Plan (Note 7)(the “Stock Plan Pool”) is increased above 3,466,667 shares prior to the consummation of a Qualified Series B Financing. The grant date fair value of this entitlement was estimated to be $176 using the Black-Scholes option valuation model and the following assumptions: a risk-free interest rate of 3.5%; no dividend yield; expected volatility of 70%; and an expected life of two years. Such grant date fair value was recorded as a component of additional paid-in capital in the Company’s statement of stockholders’ deficit for the year ended December 31, 2002, which reduced the amount of proceeds ascribed to the May 2002 convertible preferred stock transaction. In July 2003, in connection with the issuance of Series B, the Company amended the Stock Plan to increase the Stock Plan Pool and, therefore, issued 808,301 shares of common stock pursuant to the aforementioned entitlement.

Liquidation

In the event of any voluntary or involuntary liquidation of the Company, the holders of Series A are entitled to a per share liquidation preference (the “Preferred Stock Preferences”) of $1.00 plus any declared and unpaid dividends, prior and in preference to any distribution of any assets or property of the Company to the holders of the outstanding common stock. After payment or the setting apart for payment of the Preferred Stock Preferences, any remaining assets of the Company will be distributed ratably among the holders of common stock.

A change in control of the Company may, in certain circumstances, constitute a liquidation and trigger the liquidation preferences associated with the outstanding shares of Series A. Because a change in control could occur and not be solely within the control of the Company, all convertible preferred stock is considered to be redeemable and, therefore, is classified outside of permanent equity in the accompanying financial statements in accordance with the reporting requirements of the Securities and Exchange Commission as described in EITF Topic D-98, Classification and Measurement of Redeemable Securities. However, because the timing of any such redemption is uncertain, the Company will not accrete the carrying value of the convertible preferred stock to its liquidation preference value until it becomes probable that redemption will occur.

Voting

The holders of Series A have the same voting rights as common stockholders. The holders of Series A are entitled to elect eight of ten directors.

Dividends

If the Company declares and pays dividends or other distributions on its common stock, the holders of Series A are entitled to receive such dividends on a pro rata basis as if their shares had been converted into shares of common stock. Through December 31, 2005 and June 30, 2006, no dividends have been declared on the Series A or common stock.

Conversion

Each share of Series A is convertible at the option of the holder into shares of the Company’s common stock. Such conversion is determined by dividing $1.00 by the applicable conversion price. At the conversion price in effect as of December 31, 2005 and June 30, 2006, each share of Series A would convert into one share of common stock. The conversion price per share for Series A will be adjusted for certain dilutive issuances, stock dividends, stock splits, combinations or recapitalizations. Series A automatically converts into shares of common stock at the conversion price in effect upon the earlier of (i) the closing of an underwritten public offering registered under the Securities Act of 1933, as amended, covering the offer and sale of common stock at a public offering price of not less than $2.00 per share (adjusted to reflect stock dividends, stock splits, combinations or recapitalizations) with aggregate cash proceeds to the Company of at least $50,000 or (ii) the date specified by written consent or agreement of the holders of at least 75% of the outstanding shares of Series A.

As described in Note 1, all shares of Series A were converted (on a one-to-one basis) into shares of the Company’s common stock immediately prior to the consummation of the merger with First Avenue.

FiberTower Corporation
Notes to Financial Statements (All amounts are in thousands, except share and per share data)
(All information as of June 30, 2006 and for the three and six months ended
June 30, 2006 and 2005 is unaudited)

7. Stockholders’ Deficit

Founders’ Shares and Notes Receivable from Stockholders

In July 2000 and February 2001, the Company issued 15,000,000 shares of common stock (the “Founders’ Shares”) to the founders of the Company in exchange for cash in the amount of $70. In May 2002, the founders contributed 385,282 of such shares back to the Company without consideration. Ten percent of the Founders’ Shares vested in May 2002, and the remaining Founders’ Shares vest monthly over a four-year period beginning on May 31, 2002. As of December 31, 2005 and June 30, 2006, 1,096,104 and 0, respectively, Founders’ Shares remain subject to forfeiture and cancellation.

During July 2005, the Company accepted notes receivable aggregating $4,000 from the founders in exchange for cash. Such notes are collateralized by the (i) Founders’ Shares, the vested portion of which (11,600,432 shares) had an aggregate fair value, as determined by the Company, of $3,364 at the date the notes were issued and (ii) any other shares of the Company’s capital stock subsequently acquired by the founders. The principal component of these notes is (i) full recourse for the first 12 months and (ii) non-recourse thereafter; however, the interest component is full recourse, payable at maturity and nonrefundable. The notes bear interest at a fixed rate of 4.164%. The notes are not prepayable and they mature on the first to occur of July 2012 or the occurrence of any of the events specified in the note agreements, including the merger with First Avenue described in Note 1. Additionally, as specified in the note agreements, if, during the stipulated period after the issuance date of the notes, a founder (i) is terminated for cause by the Company or (ii) voluntarily resigns from the Company, then the Founders’ Shares collateralizing the notes will be tendered in full payment of the principal amount of the notes.

The notes receivable from stockholders, plus accrued interest, were fully repaid prior to the completion of the merger with First Avenue (Note 1).

For accounting purposes, the acceptance of these non-recourse (after the first anniversary date of the notes) notes receivable from the Company’s founders in exchange for cash was considered to be (i) the purchase of treasury shares by the Company and (ii) the simultaneous issuance to the founders of unexercised, partially vested options to purchase the number of shares of the Company’s common stock that collateralize the notes. Such deemed options had intrinsic value at the date of grant because the exercise price was less than the fair value of the Company’s common stock at such date, as determined by the Company. With respect to the deemed purchase of treasury shares, the Company recorded the aggregate principal balance of the notes, along with interest subsequently accrued, as a reduction of stockholders’ equity in the accompanying balance sheets as of December 31, 2005 and June 30, 2006. However, the related common shares continue to be presented as issued and outstanding for financial reporting purposes because the holders of such shares are legally entitled to vote these shares, participate in dividends, when and if declared by the Board of Directors, and enjoy the other rights of ownership of such shares while the notes are outstanding. With respect to the deemed issuance of unexercised, partially vested stock options to the Company’s founders, because the interest component of the notes is full-recourse, payable at maturity and nonrefundable, such stock options constitute fixed stock-based awards, which resulted in the recognition of stock-based compensation expense aggregating $238. The stock-based compensation of $189 associated with the vested portion of the deemed options was charged to operations at the date of grant in 2005. The remaining deferred stock-based compensation associated with the unvested portion of the deemed options of $49 was recognized over the vesting period using the graded vesting method.

Stock Option Plan

In May 2001, the Company adopted a stock option plan (the “Stock Plan”) pursuant to which the Board of Directors may grant options to purchase common stock, or issue shares of common stock, to employees, officers, directors, advisors or consultants of the Company. Incentive stock options (“ISOs”) are granted with an exercise price equal to the estimated fair value of the common stock at the date of grant. ISOs have a ten-year term, become fully exercisable upon vesting, and generally vest over one to four years. Through December 31, 2005 and June 30, 2006, 1,190,931 and 1,796,123 shares, respectively, of common stock have been issued under the Stock Plan through the exercise of options.

A summary of the stock option and common stock activity in the Stock Plan is as follows:

	Shares Available for Grant	Number of Shares	Exercise Price Per Share	Weighted- Average Exercise Price Per Share	Aggregate Intrinsic Value
Balance at December 31, 2002	1,267,263	3,428,388	$.05 - $0.100	$0.06
Additional shares reserved	4,473,362	—	—	—
Granted	(1,579,284)	1,579,284	$0.10 - $0.12	$0.12
Forfeited	248,760	(248,760)	$0.05 - $0.12	$0.07
Exercised	—	(149,479)	$0.05	$0.05
Balance at December 31, 2003	4,410,101	4,609,433	$0.05 - $0.12	$0.08
Additional shares reserved	2,600,000	—	—	—
Granted	(5,447,948)	5,447,948	$0.12 - $0.26	$0.25
Forfeited	1,207,186	(1,207,186)	$0.05 - $0.26	$0.16
Exercised	—	(639,601)	$0.05 - $0.12	$0.08
Balance at December 31, 2004	2,769,339	8,210,594	$0.05 - $0.26	$0.18
Additional shares reserved	18,235,828	—	—	—
Granted	(5,153,736)	5,153,736	$0.26 - $0.29	$0.27
Forfeited	1,384,964	(1,384,964)	$0.10 - $0.29	$0.26
Exercised	—	(365,497)	$0.05 - $0.26	$0.13
Common stock issued to nonemployee for services rendered	(50,000)	—	—	—
Balance at December 31, 2005	17,186,395	11,613,869	$0.05 - $0.29	$0.22
Granted	(3,687,380)	3,687,380	$1.42	$1.42
Forfeited	179,881	(179,881)	$0.12 - $0.29	$0.23
Exercised	—	(605,192)	$0.05 - $0.29	$0.21	$1,182
Balance at June 30, 2006	13,678,896	14,516,176	$0.05 - $1.42	$0.52	$40,449
Exercisable at December 31, 2005		5,129,804	$0.05 - $0.29	$0.16
Exercisable at June 30, 2006		6,245,911	$0.05 - $1.42	$0.30	$18,793

The following table summarizes information about stock options outstanding as of December 31, 2005:

Options Outstanding		Options Exercisable
Exercise Price Per Share	Number of Shares	Weighted- Average Remaining Contractual Life (Years)	Number Exercisable	Weighted Average Exercise Price
$0.05	1,599,297	5.83	1,569,087	$0.05
$0.10	583,548	6.78	463,805	$0.10
$0.12	1,080,209	7.70	910,560	$0.12
$0.26	5,912,579	8.67	1,813,032	$0.26
$0.29	2,438,236	9.60	373,320	$0.29
$0.05 - $0.29	11,613,869	8.29	5,129,804	$0.16

The following table summarizes information about stock options outstanding as of June 30, 2006:

Options Outstanding		Options Exercisable
Exercise Price Per Share	Number of Shares	Weighted- Average Remaining Contractual Life (Years)	Number Exercisable	Weighted Average Exercise Price
$0.05	1,495,222	5.35	1,494,388	$0.05
$0.10	565,216	6.29	518,286	$0.10
$0.12	956,629	7.20	832,930	$0.12
$0.26	5,803,813	8.20	2,540,345	$0.26
$0.29	2,009,416	9.13	211,125	$0.29
$1.42	3,685,880	9.67	648,837	$1.42
$0.05 - $1.42	14,516,176	8.27	6,245,911	$0.30

Information on stock option grants, net of forfeitures, for the year ended December 31, 2005 is summarized as follows:

Date of issuance	Type of Equity Issuance	Number of Options Granted	Exercise Price	Estimated Fair Market Value	Intrinsic Value Per Share
January 24, 2005	Employee Options	999,500	$0.26	$0.26	$0.00
May 17, 2005	Employee Options	736,500	$0.26	$0.26	$0.00
July 12, 2005	Employee Options	1,083,736	$0.29	$0.29	$0.00
September 27, 2005	Employee Options	1,404,500	$0.29	$0.29	$0.00

The fair value of the Company’s common stock during 2005 was determined by the Board of Directors based on a variety of factors, including independent valuations performed on a retrospective basis by an independent investment banking and valuation firm engaged by FiberTower.

On May 5, 2006, the Company granted options to certain employees and directors to purchase 3,687,380 shares of common stock at an exercise price of $1.42 per share, which was the estimated fair value of the Company’s common stock at the date of grant. Therefore, such options had no intrinsic value as of May 5, 2006. The fair value of the Company’s common stock as of May 5, 2006 was determined by the Board of Directors based on a variety of factors, including an independent valuation performed on a contemporaneous basis by an independent investment banking and valuation firm engaged by FiberTower.

The fair value of the options granted during the six months ended June 30, 2006 was determined using a Black-Scholes-Merton option pricing model and the assumptions set forth below:

Expected life of options	5.00 - 6.25 years
Volatility	70%
Risk-free interest rate	5.03%
Expected dividend yield	0.00%

The weighted-average grant-date fair value of stock options granted during the six months ended June 30, 2006 was $0.88 per share.

The Company recorded share-based payment expense of $513 for the three and six months ended June 30, 2006 relating to the May 5, 2006 employee stock option grants.

As of June 30, 2006, there was $2,000 of unrecognized compensation cost related to nonvested stock options. This cost is expected to be recognized over a weighted-average period of approximately 1.15 years.

The aggregate fair value of options accounted for under SFAS No. 123(R) that vested in the six-month period ended June 30, 2006 was $1,867.

In connection with the Agreement (Note 1), the Company agreed to provide certain severance benefits, including cash compensation and the acceleration of vesting of 50% of the then outstanding stock options, to any of its officers who are actually or constructively terminated within 12 months of the merger with First Avenue.

Certain of the Company’s key employees have executed agreements that provide for, upon (i) a change in control of the Company or (ii) termination of employment, the acceleration of vesting of stock options granted to such employees. The merger with First Avenue (Note 1) does not constitute a change in control and there was no accelerated vesting for such employees as a result of these agreements.

Nonvested Common Stock Awards

On May 12, 2006, in connection with the Agreement (Note 1), the Company agreed to grant two employees (one of whom is an executive officer) and a director a total of 467,907 shares of nonvested common stock (determined on a pre-Merger basis). On June 22, 2006, the board of directors modified the employees’ award of 311,938 shares to vest on the earlier of the following after the consummation of the merger with First Avenue: (i) the seventh day after earnings are released for the third quarter of 2006; (ii) the date of termination of such employee’s employment other than for cause; and (iii) such employee’s death. On June 22, 2006, the director’s award of 155,969 shares of restricted common stock (determined on a pre-Merger basis) was modified to vest on the earlier of the following after the consummation of the Merger: (i) the seventh day after earnings are released for the fourth quarter of 2006; (ii) the date of termination of such director’s services to the Company other than for cause; and (iii) the director’s death.

On June 22, 2006, the Company’s board of directors granted an executive officer of the Company 155,969 shares of restricted common stock (determined on a pre-Merger basis). This award will vest on the earlier of the following after the consummation of the merger with First Avenue: (i) the seventh day after earnings are released for the third quarter of 2006; or (ii) such person’s death.

The aggregate fair value of these nonvested common stock awards was based on the as-converted number of First Avenue’s common shares and the closing price of First Avenue’s common shares at the grant dates and is being recognized on a straight-line basis over the period from the grant dates through the estimated date of complete vesting. The Company recorded share-based payment expense of $613 for the three and six months ended June 30, 2006 in connection with these grants of nonvested common stock.

A summary of the nonvested common stock award activity for the six months ended June 30, 2006 is as follows:

	Number of Shares	Weighted-Average Grant-Date Fair Value Per Share
Balance at December 31, 2005	—	$—
Granted	623,876	$3.39
Vested	—	$—
Canceled	—	$—
Balance at June 30, 2006	623,876	$3.39

As of June 30, 2006, there was approximately $1,513 of unrecognized compensation cost related to nonvested common stock awards. This compensation cost is expected to be recognized over a weighted-average period of approximately two months. The aggregate intrinsic value of nonvested common stock awards outstanding at June 30, 2006 was $2,211.

Other Stock-Based Compensation

During the years ended December 31, 2005, 2004, and 2003, the Company granted nonstatutory stock options (“NSOs”) to advisors and consultants to purchase 20,000, 34,080 and 59,403 shares of common stock, respectively, at prices ranging from $0.10 to $0.29 per share. In general, NSOs granted to consultants vest and become exercisable immediately, and NSOs granted to advisors vest and become exercisable over two years. In accordance with SFAS No. 123 and related interpretations, these NSOs are initially recorded at fair value and periodically revalued over the vesting period. The Company recorded stock-based compensation expense of $4, $4 and $5 related to these NSOs during the years ended December 31, 2005, 2004, and 2003, respectively, using the Black-Scholes option valuation model and the following assumptions: risk-free interest rates ranging from 3.86% to 5.06%; no dividend yield; expected volatility of 70%; and an expected life of ten years. Through December 31, 2005, 103,489 shares of common stock have been issued through the exercise of NSOs.

Employee and nonemployee stock-based compensation expense was recorded in the statements of operations as follows:

	Year Ended December 31,			Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2003	2006	2005	2006	2005
Cost of service revenues	$53	$—	$4	$377	$—	$382	$—
Sales and marketing	104	3	—	24	—	34	—
General and administrative	77	1	1	727	—	732	—
Total	$234	$4	$5	$1,128	$—	$1,148	$—

During the year ended December 31, 2005, the Company issued 50,000 shares of fully-vested common stock to a consultant in exchange for services rendered. The fair value of such shares at the date of issuance of $14 was charged to general and administrative expense in 2005.

Common Stock Reserved for Future Issuance

Shares of common stock reserved for future issuance were as follows as of December 31, 2005 and June 30, 2006:

	December 31, 2005	June 30, 2006
Convertible preferred stock	225,000,000	225,000,000
Stock options	28,800,264	28,195,072
	253,800,264	253,195,072

8. Income Taxes

A reconciliation of FiberTower’s effective tax rate as a percentage of loss before income tax benefit and the federal statutory tax rate for the years ended December 31, 2005, 2004 and 2003 is as follows:

	2005	2004	2003
Federal statutory tax rate	34.0%	34.0%	34.0%
State income tax, net of federal benefit	6.0%	6.0%	6.0%
Change in valuation allowance	(40.0)%	(40.0)%	(40.0)%
Effective income tax rate	0.0%	0.0%	0.0%

Due to the Company’s (i) net operating losses since inception and (ii) present inability to recognize the potential benefits of its net operating loss carryforwards, as described below, no provision or benefit for income taxes has been recorded in the accompanying financial statements.

Deferred tax assets and liabilities at December 31, 2005 and 2004 are as follows:

	2005	2004
Deferred tax assets:
Net operating loss carryforwards	$18,000	$9,800
Other temporary differences	700	200
Total deferred tax assets	18,700	10,000
Deferred tax liabilities:
Property and equipment depreciation and impairment	(400)	(800)
Net deferred tax assets	18,300	9,200
Valuation allowance	(18,300)	(9,200)
Net deferred tax assets	$—	$—

Realization of the Company’s deferred tax assets is dependent upon future taxable income, the amount and timing of which are uncertain. Accordingly, the deferred tax assets have been fully offset by a valuation allowance. During the years ended December 31, 2005, 2004 and 2003, the Company increased the valuation allowance by approximately $9,100, $4,900 and $2,200, respectively.

As of December 31, 2005, the Company had federal and state net operating loss carryforwards of approximately $44,500 and $44,100, respectively. Such federal and state net operating loss carryforwards will expire at various dates (i) beginning in 2021 and ending in 2025 and (ii) beginning in 2009 and ending in 2015, respectively, if not utilized.

Utilization of the Company’s net operating loss carryforwards may be subject to a substantial annual limitation due to the ownership change limitations included in the Internal Revenue Code of 1986, as amended, and similar state provisions. These annual limitations may result in the expiration of net operating losses before they are utilized.

9. Retirement Savings Plan

The Company maintains a 401(k) retirement savings plan (the “Savings Plan”) for its permanent employees. Each participant in the Savings Plan may elect to contribute a percentage of his or her annual compensation to the Savings Plan, up to a specified maximum amount per year. The Company, at its discretion, may also make contributions to the Savings Plan. The Company made no contributions to the Savings Plan during the years ended December 31, 2005, 2004 and 2003 and the three and six months ended June 30, 2006 and 2005. Benefits payable under the Savings Plan are limited to Company and employee contributions and earnings thereon.

10. Related Party Transactions

During the years ended December 31, 2005, 2004 and 2003 and the three and six months ended June 30, 2006 and 2005, the Company leased colocation space from certain stockholders that (i) own greater than 10% of the Company’s outstanding equity securities and/or (ii) have representatives who serve on the Company’s Board of Directors. One of these related parties also provided the Company with certain services pertaining to its network operations center during such years. The aggregate operating expenses included in the accompanying statements of operations for the year ended December 31, 2005 and the six months ended June 30, 2006 and 2005 pertaining to these lease and service arrangements were approximately $433, $648 and $162, respectively (the Company does not consider the corresponding amounts for the years ended December 31, 2004 and 2003 to be material to its financial statements).

During the years ended December 31, 2005, 2004 and 2003, (i) a member of the Company’s Board of Directors and (ii) an investor in the Company served as consultants to the Company on various aspects of the Company’s business and strategy. These individuals were compensated for their services with varying amounts of cash and stock options, which the Company does not consider to be material to the accompanying financial statements.